UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
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THE AES CORPORATION

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2023

aes

Proxy statement

Accelerating the future of energy, together

Outstanding Equity Awards at Fiscal Year-End (2022)	51
Option Exercises and Stock Vested (2022)	53
Non-Qualified Deferred Compensation (2022)	54
Narrative Disclosure Relating to the Non-Qualified Deferred Compensation Table	55
Potential Payments Upon Termination or Change-in-Control	56
Additional Information Relating to Potential Payments Upon Termination of Employment or Change-in-Control	57
Payment of Long-Term Compensation Awards in the Event of Termination or Change-in-Control as Determined by the Provisions Set Forth in the 2003 Long-Term Compensation Plan (for all NEOs)	58
CEO Pay Ratio	60
Compensation Committee Report	61
Risk Assessment	62
PAY VERSUS PERFORMANCE DISCLOSURE	63
AUDIT MATTERS	66
Report of the Financial Audit Committee	66
Information Regarding the Independent Registered Public Accounting Firm	67
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS, AND EXECUTIVE OFFICERS	69
Shares Beneficially Owned by Directors and Executive Officers	69
Shares Beneficially Owned by Greater Than 5% Stockholders	70
ANNUAL MEETING PROPOSALS	72
Proposal 1: Election of Directors	72
Proposal 2: Approval, on an Advisory Basis, of the Company’s Executive Compensation	73
Proposal 3: To Approve, on an Advisory Basis, of the Frequency of Future Advisory Votes on the Company’s Executive Compensation	74
Proposal 4: Ratification of the Appointment of Ernst & Young LLP as the Independent Auditor of the Company for Fiscal Year 2022	75
Proposal 5: If Properly Presented, to Vote on a Non-Binding Stockholder Proposal to Subject Termination Pay to Stockholder Approval	76
IMPORTANT INFORMATION ABOUT AES’ VIRTUAL ANNUAL MEETING	80
QUESTIONS AND ANSWERS REGARDING THE PROXY STATEMENT AND ANNUAL MEETING	82
Appendix A: NON-GAAP MEASURES	85

March 3, 2023

Dear Fellow Stockholder:

It is my pleasure to invite you to participate in The AES Corporation (the “Company”) 2023 Annual Meeting of Stockholders (the “Annual Meeting”), which will be conducted virtually via live webcast on Thursday, April 20, 2023, starting at 9:30 a.m. EDT. The Board of Directors (the “Board”) believes that hosting a virtual meeting enables increased Stockholder participation and access, improves efficiency, and reduces costs and environmental impacts. Stockholders will be able to listen, vote and submit questions from any location with internet connectivity. Additional information on how to attend and participate in the Annual Meeting can be found on page 80 of the accompanying Proxy Statement.

The agenda items for the Annual Meeting are: (i) election of directors, (ii) approval, on an advisory basis, of the Company’s executive compensation, (iii) approval, on an advisory basis, of the frequency of future advisory votes on the Company’s executive compensation, (iv) ratification of the appointment of Ernst & Young LLP as the independent auditor of the Company for fiscal year 2023, and (v) if properly presented, to vote on a non-binding Stockholder proposal to subject termination pay to Stockholder approval. These proposals are described in more detail in the following Notice of 2023 Annual Meeting of Stockholders and Proxy Statement.

We are proud of the execution of our strategic priorities. We greatly expanded our renewables business across all dimensions—including those in operation, those with signed Power Purchase Agreements (PPAs) and those in development. In 2022 we were recognized by BNEF as the #1 global clean energy developer for corporations. For the second year in a row, we brought online approximately 2 GW of new wind, solar and energy storage projects. We also signed PPAs for 5.2 GW of new renewables—the most in our history.

As further described in Board and Committee Governance beginning on page 15 of the accompanying Proxy Statement, we continue to review and improve our governance practices.

Your Vote is Important. Stockholder attendance at our annual meetings helps maintain communications between the Company and our Stockholders and improves Stockholders’ understanding of our business and culture. We hope you will be able to join us. Whether or not you plan on attending the Annual Meeting, you can confirm that your shares are represented at the meeting by promptly voting and submitting your proxy by internet or telephone, or by returning your Proxy Card or voting instruction card. Additional information on how to vote can be found in the Proxy Statement Summary.

Sincerely,

John B. Morse, Jr. Chairman and Lead Independent Director

2023 Proxy Statement | 1

Notice of 2023 Annual Meeting of Stockholders

Date & Time	Location
9:30 a.m. EDT April 20, 2023	meetnow.global/MLQGQLZ

Record Date
Stockholders of record at the close of business on March 1, 2023 are entitled to notice of, and to vote at, The AES Corporation (the “Company”) 2023 Annual Meeting of Stockholders (the “Annual Meeting”).

Items of business
1.Election of directors;
2.Approval, on an advisory basis, of the Company’s executive compensation;
3.Approval, on an advisory basis, of the frequency of future advisory votes on the Company’s executive compensation;
4.Ratification of the appointment of Ernst & Young LLP as the independent auditor of the Company for fiscal year 2023;
5.If properly presented, to vote on a non-binding Stockholder proposal to subject termination pay to Stockholder approval; and
6.To transact such other business as may properly come before the Annual Meeting.

Proxy Voting
Your vote is important. Please vote your shares promptly to confirm the presence of a quorum during the Annual Meeting. You may vote your shares via the internet, by telephone, or by signing, dating, and returning your Proxy Card or voting instruction card. For specific voting instructions, please refer to the information provided in the following Proxy Statement or the voting instructions you receive via the internet or mail.

Important notice regarding the availability of proxy materials for the Annual Meeting to be held on Thursday, April 20, 2023: the Proxy Statement, Annual Report on Form 10-K and related proxy materials are available free of charge at www.envisionreports.com/aes.

By Order of the Board of Directors,

Paul L. Freedman
Executive Vice President, General Counsel and Corporate Secretary
March 3, 2023

2023 Proxy Statement | 2

PROXY STATEMENT

The AES Corporation
4300 Wilson Blvd.
Arlington, VA 22203, USA
www.aes.com

March 3, 2023

The Board of Directors (the “Board”) of The AES Corporation (the “Company” or “AES”) is soliciting proxies to be voted on the Stockholders’ behalf at the 2023 Annual Meeting of Stockholders (the “Annual Meeting”).
The Annual Meeting will commence at 9:30 a.m. EDT on Thursday, April 20, 2023. The Annual Meeting will be held virtually via live webcast and Stockholders of record as of March 1, 2023 may attend and participate in the Annual Meeting at meetnow.global/MLQGQLZ.
This Proxy Statement provides information regarding the matters to be voted on at the Annual Meeting, as well as other information that may be useful to you. In accordance with rules adopted by the United States Securities and Exchange Commission (the “SEC”), instead of mailing a printed copy of our proxy materials to each Stockholder of record, we are furnishing proxy materials to our Stockholders on the internet. If you received a Notice of Internet Availability of Proxy Materials (the “Notice”) by mail, you will not receive a printed copy of the proxy materials other than as described below. Instead, the Notice will instruct you as to how you may access and review all of the important information contained in the proxy materials. The Notice also instructs you as to how you may submit your Proxy over the internet. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice.
This Proxy Statement, the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 (the “AES Form 10-K”) and related proxy materials are first being made available to Stockholders on March 3, 2023. These materials are available at www.envisionreports.com/aes for registered holders of AES stock and at www.edocumentview.com/aes for beneficial holders of AES stock. In accordance with SEC rules, each of these websites provides complete anonymity with respect to a Stockholder accessing the websites.
At the close of business on March 1, 2023, the record date, there were 669,030,884 shares of common stock outstanding. Each share of common stock is entitled to one vote.

2023 Proxy Statement | 3

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Proxy Statement may contain forward-looking statements regarding us, our business, prospects and our results of operations that are subject to certain risks and uncertainties posed by many factors and events that could cause our actual business, prospects and results of operations to differ materially from those that may be anticipated by such forward-looking statements. These statements include, but are not limited to, statements regarding management’s intent, beliefs, and current expectations and typically contain, but are not limited to, the terms “anticipate,” “potential,” “expect,” “forecast,” “target,” “will,” “would,” “intend,” “believe,” “project,” “estimate,” “strategy”, “future”, “opportunity”, “plan,” “strive,” “seek,” “aim,” “work towards” and similar words. Forward-looking statements are not intended to be a guarantee of future results, but instead constitute current expectations based on reasonable assumptions. Factors that could cause or contribute to such differences include, but are not limited to, risks related to those described in the AES Form 10-K and subsequent filings with the SEC.

Readers are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date of this Proxy Statement. We undertake no obligation to revise any forward-looking statements in order to reflect events or circumstances that may subsequently arise, except as required by law. If we do update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements. Readers are urged to carefully review and consider the various disclosures made by us in this Proxy Statement and in our other reports filed with the SEC that advise of the risks and factors that may affect our business.

PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement. Please refer to the complete Proxy Statement and the AES Form 10-K before you vote.
MEETING INFORMATION

2023 Annual Meeting of Stockholders

Date and Time:
Your Vote is Important!
You may vote online before the Annual Meeting by submitting a proxy over the internet or by telephone. If you requested a paper copy of the proxy materials, including a paper copy of the Proxy Card, you may vote by mail.

April 20, 2023, 9:30 a.m. EDT

Record Date:
March 1, 2023

Location:
meetnow.global/MLQGQLZ

Online	By Phone	By Mail
Registered Holders: www.envisionreports.com/aes Beneficial Holders: www.edocumentview.com/aes	Call the phone number located on your Proxy materials	Complete, sign, date and return your Proxy Card or voting instruction card in the envelope provided

2023 Proxy Statement | 4

Voting Matters	Board of Directors’ Recommendations
1. Election of Directors	FOR each Director Nominee
2. Approval, on an Advisory Basis, of the Company’s Executive Compensation	FOR
3. Approval, on an Advisory Basis, of the Frequency of Future Advisory Votes on the Company’s Executive Compensation	FOR ONE YEAR
4. Ratification of the Appointment of Ernst & Young LLP as the Independent Auditor of the Company for Fiscal Year 2023	FOR
5. If Properly Presented, to Vote on a Non-Binding Stockholder Proposal to Subject Termination Pay to Stockholder Approval	AGAINST

Corporate Governance
Our Corporate Governance Policies Reflect Best Practices

Annual Election of All Directors	96% Average Attendance of Incumbent Directors at Board and Committee Meetings

Non-Executive, Independent Chair Since 2003	Financial Audit, Compensation and Governance Committee Members Are All Independent

Nine of Ten Director Nominees Are Independent	Directors Are Subject to Rigorous Stock Ownership Requirements

Annual Board and Committee Self-Evaluations and Review of Director Qualifications	Director Compensation Reviewed Annually

Executive Sessions of Independent Directors Held at Each Regularly Scheduled Board Meeting, and Directors Meet Periodically Throughout the Year with Individual Members of Management	Directors Subject to Term Limits; Average Tenure is 7.6 Years

Five of Ten Director Nominees Are Women; Four of Ten Director Nominees are Racially/Ethnically Diverse	Women and Racially/Ethnically Diverse Individuals Included in the Initial Pool from which Director Nominees are Chosen

Board Oversight of Cybersecurity Programs, Policies, and Practices	Governance Committee Oversight Over Environmental and Safety Programs, Policies, and Practices

Compensation Committee Oversight Over Human Capital Management Matters, Including Talent Acquisition, Development, Retention and Diversity & Inclusion
Non-employee Directors may not serve on more than four public boards of directors and Directors who also serve as executive officers of publicly-traded companies should generally not serve on more than one public company board

2023 Proxy Statement | 5

Director Nominee Statistics. The following table highlights some of the characteristics of our Director nominees. Further discussion on the qualifications and experience of Director nominees is included in the Director Characteristics and Succession Planning section of this Proxy Statement.

Gender Diversity	Racial/Ethnic Diversity	Average Age	Independence	Average Tenure
50%	40%	65 years	90%	7.6 years

2022 Stockholder Engagement Program

We place great value on Stockholder outreach, and engage regularly with our principal investors to gain insight into the governance issues about which they care most. We seek a collaborative and mutually beneficial approach to issues of importance to investors that affect our business and aim to adopt corporate governance practices that are informed by, and generally are in line with, our Stockholders’ expectations. In 2022, we engaged with Stockholders to discuss topics, including, but not limited to, Environmental, Social and Governance (“ESG”) matters, including climate-related disclosures, diversity and inclusion efforts as well as executive compensation and perspectives on severance or termination pay. Our Stockholder Engagement regarding executive compensation informed the Board’s decision to adopt a Severance Policy in October 2022.

Executive Compensation
Our philosophy is to provide compensation opportunities within a competitive range of the 50th percentile of survey data specific to our revenue size and industry. We then design our incentive plans to pay for performance, with more compensation paid when performance exceeds expectations and less compensation paid when performance does not meet expectations. Thus, the actual compensation realized by our Named Executive Officers (“NEOs”) will depend on our actual performance.

AES’ Compensation Committee reviews executive compensation program components, targets and payouts on an annual basis to confirm pay-for-performance alignment. Our performance is evaluated against both short-term goals, which support AES’ business strategy, and long-term goals, which measure the creation of Stockholder value.

2023 Proxy Statement | 6

Compensation and Benefits Best Practices

Target Total Compensation at Approximately the 50th Percentile	Director and Executive Officer Stock Ownership Guidelines

Independent Consultant Retained by the Compensation Committee	Executive Compensation Clawback Policy

Double-Trigger Change-in-Control Vesting with Equity Awards	No Change-in-Control Excise Tax Gross-Ups

No Perquisites for our Executive Officers	No Backdating or Option Repricing

All AES Employees and Directors Prohibited from Hedging or Pledging of AES Stock	Annual Review of Risk Related to Compensation Programs

No Special Retirement Benefit Formulas for Executive Officers	Pay-for-Performance Alignment

Mix of AES-Specific and Relative Performance Goals	Caps on Annual and Long-Term Incentive Payouts

In 2022, AES received over 94% support for its NEO compensation based on the shares voted in favor of the 2022 Say on Pay proposal. In 2022, as in prior years, the Compensation Committee considered input from our Stockholders and other stakeholders as part of its annual review of AES’ executive compensation program.

Please see the Compensation Discussion and Analysis section in this Proxy Statement for a detailed description of our executive compensation programs.

[Remainder of Page Intentionally Left Blank]
2023 Proxy Statement | 7

CORPORATE GOVERNANCE AT AES

Corporate Governance Practices

AES is committed to best practices in corporate governance. Highlights for our corporate governance practices are described below:

•Independent Board. Nine out of Ten Director nominees are independent.

•Separation of the Roles of Chief Executive Officer (“CEO”) and Chair. These roles are separate and our Chairman is an independent Director.

•Annual Elections of Directors by Majority Vote. All of our Directors are accountable to Stockholders through an annual election with a majority vote standard.

•No Supermajority Voting Provisions. Neither our Sixth Restated Certificate of Incorporation (“Charter”) or our Amended and Restated By-Laws (“By-Laws”) contain any supermajority voting provisions.

•Proxy Access. Stockholders may nominate Directors through proxy access.

•Stockholder Right to Call a Special Meeting. Stockholders holding 25% of the outstanding shares of the Company’s stock have the right to call special meetings of Stockholders.

•Stockholder Right to Act by Written Consent. Stockholders have the right to act by a written consent signed by Stockholders holding no less than the minimum number of votes necessary to authorize an action at a meeting.

•Rigorous Director Stock Ownership Requirements. Non-employee Directors are expected to hold equity ownership in the Company of at least five times the Director’s annual Board retainer within five years after election to the Board.

•Director Overboarding Policy. Non-employee Directors may not serve on more than four public boards of directors, including the Company’s Board, and members of the Financial Audit Committee (the “Audit Committee”) may not serve on more than three audit committees of public boards, including the Company’s Audit Committee. Directors who also serve as executive officers of publicly-traded companies should generally not serve on more than one public company board, in addition to their employer’s board.

•Communication with the Board. Stockholders may communicate with any individual Director, any Board committee, or the full Board.

•Director Engagement. Director nominees attended 99% of Board and committee meetings in 2022.

•Annual Say on Pay Vote. Every year since 2012, AES has received over 94% support for its NEO compensation based on the shares voted on its Say on Pay proposal.

•Annual Board and Committee Self-Evaluations. Through this process, the Board annually reviews the qualifications, experiences, and contributions of its Directors to confirm that the Board comprises the right mix to achieve AES’ strategic goals.

•Limit on Director Tenure to Provide Fresh Board Perspectives. Under our Corporate Governance Guidelines, we expect that Directors will serve for at least four consecutive one-year terms but no more than 15 cumulative one-year terms.

•Diverse Pool of Director Nominee Candidates. Our Corporate Governance Guidelines require that qualified women and racially/ethnically diverse individuals are included in the initial pool of candidates from which director nominees are chosen.
2023 Proxy Statement | 8

Environmental and Social Highlights
AES has a wide range of initiatives that are designed to improve lives today and support a more just, equitable and sustainable future. We strive to promote positive impact through greener, smarter energy solutions. By working together with all our stakeholders, we aim to empower our people and businesses; improve long-term returns to our investors; and co-create innovative solutions for our customers, partners, and the communities in which we operate.

We have received numerous recognitions for our environmental and social practices, some of which are highlighted below:

2023 Proxy Statement | 9

The Company has a number of environmental and social initiatives described in further detail below.

Environment
Environmental stewardship and leadership are key parts of our business and we aim to develop environmentally responsible energy solutions.

Environmental Policy and Practices	AES’ environmental policy seeks to:
Work towards a smarter, greener energy future and help our industry transition to low-carbon and zero-carbon sources of energy.
Take decisive, measurable actions to both transform our own generation portfolio and help others decarbonize by co-creating innovative energy solutions.
Incorporate our business principles and practices in our culture and in the daily management of our business.

Sustainable Operations
We are committed to lowering our greenhouse gas emissions and accelerating a greener energy future by shifting our portfolio towards less carbon-intensive sources of generation with an emphasis on zero-carbon technologies like wind and solar. We have grown our renewables business significantly in recent years and in 2022, we were awarded contracts for approximately 5.2 GW of renewable power, bringing our backlog of projects, those with signed contracts, but which are not yet in operation to 11.4 GW. We are working toward developing new solutions that are expected to enable other sectors of the economy and our customers to make their operations more sustainable. This approach has led to the co-creation of several first-of-its-kind industry innovations, including agreements to supply 24/7 carbon-free energy for global data center companies. Our unique capabilities in developing tailored energy solutions, enabled us to partner with Air Products to announce our plans to develop, build, own and operate the largest green hydrogen production facilities in the United States.

Social
We strive to develop strong, proactive and consistent relationships with all our stakeholders, including our people, customers, investors, communities, lenders, governments, partners, regulatory agencies and trade associations among others. Engagement with our stakeholders is necessary for our business to function, both daily and to achieve our short and long-term strategic objectives. The success we have achieved would not be possible without the leadership, motivation, knowledge and skills that our people bring to work every day and the trust-based relationships formed with our stakeholders.

Safety and Health
Safety is our first value. Conducting safe operations is the cornerstone of our daily activities and decisions. To help keep our people safe, AES has established a Safety Management System (“SMS”) Global Safety Standard that applies to all AES employees, as well as contractors working in AES facilities and construction projects. The SMS requires continuous safety performance monitoring, risk assessment, and performance of periodic integrated environmental, health, and safety audits. The SMS provides a consistent framework for all AES operational businesses and construction projects to set expectations for risk identification and reduction, measure performance, and drive continuous improvements. AES calculates lost time incident (“LTI”) rates for our employees and contractors based on OSHA standards, based on 200,000 labor hours, which equates to 100 workers who work 40 hours per week and 50 weeks per year. In 2022, there was a 10% decrease in LTI cases. In 2022, AES’ LTI Rate was 0.162 for AES people, 0.018 for operational contractors, and 0.055 for construction contractors. In 2022, the Company had two contractor work-related fatalities.

There is ownership and responsibility for safety at all levels across AES. We aim to put safety first and we measure our successes by how safely we achieve our goals, including by linking a portion of incentive compensation to our safety performance.

2023 Proxy Statement | 10

Stakeholder Engagement
AES businesses directly engage with the local communities and support programs that aim to make a community stronger economically, socially, and environmentally. Working together with our partners and various stakeholders, we tailor our impact programs to respond to the needs and resources of our communities, and deliver long-lasting benefits.

Strong partnerships allow us to work together to develop positive impact programs, lead a responsible energy transition, integrate innovative energy solutions, and create long-term value within communities. Partners include government agencies, development agencies, municipalities, non-governmental organizations, customers, universities and technical institutions, business partners, and subcontractors.

Human Rights	We believe it is our responsibility to conduct business with the highest level of integrity, ethics and compliance.
The AES Human Rights Policy formalizes our long-standing commitment to uphold and respect human rights.

Talent Management
We have a comprehensive approach to managing our talent and our developing leaders to assist our people in possessing the right skills for today and tomorrow, whether that requires us to build new business models or leverage leading technologies. To empower employees, we provide a range of development programs and opportunities, skills, and resources they need to be successful by focusing on experience and exposure, learning through others, and formal programs. For example, our Global Energy4Talent Trainee Program provides passionate early career professionals with experience and exposure throughout the company. Throughout the two-year program with rotations every six months, trainees are responsible for leading strategic projects developed with the help of an AES mentor and area leaders. This program is designed to encourage new and fresh perspectives that feeds innovation while supporting the sharing of best practices across the organization.

Global Diversity and Inclusion	At AES, we believe that our individual differences make us stronger. Our Diversity and Inclusion Program complements who we are by reinforcing our values and supporting our mission and strategy.
Our global Diversity and Inclusion Program aims to:
Create a common language and understanding about diversity and inclusion;
Take actions to reduce unconscious bias to increase inclusivity;
Foster a culture of diversity and inclusivity; and
Track our program’s results leveraging a balanced scorecard approach, which considers tracking gender balance in talent pools and leadership positions, training participation, and community engagements, among other metrics.

2023 Proxy Statement | 11

Our Culture
AES businesses in the following locations are currently certified as a “Great Place to Work” by the Great Place to Work Institute:
•Argentina
•Chile
•Colombia
•Dominican Republic
•El Salvador
•Mexico
•Panama
•Puerto Rico
•United States

In 2022, AES businesses were also ranked as the top “Great Place to Work” in both Panama and Puerto Rico, and the AES Servicios América business in Argentina ranked fifth in the country as a “Great Place to Work for Women.”

[Remainder of Page Intentionally Left Blank]
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Related Person Policies and Procedures

Our Governance Committee has adopted, in writing, The AES Corporation Policy and Procedures With Respect to Related Person Transactions, which sets forth the procedures for the review, approval, ratification, and oversight of any transaction, arrangement or relationship (including indebtedness or guarantee of indebtedness), or any series of similar transactions, arrangements or relationships in which (i) the Company (including any of its subsidiaries) was, is or will be a participant and the amount involved exceeds $120,000 and (ii) any Director or Executive Officer of the Company, any Director nominee, any person who is known to be the beneficial owner of more than 5% of any class of the Company’s voting securities, any immediate family member of any of the foregoing person, or any firm, corporation or other entity in which any of the of the foregoing persons is employed or is a partner or principal or in a similar position or in which such person has a 10% or greater beneficial ownership interest (each, a “Related Person”), had, has, or will have, a direct or indirect material interest, except those transactions, arrangements or relationships that would not be required to be disclosed pursuant to SEC rules after considering the materiality thresholds and exceptions to disclosure set forth in Item 404 of Regulation S-K (a “Related Person Transaction”). Under this policy, prior to entering into, or amending, a potential Related Person Transaction, the Related Person or applicable business unit leader must notify the General Counsel who will assess whether the transaction is a Related Person Transaction. If the General Counsel determines that the proposed transaction is a Related Person Transaction, the details of the transaction will be submitted to the Audit Committee for review and consideration. The Audit Committee will either approve or reject it after taking into account factors including, but not limited to, the following:

•the benefits to the Company;
•the materiality and character of the Related Person’s direct or indirect interest, and the actual or apparent conflict of interest of the Related Person;
•the impact on a Director’s independence in the event the Related Person is a Director or a Director nominee, an immediate family member of a Director or a Director nominee or an entity in which a Director or a Director nominee is an executive officer, partner, or principal;
•the commercial reasonableness of the Related Person Transaction and the availability of other sources for comparable products or services;
•the terms of the Related Person Transaction;
•the terms available to unrelated third parties or to employees generally;
•any reputational risk the Related Person Transaction may pose to the Company; and
•any other relevant information.
In the event that the General Counsel, in consultation with the CEO, determines that it is not reasonable or practicable for the Company to wait until the next Audit Committee meeting to review a Related Person Transaction, the details of the Related Person Transaction may be submitted to a member of the Audit Committee who will possess delegated authority to act on behalf of the Audit Committee between Audit Committee meetings with respect to the review and approval of Related Person Transactions. Any approvals by such member between Audit Committee meetings must be reported to and ratified by the Audit Committee at the next Audit Committee meeting.

In addition, in the event that the Company becomes aware of a Related Person Transaction that has not been the subject of a reasonable prior review and approval or previous ratification under the policy, such transaction will be submitted to the Audit Committee or its delegate as promptly as practicable for consideration. The Audit Committee or its delegate will evaluate all options with respect to the transaction, including, but not limited to, ratification, amendment or termination of the transaction.

If a Related Person Transaction will be ongoing, the Audit Committee will be responsible for overseeing such Related Person Transaction and may establish guidelines for the Company’s management team to follow in its ongoing dealings with the Related Person. At the Audit Committee’s first meeting of each fiscal year, the Audit Committee shall review any previously approved or ratified Related Person Transactions that remain ongoing to evaluate their continued appropriateness.

There were no Related Person Transactions in 2022.

2023 Proxy Statement | 13

Communications with the Board or Its Committees
The Board offers several e-mail addresses, as set forth below, for Stockholders and interested parties to send communications through the Company’s Office of the Corporate Secretary of the Company to the Board as a whole, to individual non-management Directors and/or to the following committees of the Board:

AES Board of Directors or Individual Directors:	Governance Committee:	Compensation Committee:
AESDirectors@aes.com	NomGovCommitteeChair@aes.com	CompCommitteeChair@aes.com

Financial Audit Committee:	Innovation and Technology Committee:
AuditCommitteeChair@aes.com	InnovationCommitteeChair@aes.com
A member of the Corporate Secretary’s Office will forward to the relevant party all communications that, in his or her judgment, are appropriate for consideration by such party. Examples of communications that would not be considered as appropriate for consideration by the full Board or individual Directors include commercial solicitations, requests for employment and matters not relevant to Stockholders, the functioning of the Board or the affairs of the Company.

Additional Governance Information
Our Corporate Governance Documents

Sixth Restated Certificate of Incorporation	Financial Audit Committee Charter

Amended and Restated By-Laws	Compensation Committee Charter

Corporate Governance Guidelines	Governance Committee Charter

Code of Conduct	Innovation and Technology Committee Charter

Our Corporate Governance Guidelines and Committee Charters have been adopted by the Board. These and our other Corporate Governance documents are available on the Company’s website (https://www.aes.com/investors/governance). Copies of the documents are available in print without charge by making a written request to: Office of the Corporate Secretary, The AES Corporation, 4300 Wilson Boulevard, Arlington, VA 22203.

AES Code of Business Conduct

The Code of Conduct was adopted by the Board and governs the actions of Directors and everyone who works at AES, including employees of AES’ subsidiaries and affiliates. The Code of Conduct is available on the Company’s website (https://www.aes.com/ethics-compliance). A copy of the Code of Conduct is available in print without charge by making a written request to: Office of the Corporate Secretary, The AES Corporation, 4300 Wilson Boulevard, Arlington, VA 22203. If any amendments to, or waivers from, the Code of Conduct are made, we will disclose such amendments or waivers on our website (https://www.aes.com).

References to our website throughout this Proxy Statement are provided for convenience only and the content on our website does not constitute a part of this Proxy Statement.
2023 Proxy Statement | 14

BOARD AND COMMITTEE GOVERNANCE

Board Leadership Structure

Our Corporate Governance Guidelines require the separation of the offices of the Chairperson of the Board (“Chair”) and CEO. The Chair of the Board is selected by a majority vote of the members of the Board. If the Chair is independent, he or she will also serve as Lead Independent Director. Jay B. Morse, Jr., an independent director, currently serves as Chairman and Lead Independent Director.

If the Chair is not independent, the Company’s independent Directors will designate one of the independent Directors on the Board who has served for at least one year to serve as the Lead Independent Director. The Lead Independent Director’s duties include calling meetings of the independent directors, approving information and meeting agendas sent to the Board, coordinating the activities of the independent Directors, coordinating the agenda for and moderating sessions of the Board’s independent Directors, approving meeting schedules to assure that there is sufficient time for discussion of all agenda items, being available for consultation and direct communication if requested by majority stockholders and facilitating communications among the other members of the Board. We believe this structure, coupled with independent Directors serving as Chairs of each of our Board Committees, provides strong leadership for our Board and independent risk oversight, while positioning our CEO as the leader of the Company for our investors, counterparties, employees and other stakeholders.

Our Board determines the best leadership structure for the Company. As part of our annual Board self-evaluation process, the Board evaluates issues such as independence of the Board, communication between Directors and Management, the relationship between the CEO and the Chair, and other matters that may be relevant to our leadership structure. The Company recognizes that in the event that circumstances facing the Company change, a different leadership structure may be in the best interests of the Company and its Stockholders.

Director Independence

Our Board currently has ten independent members. We have four Board Committees, three of which comprise solely independent Directors, with a different independent Director serving as Chair of each such Committee.

We are required to have a majority of independent Directors serving on our Board and may only have independent Directors serving on each of our (i) Audit Committee, (ii) Compensation Committee, and (iii) Governance Committee pursuant to the rules of the New York Stock Exchange (the “NYSE”) and, with respect to our Audit Committee, the rules and regulations under the Securities Exchange Act of 1934 (the “Exchange Act”).

Under the NYSE rules, no Director qualifies as “independent” unless the Board affirmatively determines that the Director has no material relationship with the Company (directly, or as a partner, Stockholder, or officer of an organization that has a relationship with the Company). The Board makes independence determinations based on all relevant facts and circumstances when assessing the materiality of any relationship between the Company and a Director or a Director’s affiliation with other businesses or entities that have a relationship with the Company.

Our Board undertook an annual review of Director independence in February 2023, considering the criteria for independence set forth in the listing standards of the NYSE and any other relevant facts and circumstances that may have come to the Board’s attention, after inquiry, relating to transactions, relationships or arrangements between a Director or any member of their immediate family (or any entity of which a Director or an immediate family member is an Executive Officer, general partner or significant equity holder) on the one hand, and AES or any of its subsidiaries or affiliates, on the other hand, that might signal potential conflicts of interest, or that might influence the Director’s relationship with AES or any of its subsidiaries. The Board considered the independence issue not merely from the standpoint of the Director, but also from that of the persons or organizations with which the Director or Director nominee is affiliated.

Based on its review, our Board determined that each of our current Directors (Messrs. Miller, Monié, and Morse, Mses. Davidson, Koeppel, Laulis, Sebastian, and Shaughnessy, and Drs. Khanna and Naím), other than Mr. Gluski, qualifies as independent under the NYSE rules. Mr. Gluski is not considered independent because of his employment with the Company. Our Board also determined that each member of our Audit Committee (Mr. Miller, Mses. Davidson, Sebastian, and Shaughnessy, and Drs. Khanna and Naím) qualifies as independent under the independence standards for audit committee members under the Exchange Act.
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Director Attendance

Under our Corporate Governance Guidelines, Directors are expected to attend Board meetings and meetings of Committees on which they serve in person or by telephone conference, and Directors are encouraged to attend the Company’s annual meeting. A director who is unable to attend a meeting is expected to notify the Chair of the Board or the Chair of the appropriate committee in advance of such meeting.

In 2022, our Board convened ten times and our Board Committees convened for the number of meetings specified in the chart below, overall attendance was 96%. James Miller attended only 71% of the aggregate of all meetings of the Board and the Committees on which he served, in part, due to illness. Non-management Directors met in executive session after seven meetings of the Board in 2022, with Mr. Morse presiding as Chairman and Lead Independent Director. All Directors serving at the time of the 2022 Annual Meeting of Stockholders on April 21, 2022 attended such meeting.

Board Committees

In 2022, the Board maintained four standing Committees:

•Audit Committee
•Compensation Committee;
•Governance Committee; and
•Innovation and Technology Committee.
Each standing committee operates under a written charter that has been approved by the Board. Committee charters are available on our website. The table below shows the Directors who are currently members or chairs of each of the standing Board Committees and the number of meetings each committee held in 2022.

Director	Audit	Compensation	Governance	Innovation and Technology
Andrés R. Gluski				●
Janet G. Davidson(2)	●	●		●
Tarun Khanna(2)	●		●	Chair
Holly K. Koeppel		●	Chair	●
Julia M. Laulis		●		●
James H. Miller (1)(2)	Chair		●	●
Alain Monié		Chair	●	●
John B. Morse, Jr. (3)
Moisés Naím(2)	●		●	●
Teresa M. Sebastian (1)(2)	●	●		●
Maura Shaughnessy (1)(2)	●			●
Number of Meetings in 2022	8	8	5	5

(1) Designated as an “audit committee financial expert” as defined by the rules and regulations of the SEC.
(2) Designated as “financially literate” as required by the NYSE rules.
(3) Chairman and Lead Independent Director, serves as an ex-officio member of each committee (with no voting authority as to such committees).

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Financial Audit Committee. The primary functions of the Audit Committee are to assist the Board in the oversight of:

•the integrity of the financial statements and internal controls of the Company;
•the qualifications, independence and performance of the Company’s independent auditor;
•the performance of the Company’s internal audit function;
•compliance by the Company with legal and regulatory requirements; and
•the preparation of the audit committee report that SEC rules require to be included in the Company’s annual Proxy Statement.

All members of the Audit Committee are independent within the meaning of the SEC rules and under the listing standards of the NYSE. The Board has also determined that each member of the Audit Committee is “financially literate” as required by the NYSE rules, and that each of Mr. Miller, Ms. Sebastian, and Ms. Shaughnessy are Audit Committee Financial Experts pursuant to SEC rules based on, among other things, the experience of such member, as described under the Board of Directors - Biographies section of this Proxy Statement.

Compensation Committee. The primary functions of the Compensation Committee are to:

•oversee the Company’s compensation and employee benefit plans and practices, including its executive compensation plans and its incentive-compensation and equity-based plans;
•annually review and approve the CEO’s and other executive officers’ compensation;
•review and oversee matters related to human capital management, including, talent acquisition, development, retention, and diversity and inclusion;
•review and approve succession planning for the Company; and
•prepare the compensation committee report included in the Company’s proxy statement.

The Board determined that all Compensation Committee members are independent within the meaning of SEC rules and current listing standards of the NYSE. In addition, each member of the Compensation Committee is a “Non-Employee Director” as defined in Rule 16b-3 under the Exchange Act.

At the commencement of each year, our CEO assesses his prior performance as well as position-specific goals and objectives for the upcoming year. Our Compensation Committee reviews and assesses his performance against his stated goals and objectives. Based on our CEO’s performance, the Compensation Committee provides an evaluation, approves and recommends that the Board approves the CEO’s compensation.

At the commencement of each year, AES’ NEOs (other than the CEO) discuss their position-specific goals and objectives for the upcoming year with the CEO. In the first quarter of the following year, the CEO performs an assessment of each NEO’s performance against his or her stated goals. The Compensation Committee reviews and approves, and then recommends the Board approves, the compensation recommendations submitted by the CEO as to the other NEOs.

Additionally, the Compensation Committee makes recommendations to the Board to modify AES’ compensation and benefit programs if it believes that such programs are not consistent with the Company’s executive compensation goals or could otherwise be improved. Under the Compensation Committee’s Charter, it may form subcommittees and delegate to such subcommittees, other Board members and/or Officers such power and authority, as the Compensation Committee deems appropriate in accordance with the Compensation Committee Charter and any applicable law, regulation or listing standard. The Compensation Committee has delegated to the CEO, subject to review by the Compensation Committee and the Board, the power to set compensation for non-Executive Officers. Under the 2003 Long Term Compensation Plan, the Compensation Committee is also permitted to delegate its authority, responsibilities and powers to any person selected by it and has expressly authorized our CEO to make equity grants to non-Executive Officers in compliance with law.

The Compensation Committee directly retains the services of its own independent outside consultant to assist it in reviewing and/or advising the amount and/or form of executive compensation. Meridian Compensation Partners, LLC (“Meridian”) is the firm retained by the Compensation Committee for these purposes and is precluded from providing other
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non-Board related services to AES. The Compensation Committee conducted an assessment to evaluate whether the work performed by Meridian raises a conflict of interest. Based upon that assessment, the Compensation Committee determined that no conflict of interest exists. The Compensation Committee has the sole authority to hire and dismiss its consultant. Meridian provided objective input and analysis to the Compensation Committee throughout the year including regarding market data trends, regulatory initiatives, governance best practices and emerging governance norms. For further information concerning the independent outside consultant’s role in relation to NEO compensation, please refer to the Role of the Compensation Committee, Independent Consultant and Management section in the Compensation Discussion and Analysis (“CD&A”) of this Proxy Statement.

Management regularly obtains market survey data based on comparable companies from Willis Towers Watson. Meridian reviews the market survey data prior to it being shared with the Compensation Committee to confirm the data sources are appropriate for purposes of comparing our NEOs’ compensation to comparable executives at similarly-sized general industry and power industry companies.

The Compensation Committee has instructed the Executive Vice President and Chief Human Resources Officer (“CHRO”) to provide information to the Compensation Committee that is required for developing compensation programs and determining executive compensation. The CHRO works directly with the Compensation Committee’s independent consultant in the preparation of the background material for the Compensation Committee. For further information regarding our executive compensation practices refer to the CD&A section of this Proxy Statement.

The compensation of our Directors is established by the Governance Committee. See Director Compensation in this Proxy Statement for a description of our Governance Committee’s processes and procedures for determining Director compensation.

Governance Committee. The primary functions of the Governance Committee are to:

•identify and recommend to the Board individuals qualified to serve as directors of the Company and on committees of the Board;
•advise the Board with respect to Board composition, procedures and committees;
•recommend and advise the Board with respect to corporate governance principles applicable to the Company;
•oversee and implement the process for evaluation of the Board;
•review the performance evaluation process implemented by the Compensation Committee for the Company’s Chief Executive Officer and other senior management;
•periodically review and oversee the Company’s programs, policies, and practices designed to achieve its goal to act in a socially responsible way;
•periodically review and oversee the Company’s programs, policies, and practices related to environmental and safety matters, including climate change and employee health and safety; and
•review the Company’s dispute resolution, operations, construction, insurance, regulation, and lobbying matters.
Consistent with the requirements of the Governance Committee Charter, the Board determined that all Governance Committee members are independent within the meaning of the listing standards of the NYSE.

Innovation and Technology Committee. The Innovation and Technology Committee is responsible for:

•overseeing the Company’s efforts to foster growth through innovation;
•evaluating the Company’s efforts to identify and address risks and opportunities in the power industry and adjacent industries arising from emerging or competing technologies, including changes in business conditions or new business models; and
•reviewing technologies and innovations deployed or contemplated by the Company for use in the power industry and adjacent industries.
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Board’s Role in Risk Management

Management is responsible for the management and assessment of risk at the Company, including communication of the most material risks to the Board and its Committees. The Board provides oversight over the risk management practices implemented by Management, except for the oversight of risks that have been specifically delegated to a Committee of the Board. If the oversight of a specific area of risk has been delegated to a Committee, the full Board receives reports from the Committee Chairs at each regularly-scheduled full Board meeting. The full Board may assume oversight over a particular risk, when appropriate. The Board’s and each Committee’s reviews of their respective areas of risk oversight responsibilities occur principally through regular reports from Management to the Board on these areas of risk, and discussions with Management regarding risk assessment and risk management as follows:

The Board believes that its leadership structure, along with its Committee structure, allows the Board to oversee enterprise risks at an appropriate and effective level.

Risk Management Oversight Structure

Responsible Party	Area of Risk Oversight
All operational, financial, strategic, brand and reputational matters.
Financial performance and outlook.
Board	Commodity, currency, hydrology, and interest rate hedging and related matters.

Periodic review and oversight of the Company’s cybersecurity programs, policies, and practices, including review of the state of the Company’s cybersecurity programs, emerging cybersecurity developments and threats, and the Company’s strategy to mitigate cybersecurity risks.

The integrity of the Company’s financial statements, internal controls over financial reporting and disclosure controls and procedures (including the performance of the Company’s internal audit function).
Audit Committee	The performance of the Independent Auditor.
The effectiveness of the Company’s Ethics and Compliance Program.
Major financial risk exposures and the steps management has taken to monitor and control such exposures.

Governance Committee	Environmental and safety programs, policies, and practices related to climate change, and employee health and safety.

Significant issues affecting the operations of the subsidiaries of the Company, including, but not limited to, the performance of generation, utility, and distribution businesses, efficiency at subsidiaries’ plants, and tariffs.

Social responsibility matters related to business conduct, public policy, human rights, charitable organizations, and community affairs and relations.
Significant pending or threatened litigation, arbitration or other disputes and government investigations, examinations, inquiries, demands, or proceedings, or any other significant claim or complaint alleging that the Company is not in compliance with applicable laws, regulations or industry standards.

The construction and execution of major projects, such as new power plant development and construction and transmission, distribution, infrastructure, and liquefied natural gas-related projects.

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Compensation Committee	Compensation practices, including practices related to hiring and retention, succession planning, and training of employees.
Human capital management, including talent acquisition, development, retention, and diversity and inclusion.

Innovation and Technology Committee	Technologies and innovations used by the Company and emerging or competing technology developments.

Board and Committee Evaluations

The Company recognizes that a strong and constructive evaluation process is essential to good corporate governance and Board effectiveness. Through the Company’s evaluation process, Directors provide feedback and assess Board, Committee and individual Director performance. The process is managed by the Office of the Corporate Secretary with oversight by the Governance Committee. Our annual evaluation process is focused on three areas: (1) the Board, (2) Board Committees, and (3) individual Directors. The Governance Committee annually reviews the format of the evaluation process, including whether to utilize a third-party facilitator. In 2022, the evaluation process was conducted by the Chairman of the Board and Chair of the Governance Committee. In addition to participation in a full Board evaluation, each Committee completes an annual evaluation to identify any potential modifications to the Committee. Following the completion of the annual evaluation, the Board determined to increase director education opportunities, including on accounting topics.

Director Characteristics and Succession Planning

The Board’s succession planning uses a framework that:
•Defines and assesses culture and dynamics;
•Enhances annual assessments of the Board and individual Directors; and
•Establishes a multi-year view of the Board’s refreshment rotation and recruitment strategy to strategically plan for Board openings.
As part of the Board evaluation discussed above, the Board assesses the attributes, competencies and experiences required in light of the Company’s strategy, changing business needs, and the future of the business. The performance and skills assessments are a fundamental element of the Board’s multi-year succession planning. The Governance Committee does not have specific minimum qualifications that must be met for a prospective Director candidate to be considered as a Director nominee, however, the Board measures the qualification of potential candidates against the leadership attributes, competencies and experiences described below. Candidates for nomination to the Board may be suggested by current Directors, Management, Stockholders, or a third-party search firm engaged to assist with Director recruitment. In the case of a third-party search firm, the Governance Committee will pay a fee for such a firm to assist it in the recruitment and identification of potential candidates for the Board. The Governance Committee generally provides the search firm with guidance as to the attributes, competencies and experiences that the Governance Committee is seeking in potential candidates, and the search firm identifies candidates for the Governance Committee’s consideration.

Our Board is committed to diversity among its members. When identifying candidates for Board membership, the Governance Committee includes, and requests any search firm it engages to include, qualified women and racially/ ethnically diverse individuals in the initial pool of potential director candidates for the Board. The Governance Committee and the Board assess the effectiveness of this policy in promoting a diverse Board as part of their regular review of the Company’s Corporate Governance Guidelines and by monitoring changes in the Board’s diversity mix along a variety of dimensions over time.

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Additionally, when considering director nominees, including incumbent directors eligible for re-election, nominees to fill vacancies on the Board, and nominees recommended by Stockholders, the Governance Committee measures the candidates against a set of 16 leadership attributes, competencies and experiences. These characteristics are grouped and summarized below:

•Global mindset, including stakeholder and market insights;
•Business agility, including customer centricity and data driven decision making;
•Operations management, including public company, executive and industry experience;
•Finance and investment experience, including financial strategies;
•U.S. corporate governance and sustainability experience;
•Innovation and technology, including disruptive technologies and digital understanding;
•Strategic and transformational leadership, including business acumen and insights on people, organizational dynamics and talent management; and
•Diversity along a variety of dimensions, including the candidate’s professional and personal experience, skills, background, perspective and viewpoint as well as the candidate’s race, ethnicity, national origin, gender, sexual orientation, age, and other self-identified diversity characteristics.
The Governance Committee identifies Directors to recommend to the Board for election by the Stockholders and to fill vacancies between Stockholder meetings. The Governance Committee makes a preliminary review of a prospective candidate’s background, career experience, and qualifications based on available information. If a consensus is reached that a candidate would likely contribute positively to the Board’s mix of skills and experiences, the Governance Committee conducts interviews with the candidate and may invite other Board members or members of Management to interview the candidate to assess the candidate’s overall qualifications. The Governance Committee considers the candidate against the criteria adopted in light of the Board’s then current composition and the needs of the Board and its Committees and makes a recommendation to the Board as to whether the candidate should be nominated for election. This process is the same for all candidates, including Director candidates identified by Stockholders.

The tables below summarize the number of directors nominees having the following key skills, experience and attributes. This high-level summary is not intended to be an exhaustive list of each of our director nominee’s skills or contributions to the Board. Further information on each director nominee, including their relevant experience, qualifications, attributes or competencies is set forth in the Director biographies beginning on page 23 of this Proxy Statement.
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Davidson	Gluski	Khanna	Koeppel	Laulis	Monie	Morse	Naim	Sebastian	Shaughnessy
Background										
Tenure / Age / Gender[1]										
Tenure on the Board	4	12	14	8	3	6	15[3]	10	2	2
Age	66	65	56	64	60	72	76	70	65	61
Gender	F	M	M	F	F	M	M	M	F	F
Race / Ethnicity / Nationality[2]										
African American/Black									●	
Asian/South Asian			●							
White/Caucasian	●			●	●	●	●			●
Hispanic/Latino		●						●		
Native American										
Born Outside of the U.S.		●	●			●		●

1 Tenure, for the purposes of this chart, is calculated based on service at any point during a board cycle and may include partial years of service.
2 Diversity characteristics based on information self-identified by each Director to the Company.
3 Mr. Morse joined the Board in December 2008, and has served 14 full Board years.

Director Nominations by Stockholders

The Governance Committee also considers potential nominations for Director provided by Stockholders and submits any such suggested nominations, when appropriate, to the Board for approval. Stockholders wishing to recommend persons for consideration by the Governance Committee as nominees for election to the Board can do so by writing to the Office of the Corporate Secretary, The AES Corporation, 4300 Wilson Boulevard, Arlington, Virginia 22203 and providing the information and following the additional procedures set forth in our By-Laws. See Questions and Answers Regarding the Proxy Statement and Annual Meeting for more information.
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Board of Directors - Biographies

The Board has nominated ten Directors (the “Nominees”) for election at the Annual Meeting, each to serve a one-year term expiring at the Annual Meeting in 2024. James Miller, who has served as a member of the Board since 2013, has not been nominated for re-election at the Annual Meeting and is retiring from the Board as of the date of the Annual Meeting. The Board has approved that, immediately upon the conclusion of the Annual Meeting, the size of the Board will be reduced from 11 to 10 members. The Nominees’ biographies describes aspects of each candidate’s relevant experience and committee service.

	Experience	Committee Membership
	Technology and Innovation	Financial Audit Committee
	Corporate Strategy	Compensation Committee
	Global Operations	Innovation and Technology Committee
Customer Solutions and Sales

Janet G. Davidson	Career Highlights
Executive Vice President, Quality & Customer Care of Alcatel Lucent, a communications and infrastructure solutions company (2008-2011) (retired)
Chief Compliance Officer of Alcatel Lucent (2006-2008)
Independent Director since: February 2019	Chief Strategy Officer of Alcatel Lucent (2005-2006)
Group President Internetworking System of Alcatel Lucent (2001-2005)
Various other positions held at Alcatel Lucent (formerly Bell Laboratories, Lucent Technology) (1979-2011)

Age: 66	Other Public Directorships
	Current	Past Five Years
	STMicroelectronics, N.V. (2013-present)	Millicom International Cellular (2016-2020)
2023 Proxy Statement | 23

	Experience	Committee Membership
	Business Transformation	Innovation and Technology Committee
Corporate Strategy
Global Operations
Clean Technologies
Global Markets, Economics, and Politics

Andrés R. Gluski	Career Highlights
President and CEO of The AES Corporation (2011-present)
Chairman of Council of the Americas (2015-present)
Director since: September 2011	Executive Vice President and Chief Operating Officer of The AES Corporation (2007-2011)
Other various senior roles at AES, including Regional President of Latin America and Senior Vice President for the Caribbean and Central America (2000-2007)

Age: 65	Other Public Directorships
	Current	Past Five Years
	Waste Management, Inc. (2015-present)	AES Andes S.A. (2006-2020)

	Experience	Committee Membership
	Corporate Strategy	Financial Audit Committee
	Innovation and Technology	Governance Committee
	Emerging Markets	Innovation and Technology Committee, Chair
Business Transformation

Tarun Khanna	Career Highlights
Jorge Paulo Lemann Professor at the Harvard Business School (1993-present)
Director of Harvard University’s Lakshmi Mittal and Family South Asia Institute (2010-present)
Independent Director since: April 2009	Chairman of the Government of India’s Expert Commission on Innovation and Entrepreneurship (2015)
Lifetime Scholarly Achievement by the Academy of Management (2015)
Co-founder of Axilor Ventures, an Indian technology seed fund (2014)
Fellow of the Academy of International Business (2009)

Age: 56	Other Public Directorships
	Current	Past Five Years
	None	Bharat Financial Inclusion Limited (2008-2019)

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	Experience	Committee Membership
	Global Energy and Infrastructure	Governance Committee, Chair
	Finance and Investment	Compensation Committee
	Global Operations	Innovation and Technology Committee
Business Transformation
Governance

Holly K. Koeppel	Career Highlights
Managing Director and Co-Head of Corsair Infrastructure Management, a private equity firm (2015-2017) (retired)
Partner and Global Head of Citi Infrastructure Investors (2010-2015)
Independent Director since: April 2015	Executive Vice President & Chief Financial Officer for American Electric Power (AEP) (2006-2009)
Various executive positions at AEP (2000-2006)

Other Public Directorships
	Current	Past Five Years
Age: 64	British American Tobacco p.l.c (2017-present)	Vesuvius Plc (2017-2021)
Arch Resources, Inc. (2019-present)
Flutter Entertainment plc (2021-present)

	Experience	Committee Membership
	Corporate Strategy	Compensation Committee
	Business Operations and Transformation	Innovation and Technology Committee
Customer Solutions
Sales and Marketing

Julia M. Laulis	Career Highlights
Chair of the Board for Cable One, Inc., a broadband telecommunications provider (2018-present)
President and CEO for Cable One, Inc. (2017-present)
Independent Director since: April 2020	President and Chief Operating Officer for Cable One, Inc. (2012-2017)
Various other positions for Cable One, Inc. (1999-2012)
Various management positions for Jones Communications

Age: 60	Other Public Directorships
	Current	Past Five Years
	Cable One, Inc. (2018-present)	None

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	Experience	Committee Membership
	Corporate Strategy	Compensation Committee, Chair
	Business Transformation	Governance Committee
	Global Operations	Innovation and Technology Committee
Technology
Supply Chain

Alain Monié	Career Highlights
Executive Chairman of Ingram Micro Inc., an information technology products and services company (2022-present)
CEO of Ingram Micro Inc. (2012-2022)
Independent Director since: July 2017	CEO of Asia Pacific Resources International Limited (2010-2012)
President and COO of Ingram Micro Inc. (2007-2010)
President of the Asia Pacific region for Ingram Micro Inc. (2004-2007)
President of Latin America and head of Industrial and Building Automation for Honeywell (2000-2002)
Various roles for AlliedSignal Inc. and Sogitec Inc.

Age: 72	Other Public Directorships
	Current	Past Five Years
	None	Expeditors International of Washington, Inc. (2017-2020)

	Experience	Committee Membership
	Global Operations	As Chair of the Board and Lead Independent Director, Mr. Morse serves as an ex-officio member of each committee (with no voting authority as to such committees)
Corporate Strategy
Finance and Investment
Governance

John B. Morse, Jr.	Career Highlights
Senior Vice President, Finance and Chief Financial Officer of the Washington Post Company, a diversified education and media company (1989-2008)
Independent Director since: December 2008	Partner at Price Waterhouse (now PricewaterhouseCoopers) (1972-1989)

Other Public Directorships
	Current	Past Five Years
	None	Host Hotels & Resorts, Inc. (2003-2022)

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	Experience	Committee Membership
	Global Economics and Politics	Governance Committee
	Latin America Markets	Financial Audit Committee
	Stakeholder Relations	Innovation and Technology Committee
Governments and International Organizations

Moisés Naím	Career Highlights
Distinguished Fellow of the Carnegie Endowment for International Peace, a nonpartisan international affairs think tank (2010-present)
Host and Producer of Efecto Naím, a Spanish language news and analysis weekly program (2011-present)
Independent Director since: April 2013	Chief International Columnist for El País and La Repubblica (2003-present)
Editor in Chief of Foreign Policy magazine (first at The Carnegie Endowment for International Peace and then at the Washington Post) (1996-2010)
Venezuela’s Minister of Industry and Trade and Director of Venezuela’s Central Bank (1989-1990)

Age: 70	Other Public Directorships
	Current	Past Five Years
	None	Fomento Económico Mexicano, S.A.B. de C.V. (2011-2020)

	Experience	Committee Membership
	Business Transformation	Compensation Committee
	Governance	Financial Audit Committee
	Operations	Innovation and Technology Committee

Teresa M. Sebastian	Career Highlights
President and CEO of The Dominion Asset Group, an angel investment and venture capital firm (2015-present)
Adjunct Professor for Accounting & Enterprise Risk Management, Vanderbilt Law School (2017-present)
Independent Director since: January 2021	Adjunct Professor for Governance & Compliance & Enterprise Risk Management at the University of Michigan Law School (2016-present)
Senior Vice President, General Counsel & Corporate Secretary, Darden Restaurants, Inc. (2010-2015)
Vice President of Veyance Technologies, Inc. (2008-2010)
Various legal and finance positions with banks and energy companies (1989-2007)

Age: 65	Other Public Directorships
	Current	Past Five Years
	Kaiser Aluminum Corporation (2019-present)	Terminix Global Holdings, Inc. (2021-2022)

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	Experience	Committee Membership
	Global Power, Utilities and Infrastructure	Financial Audit Committee
	Capital Markets and Investment	Innovation and Technology Committee
Finance

Maura Shaughnessy	Career Highlights
Portfolio Manager of MFS Utilities Fund, a mutual fund (1992-2019) (retired)
Diversified Global Fund Manager for MFS Investment Management (1994-2002)
Equity Analyst for MFS Investment Management (1991-1994)
Independent Director since: July 2021	Equity Research Analyst for Harvard Management Company (1987-1991)
Research Assistant at the Board of Governors of the Federal Reserve (1983-1985)

Age: 61	Other Public Directorships
	Current	Past Five Years
	None	None
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DIRECTOR COMPENSATION

Director Compensation Program

The Governance Committee annually reviews the level and form of compensation paid to Directors, including our Director compensation program’s underlying principles. Under the Corporate Governance Guidelines, a Director who is also an Officer of AES is not permitted to receive additional compensation for service as a Director. Any proposed changes to the Director compensation program are recommended by the Governance Committee to the Board for consideration and approval.

Independent Committee Consultant

The Governance Committee retained Meridian to assist with its review of Director compensation practices for 2022. Meridian reports directly to the Governance Committee and the Governance Committee can replace Meridian or hire additional consultants at any time.

The scope of Meridian’s engagement regarding Director compensation in 2022 included:

•comparing how Director compensation relates and compares to that of similarly-sized general industry and power companies;
•reviewing the elements of Director compensation (e.g., annual retainers, committee compensation and deferred compensation grants);
•evaluating the mix of cash compensation and equity/deferred compensation that makes up total Director compensation; and
•providing an evaluation of the Director compensation program design, including alternative recommendations for consideration.

Director Compensation for 2022

The Board reviews the Board compensation structure on an annual basis. The Board streamlined its compensation by removing committee retainers for committee members and adjusting annual retainers in 2022 for the 2022-2023 Board Year.

Board compensation is intended to meet the following goals:

•promote the recruitment of talented and experienced Directors to the AES Board;
•compensate outside Directors for the increased workload inherent in a public board Director position; and
•retain a strong financial incentive for Directors to maintain and promote the long-term health and viability of the Company.

The Governance Committee of the Board consulted various materials regarding current trends and best practices for determining compensation for boards of directors, as described above.

Annual Retainer. For 2022, Directors elected at the annual meeting of Stockholders received an annual retainer of $100,000. Directors may elect to take the annual retainer in cash or deferred stock units. The Board also determined that the Chairman would receive compensation at an amount equal to 1.62 times the 2022 annual retainer of other AES Board members, and that such amount would be inclusive of all Board responsibilities.

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Committee Compensation. Committee chairpersons received compensation for their Committee service as outlined below.

Audit Committee Chair	$25,000
Compensation Committee Chair	$20,000
Governance Committee Chair	$20,000
Innovation and Technology Committee Chair	$20,000

Deferred Incentive Compensation Grant. Directors received an annual Deferred Incentive Compensation Grant valued at $175,000 in the form of deferred stock units, which are fully vested at the time of grant and are generally paid following termination of service on the Board. The Board also determined that the Chairman would receive such a grant in an amount equal to 1.74 times the Deferred Incentive Compensation Grant of other AES Board members.

New Directors. Newly elected Directors receive an initial grant consisting of deferred stock units valued at $40,000 and Annual Retainers and a Deferred Incentive Compensation Grant pro-rated for the service provided until the next annual meeting of Stockholders.

Non-Employee Director Stock Ownership Guidelines. The Board adopted stock ownership guidelines for Directors that provide for non-employee Directors to accumulate and maintain equity ownership in AES having a value of no less than five times the annual retainer within five years of the date of the Director’s appointment to the Board. All stock and equity interests of a Director are taken into consideration for purposes of considering compliance with the policy, including Director deferred stock units. All Directors have attained the stock ownership guidelines or are on track to attain the stock ownership guidelines within the five year period.

Director Compensation (2022)*
The following table contains information concerning the compensation of our Directors during 2022.

Name(1)	Fees Earned or Paid in Cash(2)	Stock Awards(3)	Option Awards(4)	Total
Janet G. Davidson	$100,000	$175,000	$0	$275,000
Tarun Khanna Chair—Innovation and Technology Committee	$120,000	$175,000	$0	$295,000
Holly K. Koeppel Chair—Governance Committee	$120,000	$175,000	$0	$295,000
Julia M. Laulis	$100,000	$175,000	$0	$275,000
James H. Miller Chair—Financial Audit Committee	$125,000	$175,000	$0	$300,000
Alain Monié Chair—Compensation Committee	$120,000	$175,000	$0	$295,000
John B. Morse, Jr. Chairman, Lead Independent Director	$161,500	$304,000	$0	$465,500
Moisés Naím	$100,000	$175,000	$0	$275,000
Teresa M. Sebastian	$100,000	$175,000	$0	$275,000
Maura Shaughnessy	$100,000	$175,000	$0	$275,000

* Table excludes the Non-Equity Incentive Plan Compensation, Change in Pension Value and Nonqualified Deferred Compensation Earnings, and All Other Compensation columns, which are not applicable.
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NOTES:
(1)    Mr. Gluski, our President and CEO, is also a member of our Board. His compensation is reported in the Summary Compensation Table (2022, 2021 and 2020) and the other tables set forth in this Proxy Statement. In accordance with our Corporate Governance Guidelines, Management Directors do not receive any additional compensation in connection with service on the Board.

(2)    Directors elected at the 2022 Annual Meeting of Stockholders received an $100,000 annual retainer (and in the case of the Chairman, $161,500) and may elect to defer any portion of the annual retainer in the form of deferred stock units. Similarly, Directors may also elect to defer Committee Chair fees in the form of deferred stock units.

     The elective deferral amounts in 2022 were as follows:

	Annual Elective Retainer Deferred	Committee Chair Retainer Deferred
Janet G. Davidson	$40,000	N/A
Tarun Khanna	$35,000	$20,000
Holly K. Koeppel	$100,000	$20,000
Julia M. Laulis	$100,000	N/A
James H. Miller	$34,000	$0
Alain Monie	$0	$0
John B. Morse, Jr.	$161,500	N/A
Moisés Naím	$100,000	N/A
Maura Shaughnessy	$100,000	N/A

(3)    This column includes the aggregate grant date fair value of the annual Deferred Incentive Compensation Grant granted in 2022. The aggregate grant date fair values were computed in accordance with Financial Accounting Standards Board (“FASB”), Accounting Standards Codification (“ASC”) Topic 718, “Compensation-Stock Compensation” (“FASB ASC Topic 718”), disregarding any estimates of forfeitures related to service-based vesting conditions. The grant date fair value of the deferred stock unit awards is based on the closing market price per share of our common stock on the grant date.

As of December 31, 2022, Directors had the following total number of deferred stock units credited to their accounts under the 2003 Long Term Compensation Plan: Janet G. Davidson - 48,480; Tarun Khanna - 245,575; Holly K. Koeppel - 144,396; Julia M. Laulis - 44,773; James H. Miller - 138,814; Alain Monié - 86,419; John B. Morse, Jr. - 326,826; Moisés Naím - 168,506; Teresa M. Sebastian - 16,250; and Maura Shaughnessy - 20,930.

(4) No stock option grants were made in in 2022. As of December 31, 2022, Directors held the following total number of options: Tarun Khanna - 20,000, and Alain Monié - 99,051.

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EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS (“CD&A”)

Executive Summary

2022 was one of AES’ best years in its forty-one-year history: we attained full investment grade ratings for the first time and made great strides toward becoming a global leader in renewables and clean technologies. We also delivered on all of our financial goals, and this was reflected in yet another year of strong stock performance. These results flow from our proven, focused strategy and the commitment of our people. The Company’s compensation philosophy remains unchanged and the compensation earned by our NEOs demonstrates alignment between our executive compensation program design and value creation to Stockholders. In summary:
•AES’ philosophy is to target total compensation opportunities for executive officers within a competitive range of the 50th percentile of companies similar in revenue size and industry.
•On average, 76% of NEOs’ target compensation is considered “at risk” incentives, whereby actual compensation realized will be greater than or lower than target compensation based on AES’ performance against its target goals and the performance of AES’ stock.
•Annual incentive plan payouts were above the target opportunity based on actual performance.
•2022 long-term incentive payouts reflected strong performance and Total Stockholder Return of over 57% during a three-year performance period (2020-2022).
•For the 2020-2022 performance period, AES was the best performer in the S&P 500 Utilities Index.
•The Compensation Committee continues to align pay practices with Stockholder interests.

What AES Does	What AES Doesn’t Do
Pay-for-Performance Alignment - Annual review of AES’ Total Stockholder Return performance and its impact on realizable pay to confirm actual results are aligned to performance payouts	No “Single-Trigger” Vesting of Equity Awards with a Change in Control - All unvested, outstanding and future awards contain a “double-trigger” provision
Target Total Compensation at Approximately the 50th Percentile - Based on similarly-sized companies’ target total compensation within a competitive range of the size-adjusted 50th percentile	No Special Retirement Benefit Formulas for NEOs - Our non-qualified retirement plan restores benefits capped under our broad-based plan due to statutory limits
Heavy Weight on Performance Compensation - Majority of compensation is paid through annual incentive and long-term compensation plans	No Hedging or Pledging - Maintain a policy that prohibits all AES employees (including Officers) and Directors of AES from engaging in hedging activities or pledging AES stock
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Stock Ownership Guidelines - Maintain market-competitive guidelines to align NEO and Stockholder interests	No Change-In-Control Excise Tax Gross-Ups - Completely discontinued this provision
Change-In-Control Severance - Our plan is competitive with market practice and all benefits are conditioned upon a “double-trigger” acceleration provision	No Perquisites - No perquisites are provided to any NEOs
Clawback Policy - Policy provides for recovery of certain previously-paid incentive awards under certain circumstances	No Backdating or Option Repricings
Independent Consultant Retained by the Compensation Committee - Provides no other services to AES, other than Board services	No Payment of Dividends or Dividend Equivalents on Equity Awards Unless Earned and/or Vested

•AES directly links compensation to goals related to Environmental, Social, and Governance (“ESG”) (including climate) metrics. AES’ 2022 Performance Incentive Plan included a metric with a 20% weighting tied to achievement of growth in renewable energy generation. Additionally, starting in 2021, AES began granting Restricted Stock Units with an ESG-related performance condition as part of our long-term compensation mix.
•At the 2022 Annual Meeting, AES received over 94% support for its NEO compensation based on the shares voted in favor of the 2022 Say on Pay proposal. This level of support for our executive compensation program was viewed by the Compensation Committee as an indication that no significant changes to our programs were warranted by such vote.

AES’ compensation plans and practices for our NEOs align with Company performance and Stockholder value creation. Any non-GAAP measures discussed in this CD&A are reconciled to the nearest GAAP financial measure or a description of how such measures are calculated from the financial statements is provided in the section titled “Appendix A: Non-GAAP Measures”.

Our Executive Compensation Process

The CD&A includes compensation details for our NEOs:

Name	Title
Mr. Andrés Gluski	President & Chief Executive Officer (“CEO”)
Mr. Stephen Coughlin	EVP & Chief Financial Officer (“CFO”)
Mr. Bernerd Da Santos	EVP & Chief Operating Officer (“COO”)
Mr. Juan Ignacio Rubiolo	EVP & President, International Businesses
Ms. Letitia (Tish) Mendoza	EVP & Chief Human Resources Officer (“CHRO”)
Mr. Julian Nebreda[1]	Former EVP & President, US & Global Business Lines

1 Mr. Nebreda terminated service as an employee of AES on August 31, 2022. For additional information, see the “Other Relevant Compensation Elements, Policies and Information - Separation Agreement with
Mr. Nebreda” section of this Proxy Statement.

Our Executive Compensation Philosophy

Our philosophy is to provide compensation opportunities within a competitive range of the 50th percentile of survey data specific to our revenue size and industry. We then design our incentive plans to pay for performance with more compensation paid when performance exceeds expectations and less compensation paid when performance does not meet expectations. Thus, the actual compensation realized by an NEO will depend on our actual performance.

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In applying this philosophy, survey data is used to assess the impact of any changes on the competitiveness of target total compensation opportunities relative to the 50th percentile range. Our use of survey data is described further in the section titled “How We Use Survey Data in our Executive Compensation Process.”

The Compensation Committee considers additional factors in making its decisions on each NEO’s target total compensation opportunity. The specific factors include:
•An individual’s experience and expertise;
•Position and scope of responsibilities;
•An individual’s future prospects with the Company; and
•The new total compensation that would result from any change and how the new total compensation compares to survey data.

In making its decisions, the Compensation Committee does not apply formulaic weighting to any of the above factors.

Role of the Compensation Committee, Independent Compensation Consultant, and Management

	Compensation Committee	Independent Compensation Consultant	Management (CEO & CHRO)
Provide overall oversight of the Company’s compensation and benefit plans, including plans in which the NEOs participate	●
Annually review NEO compensation and, if appropriate, propose changes to target total compensation for Board of Directors’ approval	●
Approve performance goals for annual and long-term incentive plans within the first three months of the performance period	●
Based on an assessment of performance against pre-set goals, approve payouts to NEOs under incentive plans and propose for Board of Directors’ approval	●
Participate in all Compensation Committee meetings	●	●	●
Participate in executive sessions of the Compensation Committee	●	As requested
Prepare and summarize detailed information on the Company’s performance and, as applicable, performance of individual executives			●
Prepare and provide (in advance whenever possible) additional materials regarding our executive compensation plans for review and discussion by the Compensation Committee in its meetings			●
Based on business strategy, propose any changes to incentive plan designs			●
With the Compensation Committee’s knowledge, provide background information to the independent consultant required for the consultant to carry out its duties			●
Update the Compensation Committee on market trends, regulatory matters and governance best practices related to executive compensation		●
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	Compensation Committee	Independent Compensation Consultant	Management (CEO & CHRO)
Review and provide the Compensation Committee with feedback on market competitiveness of any changes to target total compensation proposed by management		●
Review and provide the Compensation Committee with feedback on incentive plan changes proposed by management		●

In 2022, the Compensation Committee retained Meridian Compensation Partners (“Meridian”) to serve as its Independent Compensation Consultant. The Compensation Committee has reviewed the independence of Meridian as required by the NYSE rules that relate to the engagement of its advisors. The Compensation Committee, after taking into consideration all relevant factors, determined Meridian to be independent, consistent with NYSE requirements. Other than services provided to the Compensation Committee and Governance Committee, Meridian did not provide any other services to AES in 2022.
How We Use Survey Data in our Executive Compensation Process

At the time it decides target total compensation opportunities, the Compensation Committee reviews survey data from Willis Towers Watson. The data enables the Compensation Committee to compare compensation for our NEOs to compensation provided by similarly-sized companies for executives in comparable positions to our NEOs. Specifically, in 2022, the Compensation Committee reviewed the following survey data:
•The U.S. General Industry Database, which consisted of other companies with international operations with a total of 931 companies; and
•The U.S. Energy Industry Database, which consisted primarily of power generation and distribution companies, with a total of 126 companies.
From the survey data, regression analysis is then used to predict the compensation paid by those companies most similar to AES in size. At the time of the analysis, we used our then-current revenue estimate for 2022 of $11 billion.

The survey data lag the year for which the compensation decision applies and therefore are aged at an annualized rate of 3% per year. In determining companies comparable to AES in size, we use revenue because executive target total compensation more closely correlates with revenue than any other size indicator, in both general industry and the power industry.

For each of our NEOs, the Committee viewed a blend of general industry and power industry data as appropriate for 2022 compensation decisions based on the operational knowledge required of their positions and the international scope of their roles.

Use of Survey Data for 2022 Compensation Decisions
NEO	General Industry Weighting	Power Industry Weighting
Mr. Gluski	50%	50%
Mr. Coughlin	50%	50%
Mr. Da Santos	50%	50%
Mr. Rubiolo	50%	50%
Ms. Mendoza	50%	50%
Mr. Nebreda	50%	50%
The Compensation Committee views the Willis Towers Watson survey data as an appropriate benchmark of compensation practices and levels of similarly-sized companies, including companies with international operations against whom we compete for talent.

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Overview of AES Total Compensation

Elements of Compensation

The following table presents each element of compensation and explains (i) the objective of each element, (ii) what the element is designed to reward, and (iii) why we choose to pay each element.

Objective	What It Rewards	Why We Pay
Base Salary
Provide fixed cash compensation that reflects the individual’s experience, responsibility and expertise	Accomplishment of day-to-day job responsibilities, taking into account individual performance and retention considerations	Market competitiveness; attract and retain our NEOs
Performance Incentive Plan (our annual incentive plan)
Provide performance-based, short-term cash compensation relative to the achievement of pre-set objectives, and performance, based on a payout range of 0-200%	Achievement of specific pre-set performance thresholds related to safety, financial, and strategic objectives	Direct incentive to achieve the Company's safety, financial, and strategic objectives for the year
Long-Term Compensation (LTC)
Provide awards that align the interests of our executives with those of our Stockholders over the long-term	Share price growth, attainment of long-term financial and ESG goals, and dividend performance	Directly links NEOs’ interests with those of Stockholders and AES’ long-term financial and ESG performance
Retirement and Health and Welfare Benefits
Provide retirement and health and welfare benefits that are comparable to those provided to our broad-based U.S. employee population	Promote healthiness and financial readiness for retirement	Market competitiveness

CEO Compensation Relative to other NEOs

Our CEO’s compensation is higher and more performance-based than the compensation paid to our other NEOs largely due to the scope of his position and his overall responsibility for the Company’s strategy and direction, as well as his overall influence on AES’ short- and long-term performance. When compared to our other NEOs, our CEO’s total compensation is more heavily weighted towards incentive compensation and his stock ownership guideline is higher. The higher compensation and higher percentage of compensation in the form of performance-based incentives for our CEO are consistent with the survey data.

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Mix of Cash and Equity Compensation

The Company does not target a specific allocation of cash versus equity compensation, nor does it target a specific allocation between short- and long-term compensation. The charts below indicate the mix of cash and equity compensation, as well as short-term and long-term compensation for our CEO and the average for all other NEOs.

In making compensation decisions, the Compensation Committee does not explicitly consider prior years’ awards or current equity holdings. The Compensation Committee does, however, on an ongoing basis confirm it has a detailed understanding of how its decisions on individual compensation elements affect other compensation elements and total compensation. The Committee reviews detailed information on:
•Year-over-year changes in total compensation;
•The value of outstanding long-term compensation awards under various share price and financial performance scenarios;
•Payouts and realized gains from past long-term compensation awards; and
•The value of benefits payable upon termination and change-in-control.
A discussion of how the Compensation Committee determined each element of compensation for 2022 is provided in the next section of this CD&A.

2022 Compensation Determinations

Base Salary

As explained in the section titled “Our Executive Compensation Philosophy,” the Compensation Committee reviews the target total compensation, including base salaries, of our NEOs annually. In addition, the Compensation Committee will review the base salary of an Executive Officer if there is a promotion or in the case of a newly-hired Executive Officer.

The following table shows the 2022 base salary and the percentage increase from 2021 for each NEO.

NEO	2022 Base Salary	Percentage Increase from 2021	Rationale for Increase, if any
Mr. Gluski	$1,241,000	0%	At the request of the CEO, no increase was made to 2022 base salary
Mr. Coughlin	$580,000	58%	Promotion to new role
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Mr. Da Santos	$625,000	10%	Move closer to 50th percentile
Mr. Rubiolo	$515,000	23%	Move closer to 50th percentile
Ms. Mendoza	$560,000	15%	Move closer to 50th percentile
Mr. Nebreda[1]	$530,000	27%	Move closer to 50th percentile

1Mr. Nebreda terminated service as an employee of AES on August 31, 2022. For additional information, see the “Other Relevant Compensation Elements, Policies and Information—Separation Agreement with Mr. Nebreda” section of this Proxy Statement.

2022 Performance Incentive Plan Payouts

2022 Company Performance Score Targets: Our NEOs are eligible for annual incentive awards under The AES Corporation Performance Incentive Plan, a Stockholder-approved plan. As detailed more fully below, in early 2022, the Compensation Committee established measures in three performance categories: Safety, Financials, and Strategic Objectives (which include the Green Growth & Customer Centricity, and New Business Models categories). In setting these performance measures, the Compensation Committee considered information provided by management about the Company’s financial budget for the year as well as strategic objectives. The Compensation Committee approved performance measures and objectives across all three performance categories that it considered to be challenging, but achievable.

In early 2023, the Compensation Committee approved, and recommended to the Board of Directors to approve, the annual incentive payouts for 2022. The Committee’s decision was based on AES’ 2022 Corporate Performance Score, which reflected actual results against the pre-established performance measures shown below.

The below table reflects the measures, weights, and targets approved by the Committee, as well as the 2022 results.
1The AES Corporate Performance score is rounded to the nearest whole number.
2Assuming the threshold financial requirement for each non-GAAP measure is met, the score ranges from 50% to 200%: 50% score corresponds to actual results at 90% of the target goal, and a 200% score corresponds to actual results at 110% of the target goal.
3Assuming the threshold requirement for each measure is met, the score ranges from 50% to 200%: 50% score corresponds to actual results at 80% of the target goal, and a 200% score corresponds to actual results at 120% of the target goal.
4The 200% award in this category is based on the significant achievements AES made towards progressing Green Hydrogen as a business line, including the signing of a definitive agreement with a partner.

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Final 2022 Annual Incentive Payouts: The following table shows the final award for each of our NEOs under the 2022 Performance Incentive Plan. The Compensation Committee and the Board approved the annual incentive payout as a percent of the target for each of the NEOs below based on the AES Corporate Performance Score.

NEO	2022 Base Salary	2022 Target Annual Incentive (% of base salary)	Actual 2022 Annual Incentive Award
			Dollar Value[1]	% of Target Annual Incentive[2]
Mr. Gluski	$1,241,000	150%	$2,364,105	127%
Mr. Coughlin	$580,000	100%	$736,600	127%
Mr. Da Santos	$625,000	100%	$793,750	127%
Mr. Rubiolo	$515,000	100%	$654,050	127%
Ms. Mendoza	$560,000	100%	$711,200	127%
Mr. Nebreda[3]	$530,000	100%	$—	—%

1 Dollar values are rounded to the nearest hundred.
2 Actual percentage results above are rounded to the nearest whole number.
3 Mr. Nebreda terminated service as an employee of AES on August 31, 2022. In connection with his departure from AES, Mr. Nebreda received a lump sum cash payment of $353,333, representing an amount equal in value to his pro-rata target 2022 annual incentive award.

Long-Term Compensation

2022 Long-term Compensation Mix: In 2022, we utilized the same overall long-term compensation vehicles as in prior years. The mix was based on the following:
•Compensation philosophy which emphasizes alignment between executive compensation and Stockholder value creation;
•Long-term strategic and financial objectives;
•Goal of retaining our NEOs; and
•Review of relevant market practices.
Performance Stock Units: Performance stock units represent the right to receive a single share of AES common stock subject to performance- and service-based vesting conditions. Performance stock units granted in 2022 are eligible to vest subject to our three-year cumulative Parent Free Cash Flow performance. Parent Free Cash Flow is a strategically important non-GAAP financial metric to the Company as it reflects the ability of our businesses to generate cash for our
2023 Proxy Statement | 39

investors that can be either reinvested in the business or paid to investors through dividends, and additionally is a key metric for ratings agencies.
The final value of the performance stock unit award depends upon the level of Parent Free Cash Flow achieved over the three-year measurement period as well as our share price performance over the period since the award is stock-settled. If a threshold level of Parent Free Cash Flow is achieved, units vest and are settled in the calendar year that immediately follows the end of the performance period.

The following table illustrates the vesting percentage at each Parent Free Cash Flow level for targets set for the 2022-2024 performance period:

Performance Level	Vesting Percentage
Below 90% of Performance Target	0%
Equal to 90% of Performance Target	50%
Equal to 100% of Performance Target	100%
Equal to or Greater Than 110% of Performance Target	200%

Between the Parent Free Cash Flow levels listed in the above table, straight-line interpolation is used to determine the vesting percentage for the award. The ability to earn performance stock units is also generally subject to the continued employment of the NEO. The Compensation Committee approved the Parent Free Cash Flow target for the 2022 performance stock units, which they believed to be challenging, but achievable.

Performance Cash Units:

Performance cash units represent the right to receive a cash-based payment subject to performance- and service-based vesting conditions. Performance cash units granted in 2022 to each NEO are eligible to vest subject to AES’ Total Stockholder Return from January 1, 2022 through December 31, 2024 relative to companies in three different indices. The indices and their weightings are as follows:
•S&P 500 Utilities Index - 50%
•S&P 500 Index - 25%
•MSCI Latin America Emerging Markets Index - 25%
We use Total Stockholder Return as a performance measure to align our NEOs’ compensation with our Stockholders’ interests since the ability to earn the award is linked directly to stock price and dividend performance over a period of time.

Total Stockholder Return is defined as the appreciation in stock price and dividends paid over the performance period as a percentage of the beginning stock price. To determine share price appreciation, we use a 90-day average stock price for AES relative to the S&P 500 Utilities Index companies, the S&P 500 Index companies, and the MSCI Latin America Emerging Markets Index companies at the beginning and end of the three-year performance period. This avoids short-term volatility impacting the calculation.

The value of each performance cash unit is equal to $1.00, and the number of performance cash units that vest depends upon AES’ percentile rank against the companies in each of the indices. If AES’ Total Stockholder Return is above the threshold percentile rank established for the performance period, a percentage of the units vest and are settled in cash in the calendar year that immediately follows the end of the performance period. The following table illustrates the vesting percentage at each percentile rank for the 2022-2024 performance period:

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AES 3-Year Total Stockholder Return Percentile Rank	Vesting Percentage
Below 30th percentile	0%
Equal to 30th percentile	50%
Equal to 50th percentile	100%
Equal to 70th percentile	150%
Equal to or Greater Than 90th percentile	200%

Between the percentile ranks listed in the above table, straight-line interpolation is used to determine the vesting percentage for the award. The ability to earn these performance cash units is also generally subject to the continued employment of the NEO.

Restricted Stock Units: Restricted stock units represent the right to receive a single share of AES common stock subject to service-based vesting conditions. The Company grants restricted stock units to assist in retaining our NEOs and also to increase their ownership of AES common stock, which further aligns our NEOs’ interests with those of Stockholders. Restricted stock units generally vest based on continued service with the Company in three equal installments beginning on the first anniversary of the grant date.

For the 2022 restricted stock unit awards, the Compensation Committee again approved a performance feature, in addition to the three-year ratable vesting schedule, for NEOs’ awards. For each NEO, the first and second tranches of the 2022 restricted stock unit awards vest on the first and second anniversaries of the grant date, respectively, based solely on continued service with the Company. The third tranche vests on the third anniversary of the grant date based on continued service with the Company but subject to a modifier based on the achievement of ESG goals measured over the three-year period ending December 31, 2024. The number of restricted stock units in the third tranche that are eligible to vest on the third anniversary of the grant date will be adjusted up or down by an amount equal to up to 15% of the target number of restricted stock units comprising the full award granted on the grant date, based on the achievement of the ESG goals described below. The Compensation Committee approved performance measures and objectives for the ESG goals that it considered to be challenging, but achievable.

For the environmental goal, between the performance levels listed in the below table, straight-line interpolation will be used to determine the adjustment percentage for the award. For the social goals, the Compensation Committee will assign an adjustment percentage based on its qualitative assessment of Company performance.

ESG Goal	Weight	Measure (Performance by December 31, 2024 as compared to December 31, 2021)	Performance Level	Adjustment Percentage
Environmental	7.5%	Reduction of gigawatt hours from coal generation across the Company’s portfolio of fuel sources by the end of the fiscal year ending December 31, 2024	Maximum	+15.0%
			Target	0.0%
			Below Target	-15.0%
Social	7.5%
Qualitative assessment by the Compensation Committee of Company performance in:
(1) improving diversity measured by the increase of the representation of women within leadership roles and increasing the representation of historically underrepresented groups in the Company’s employee population in the United States; and
(2) creating a culture of inclusion measured by the reduction of the voluntary attrition of underrepresented groups.
			Maximum	+15.0%
			Target	0.0%
			Below Target	-15.0%

2022 Long-Term Compensation Grants: In February 2022, consistent with our practice in prior years, the Company granted long-term compensation to the NEOs. The target grant values below are based upon the grant date closing stock
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price per share of AES common stock for performance stock units and restricted stock units, and a per unit value of $1.00 for performance cash units.

NEO	February 2022 Long-Term Compensation Target Value
	As % of Base Salary	Dollar Amount
Mr. Gluski	840%	$10,424,400
Mr. Coughlin	225%	$1,305,000
Mr. Da Santos	255%	$1,593,750
Mr. Rubiolo	225%	$1,158,750
Ms. Mendoza	255%	$1,428,000
Mr. Nebreda	225%	$1,192,500

The values in the table above differ from the Stock Awards column in the Summary Compensation Table (2022, 2021, and 2020) because the performance cash units contain a market condition which results in a fair market value, for financial accounting purposes, that differs from the $1 per unit value the Company uses to determine the grant.

Prior Year Performance Stock Units Vesting in 2022: All of the NEOs, with the exception of Mr. Coughlin, received a grant of performance stock units in February 2020 for the performance period of January 1, 2020 through December 31, 2022. Performance was based on the Company’s Parent Free Cash Flow performance during the three-year performance period.

The 2020 performance stock unit award paid out at 133.61% of the target number of shares based on our actual Parent Free Cash Flow results of $2,522M during the three-year performance period, which was 103.36% of the target Parent Free Cash Flow. As previously disclosed, the performance scale for these awards was 100% vesting for performance equal to 100% of target, 50% vesting for performance equal to 90% of target, and 200% vesting for performance equal to or greater than 110% of target. The actual performance payout level is derived using straight-line interpolation: for every one percentage point performance is above the target goal, the payout is increased by approximately ten percentage points.

NEO[1]	Target Number of Units	% of Target Vested Based on Parent Free Cash Flow	Final Shares Vested
Mr. Gluski	148,029	133.61%	197,782
Mr. Da Santos	24,289	133.61%	32,453
Mr. Rubiolo	11,855	133.61%	15,839
Ms. Mendoza	13,822	133.61%	18,468
1Mr. Nebreda terminated service as an employee of AES on August 31, 2022. In connection with his departure from AES, Mr. Nebreda received a lump sum cash payment in an amount equal in value to his outstanding performance stock unit awards (which awards were deemed earned at a target level and cancelled and forfeited on the Separation Date (as defined in the section “Separation Agreement with Mr. Nebreda”)).

Prior Year Performance Cash Units Vesting in 2022: All of the NEOs, with the exception of Mr. Coughlin, received a grant of performance cash units in February 2020 for the performance period of January 1, 2020 through December 31, 2022. Performance was based on the Company’s Total Stockholder Return relative to S&P 500 Utilities Index companies (50% weight), S&P 500 Index (25% weight), and MSCI Latin America Emerging Markets Index (25% weight), and with the same performance scales for each index as the 2022 performance cash units.

Total Stockholder Return for the Company over the 2020-2022 performance period was 64%, which resulted in the Company ranking in the 100th percentile, 81st percentile, and 84th percentile of Total Stockholder Return for the S&P 500 Utilities Index, S&P 500 Index, and MSCI Latin America Emerging Markets Index, respectively. As previously discussed,
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Total Stockholder Return for purposes of performance cash units is calculated using a 90-day average stock price for AES relative to each index, at the beginning and end of the three-year performance period. This avoids short-term volatility impacting the calculation.

The overall payout for the 2020 performance cash units was 191.08% of target. Actual results for each index and associated payouts are reflected below:
•S&P 500 Utilities Index - 100th percentile of performance, resulting payout of 200.00%
•S&P 500 Index - 81st percentile of performance, resulting payout of 178.16%
•MSCI Latin America Emerging Markets Index - 84th percentile of performance, resulting payout of 186.17%

NEO	Target Number of Units	% of Target Vested Based on TSR	Resulting Cash Payout
Mr. Gluski	3,071,598	191.08%	$5,869,209
Mr. Da Santos	504,000	191.08%	$963,043
Mr. Rubiolo	246,000	191.08%	$470,057
Ms. Mendoza	286,800	191.08%	$548,017
Mr. Nebreda	245,400	191.08%	$468,910

Further details on the 2020-2022 performance stock unit and performance cash unit payouts to our NEOs can be found in the Option Exercises and Stock Vested (2022) table of this Proxy Statement.

Other Relevant Compensation Elements, Policies, and Information

Perquisites

We do not provide perquisites to any of our Executive Officers.

Retirement Benefits

We cover our NEOs under the Restoration Supplemental Retirement Plan (“RSRP”) to restore benefits that are limited under our broad-based retirement plans due to statutory limits imposed by the Code. The RSRP’s objectives are consistent with our philosophy to provide competitive levels of retirement benefits and to retain talented executives. The RSRP does not contain any enhanced or special benefit formulas for our NEOs. Contributions to the RSRP made in 2022 are included in the All Other Compensation column of the Summary Compensation Table (2022, 2021, and 2020) of this Proxy Statement. Additional information regarding the RSRP is contained in the “Narrative Disclosure Relating to the Non-Qualified Deferred Compensation Table” section of this Proxy Statement.

Stock Ownership Guidelines

We adopted stock ownership guidelines in 2011. These guidelines promote our objective of increasing Stockholder value by encouraging our NEOs to acquire and maintain a meaningful equity stake in the Company.

The guidelines were designed to require our NEOs to maintain stock ownership at levels high enough to assure our Stockholders of our NEOs’ commitment to value creation. Under these guidelines, our NEOs are expected, over time, to acquire and hold shares of AES common stock equal in value to a multiple of their annual salaries. The Compensation Committee sets the ownership multiples based on market practice for each NEO’s position. The current ownership multiple for each NEO who was serving as of fiscal year end 2022 is as follows:

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NEO	Ownership Multiple of Base Salary
Mr. Gluski	6x
Mr. Coughlin	3x
Mr. Da Santos	3x
Mr. Rubiolo	3x
Ms. Mendoza	3x

Shares owned directly and shares beneficially acquired under our retirement plans all count toward satisfying the guidelines. Unexercised stock options, unvested performance stock units and unvested restricted stock unit awards do not count towards satisfaction of the guidelines.

The Company requires that all net shares (net of option exercise price and/or withholding tax) acquired after the guideline effective date will be retained and cannot be liquidated until the guideline has been met.

Severance Policy
The Board has adopted a severance policy to seek Stockholder approval of severance or termination pay in appropriate circumstances. The severance policy generally provides that after October 6, 2022, AES will not enter into any employment agreement or severance agreement with an executive officer (defined as an “officer” within the meaning of Rule 16a-1(f) of the Exchange Act) that provides for “cash severance benefits” exceeding 2.99 times the sum of the executive’s annual base salary plus target annual bonus opportunity without seeking Stockholder ratification of the agreement (with limited exceptions). Under the severance policy, “cash severance benefits” are defined to include cash payments made in connection with the termination of the executive's employment (excluding payments relating to (A) long-incentive awards (i.e., an original aggregate vesting schedule of greater than one year) previously granted and that become payable as a result of employment termination and (B) any accrued amounts that become payable under deferred compensation, retirement, and other similar plans); for any consulting services; to secure an agreement not to compete with AES; that are not generally available to similarly situated management employees; in excess of, or outside of, the terms of a plan or policy; and to offset tax liability in respect of any of the foregoing.

Severance and Change-in-Control Arrangements

The Company maintains certain severance and change-in-control arrangements, including the Executive Severance Plan and change-in-control provisions in the long-term compensation award agreements.

Executive Severance Plan: The Compensation Committee has included all of the Company’s Executive Officers in a single Executive Severance Plan, the design of which is consistent with current market practices. Newly hired or promoted executives are generally included in this plan beginning on the first date of their executive appointment. The Executive Severance Plan does not contain any excise tax gross-ups and, thus, none of our NEOs are eligible for an excise tax gross-up.

The Company provides severance benefits for qualifying termination both related and unrelated to a change-in-control to enable the attraction and retention of key executive talent. Also, in the case of severance benefits upon a qualifying termination related to a change-in-control, the Company believes these benefits will help to align the NEOs’ interests with those of Stockholders by mitigating any uncertainties the NEOs may have about their ongoing employment if the change-in-control is pursued. The Company provides severance benefits after a change-in-control only if there is a qualifying termination of employment following the change-in-control (i.e., “double-trigger benefits”).

Further details on the Executive Severance Plan and qualifying termination events can be found in the section titled “Additional Information Relating to Potential Payments Upon Termination of Employment or Change-in-Control” of this Proxy Statement.

Double-Trigger Vesting of Long-term Compensation Awards Upon Change-in-Control: Upon a change-in-control, the unvested portion of all outstanding awards will vest only upon a double-trigger (at target performance levels for
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performance awards). The double-trigger only allows for vesting if a qualifying termination occurs in connection with the change-in-control. All unvested, outstanding awards include a double-trigger vesting provision.

Separation Agreement with Mr. Nebreda

On August 31, 2022 (the “Separation Date”), Julian Nebreda, the Company's former EVP and President, US & Global Business Lines, terminated service as an employee of AES. On September 1, 2022, Mr. Nebreda assumed the role of President and Chief Executive Officer of Fluence Energy, LLC (“Fluence”). In connection with Mr. Nebreda’s departure, AES and Mr. Nebreda entered into a Voluntary Separation Agreement. Pursuant to this agreement, Mr. Nebreda received the following payments and benefits: (i) a lump sum cash payment of $353,333, representing an amount equal in value to his pro-rata target 2022 annual incentive award; (ii) a lump sum cash payment of $844,627, representing an amount equal in value to his outstanding performance stock unit awards (which awards were deemed earned at a target level and cancelled and forfeited on the Separation Date); (iii) a lump sum cash payment of $29,231, representing dividends associated with the performance stock unit awards; (iv) all service-based conditions associated with his outstanding restricted stock unit and performance cash unit awards were deemed satisfied, with such awards remaining payable in accordance with their original settlement terms and in the case of the performance cash units, subject to performance against the applicable performance goals; and (v) all of his outstanding stock options remain exercisable until their original expiration dates.

Following the commencement of his service with Fluence, Mr. Nebreda received the following compensation from Fluence in 2022 as approved by the Board of Directors of Fluence (not AES): (i) base salary at an annual rate of $600,000; (ii) a target annual cash bonus opportunity for Fluence’s 2023 fiscal year of 100% of his annual base salary; (iii) a sign-on cash award of $50,000 paid in December 2022; and (iv) an award of 138,658 restricted stock units with a grant date fair value of $2,500,004. Although Fluence is an affiliate of AES, all compensation decisions regarding Mr. Nebreda’s compensatory arrangements with Fluence were determined by the Board of Directors of Fluence.

Clawback Policy

The Company has adopted a clawback policy that provides the Compensation Committee with the discretion to seek the reimbursement of any annual incentive payment or long-term compensation award, as defined under the policy, from key executives of the Company, including our NEOs, when:
•The initial payment was calculated based upon achieving certain financial results that were subsequently the subject of a material restatement of the Company’s financial statements;
•The Compensation Committee, in its discretion, determines that the executive engaged in fraud or willful misconduct that caused, or substantially caused, the need for the restatement; and
•A lower payment would have been made to the executive based upon the restated financial results.
In each such instance, the Compensation Committee has the discretion to determine whether it will seek recovery from the individual executive and has discretion to determine the amount.

Prohibition Against Hedging and Pledging

The Company’s Securities Trading Policy prohibits AES’ employees (including officers) and Directors from engaging in hedging transactions with respect to AES’ equity securities including, without limitation, the purchase of financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds), or otherwise engaging in transactions, that hedge or speculate, or are designed to hedge or speculate, on any change in the market value of AES’ equity securities. The Company additionally prohibits AES’ employees (including officers) and Directors from pledging Company securities in any circumstance, including by purchasing Company securities on margin or by holding Company securities in a margin account.

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Executive Compensation Program Alignment with Stockholders Interests

Actual compensation earned by our NEOs reflects the alignment between our executive compensation program design and value creation for Stockholders.
•Based on actual performance, the value of equity awards at vesting may decline or appreciate, including both our AES relative Total Stockholder Return-based performance cash units and AES Parent Free Cash Flow-based performance stock units.
•For the 2020-2022 performance cash units, AES had a Total Stockholder Return of 64%
•For the 2020-2022 performance period AES was the best performer in the S&P 500 Utilities Index.
Summary Compensation Table (2022, 2021 and 2020)*

Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Andrés Gluski
President & Chief Executive Officer
2022	$1,241,000	$0	$8,627,752	$0	$2,364,105	$292,401	$12,525,258
2021	$1,241,000	$0	$10,623,105	$0	$2,233,800	$281,285	$14,379,190
2020	$1,218,888	$0	$7,931,169	$0	$1,992,900	$325,070	$11,468,027

Stephen Coughlin (5)
EVP & Chief Financial Officer
2022	$580,000	$0	$1,080,078	$0	$736,600	$49,302	$2,445,980
2021	$366,480	$0	$3,401,147	$2,872,816	$439,800	$39,250	$7,119,493

Bernerd Da Santos
EVP & Chief Operating Officer
2022	$625,000	$0	$1,319,077	$0	$793,750	$107,586	$2,845,413
2021	$570,000	$0	$1,463,781	$0	$684,000	$99,801	$2,817,582
2020	$560,000	$0	$1,301,384	$0	$610,400	$115,200	$2,586,984

Juan Ignacio Rubiolo (6,7)
EVP & President, International Businesses
2022	$515,000	$321,875	$959,044	$0	$654,050	$295,000	$2,744,969

Tish Mendoza
EVP & Chief Human Resources Officer
2022	$560,000	$0	$1,181,884	$0	$711,200	$82,692	$2,535,776
2021	$487,000	$0	$1,250,643	$0	$584,400	$77,544	$2,399,587
2020	$478,000	$0	$740,556	$0	$416,800	$91,800	$1,727,156

Julian Nebreda (6,8)
Former EVP & President, US & Global Business Lines
2022	$577,282	$50,000	$3,486,989	$0	$0	$1,366,053	$5,480,324

*    Table excludes the Change in Pension Value and Non-Qualified Deferred Compensation Earnings column, which is not applicable.

NOTES:
(1)    The base salary earned by each NEO during fiscal years 2022, 2021, and 2020, as applicable.
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(2)    For each NEO, the aggregate grant date fair values of AES performance stock units, performance cash units, and restricted stock units granted in the year, which are computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, “Compensation-Stock Compensation” (“FASB ASC Topic 718”) disregarding any estimates of forfeitures related to service-based vesting conditions and, in the case of the performance stock units, performance cash units, and restricted stock units, assuming a target level of performance. A discussion of the relevant assumptions made in the valuation may be found in our financial statements, footnotes to the financial statements (footnote 19), or Management’s Discussion & Analysis, as appropriate, contained in the AES Form 10-K, which also includes information for 2020 and 2021. Assuming (i) the maximum market and financial performance conditions are achieved, (ii) in the case of performance stock units, the share price at grant, and (iii) in the case of restricted stock units, an adjustment percentage of +15.0%, the maximum values of performance stock units, performance cash units, and restricted stock units granted in fiscal year 2022, and payable upon completion of the 2022-2024 performance period, are shown below.

Maximum Value of Performance Stock Units, Performance Cash Units, and Restricted Stock Units Granted in FY22 (payable after completion of 2022-2024 performance period)
Name	Performance Stock Units ($)	Performance Cash Units ($)	Restricted Stock Units ($)	Total ($)
Andrés Gluski	$6,254,620	$10,424,400	$2,397,620	$19,076,640
Stephen Coughlin	$782,994	$1,305,000	$300,148	$2,388,142
Bernerd Da Santos	$956,253	$1,593,750	$366,572	$2,916,575
Juan Ignacio Rubiolo	$695,255	$1,158,750	$266,515	$2,120,520
Tish Mendoza	$856,800	$1,428,000	$328,440	$2,613,240
Julian Nebreda	$715,506	$1,192,500	$274,285	$2,182,291

For Mr. Nebreda, the amount in this column also includes the aggregate grant date fair value ($2,500,004), computed in accordance with FASB ASC Topic 718, of 138,658 Fluence restricted stock units awarded to him on September 1, 2022 in connection with the commencement of his service with Fluence. A discussion of the relevant assumptions made in the valuation may be found in footnote 17 to Fluence’s audited financial statements for fiscal year 2022 included in Fluence’s Annual Report on Form 10-K filed with the SEC on December 14, 2022. The restricted stock units vest in equal annual installments on each anniversary of the grant date over the course of the next three years, subject to Mr. Nebreda’s continued employment with Fluence on each of the applicable vesting dates.
(3)    The value of non-equity incentive plan awards earned during the 2022 fiscal year and paid in 2023 under our Performance Incentive Plan (our annual incentive plan).
(4)    All Other Compensation includes Company contributions to both qualified and non-qualified defined contribution retirement plans. In the case of Messrs. Rubiolo and Nebreda both received international assignment-related benefits which are also included in All Other Compensation. Amounts for Mr. Nebreda also include (i) certain payments and benefits provided to him by AES in connection with his departure from AES and (ii) certain payments and benefits provided to him by Fluence in connection with his commencement of employment with Fluence.

Name	AES Contributions to Qualified Defined Contribution Plans	AES Contributions to Non-Qualified Defined Contribution Plans	Relocation Benefits	Termination Benefits & Fluence Payments	Total Other Compensation
Andrés Gluski	$27,450	$264,951	$0	$0	$292,401
Stephen Coughlin	$27,450	$21,852	$0	$0	$49,302
Bernerd Da Santos	$27,450	$80,136	$0	$0	$107,586
Juan Ignacio Rubiolo	$0	$0	$295,000(a)	$0	$295,000
Tish Mendoza	$27,450	$55,242	$0	$0	$82,692
Julian Nebreda	$27,450	$63,471	$101,822(b)	$1,173,310(c)	$1,366,053

a.Includes the following benefits related to an international assignment: Combined cost of living and housing allowance ($295,000).
b.Includes the following benefits related to an international assignment: Combined cost of living and housing allowance ($61,250); Relocation expenses associated with a relocation to the United States from Chile ($24,843); and Tax Payments related to the previous assignment in Chile and/or the relocation to the United States ($15,729).
c.Includes the following payments and benefits provided to Mr. Nebreda by AES in connection with his departure from AES:
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i.a lump sum cash payment of $353,333, representing an amount equal in value to his pro-rata target 2022 annual incentive award;
ii.a lump sum cash payment of $436,940, representing an amount equal in value to his outstanding 2020 and 2021 performance stock unit awards (which awards were deemed earned at a target level and cancelled and forfeited on the Separation Date) (this value excludes his 2022 performance stock unit awards that received the same treatment but the value of which is reported in the 2022 row of the “Stock Awards” column), as well as dividends associated with these awards (in the amount of $29,231); and
iii.a value of $353,806, representing his outstanding 2020 restricted stock unit awards and a portion of his outstanding 2021 restricted stock unit awards that were deemed vested on the Separation Date (this value excludes (i) his 2022 restricted stock unit awards, a portion of which received the same treatment but the value of which is reported in the 2022 row of the “Stock Awards” column and (ii) a portion of the third tranche of his 2021 restricted stock units awards and all of his outstanding performance cash unit awards for which the service-based conditions were also deemed satisfied but for which the attributable values are indeterminable because such awards are still subject to the future attainment of performance goals).
(5) Mr. Coughlin was not an NEO prior to 2021. Therefore, no compensation information appears for him for 2020, in accordance with applicable SEC rules. Additionally, for Mr. Coughlin, the Option award in 2021 represents the aggregate grant date fair value of Fluence unit options (Option Awards column) granted in the year. These amounts were granted by Fluence and a discussion of the relevant assumptions made in the valuations may be found in the Fluence financial statements, footnotes to the financial statements (footnote 16), or Management’s Discussion & Analysis section, as appropriate, included in Fluence’s Annual Report on Form 10-K for the fiscal year ended September 30, 2021.
(6) Mr. Rubiolo and Mr. Nebreda were not NEOs prior to 2022. Therefore, no compensation information appears for them for 2021 or 2020, in accordance with applicable SEC rules.
(7) For Mr. Rubiolo, the “Bonus” column includes a one-time cash bonus of $321,875 paid in recognition of outstanding performance in connection with executing business objectives.
(8) For Mr. Nebreda, values in the table for 2022 reflect compensation paid by AES from January 1—August 31 and compensation paid by Fluence from September 1—December 31. The “Salary” column includes $377,282 paid by AES and $200,000 paid by Fluence. The “Bonus” column includes a sign-on cash award of $50,000 paid in December 2022 by Fluence. The “Stock Awards” and “All Other Compensation” columns include the amounts described in footnotes 2 and 4 above, respectively. For additional information, see the “Other Relevant Compensation Elements, Policies and Information—Separation Agreement with Mr. Nebreda” section of this Proxy Statement.

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Grants of Plan-Based Awards (2022)

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Andrés Gluski
		$0	$1,861,500	$3,723,000
	24-Feb-22				0	149,489	298,978		$3,127,310
	24-Feb-22				2,606,100	5,212,200	10,424,400		$3,415,555
	24-Feb-22				84,711	99,660	114,609		$2,084,887

Stephen Coughlin
		$0	$580,000	$1,160,000
	24-Feb-22				0	18,714	37,428		$391,497
	24-Feb-22				326,250	652,500	1,305,000		$427,583
	24-Feb-22				10,605	12,476	14,347		$260,998

Bernerd Da Santos
		$0	$625,000	$1,250,000
	24-Feb-22				0	22,855	45,710		$478,127
	24-Feb-22				398,438	796,875	1,593,750		$522,192
	24-Feb-22				12,951	15,237	17,523		$318,758

Juan Ignacio Rubiolo
		$0	$515,000	$1,030,000
	24-Feb-22				0	16,617	33,234		$347,628
	24-Feb-22				289,688	579,375	1,158,750		$379,664
	24-Feb-22				9,416	11,078	12,740		$231,752

Tish Mendoza
		$0	$560,000	$1,120,000
	24-Feb-22				0	20,478	40,956		$428,400
	24-Feb-22				357,000	714,000	1,428,000		$467,884
	24-Feb-22				11,604	13,652	15,700		$285,600

Julian Nebreda(5)
		$0	$530,000	$1,060,000
		$300,000	$600,000	$1,320,000
	24-Feb-22				0	17,101	34,202		$357,753
	24-Feb-22				298,125	596,250	1,192,500		$390,723
	24-Feb-22				9,691	11,401	13,111		$238,509
	01-Sep-22							138,658	$2,500,004

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NOTES:
(1)    Amounts in the first row reflect the threshold, target, and maximum annual cash incentive amounts that could have been earned pursuant to 2022 awards granted under The AES Corporation Performance Incentive Plan. The amounts of annual cash incentive awards earned in 2022 by our NEOs were determined and paid in the first quarter of 2023, and are included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. For additional information, please see “2022 Compensation Determinations—2022 Performance Incentive Plan Payouts.” In the case of Mr. Nebreda, the second row reflects the threshold, target and maximum annual cash incentive amounts that he may earn pursuant to awards for Fluence’s fiscal year ended September 30, 2023 under the Fluence Energy, Inc. Annual Incentive Plan.
(2)    Amounts in the second, third, and fourth rows for each NEO (third, fourth, and fifth rows for Mr. Nebreda) reflect the threshold, target, and maximum numbers of (i) performance stock units, (ii) performance cash units, and (iii) restricted stock units (with performance feature), respectively, granted under The AES Corporation 2003 Long-Term Compensation Plan (the “2003 Long-Term Compensation Plan”). For additional information, please see “2022 Compensation Determinations—Long-Term Compensation.”
(3)    The amount in the sixth row for Mr. Nebreda reflects restricted stock units awarded under the Fluence Energy, Inc. 2021 Incentive Award Plan.
(4)    For all NEOs, includes the aggregate grant date fair value of performance stock units, performance cash units, and restricted stock units granted in the year which are computed in accordance with FASB ASC Topic 718, disregarding any estimates of forfeitures related to service-based vesting conditions and, in the case of the performance stock units, performance cash units, and restricted stock units (if applicable), assuming a target level of performance. A discussion of the relevant assumptions made in the valuations for AES awards may be found in our financial statements, footnotes to the financial statements (footnote 19), or Management’s Discussion & Analysis, as appropriate, contained in the AES Form 10-K. A discussion of the relevant assumptions made in the valuation for Mr. Nebreda’s Fluence restricted stock unit award may be found in footnote 17 to Fluence’s audited financial statements for fiscal year 2022 included in Fluence’s Annual Report on Form 10-K filed with the SEC on December 14, 2022.

(5)    In connection with Mr. Nebreda’s departure from AES, he received (i) a lump sum cash payment of $353,333, representing an amount equal in value to his pro-rata target 2022 annual incentive award; (ii) a lump sum cash payment of $844,627, representing an amount equal in value to his outstanding performance stock unit awards (which awards were deemed earned at a target level and cancelled and forfeited on the Separation Date); and (iii) a lump sum cash payment of $29,231, representing dividends associated with the performance stock unit awards. In addition, all service-based conditions associated with his outstanding restricted stock unit and performance cash unit awards were deemed satisfied, with such awards remaining payable in accordance with their original settlement terms and in the case of the performance cash units, subject to performance against the applicable performance goals.

Narrative Disclosure Relating to the Summary Compensation Table and the Grants of Plan-Based Awards Table
Incentive Compensation Plans Applicable for All NEOs

Performance Incentive Plan

In early 2023, we expect to make cash payments to Messrs. Gluski, Coughlin, Da Santos, Rubiolo, and Ms. Mendoza under the Performance Incentive Plan for performance during 2022. The amount payable to each NEO is included in the amounts reported in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table for each NEO. A description of the Performance Incentive Plan and awards made thereunder is set forth in the CD&A of this Proxy Statement.

Equity Incentive Compensation

The Summary Compensation Table and Grants of Plan-Based Awards Table include amounts relating to performance cash units, performance stock units, and restricted stock units granted under the 2003 Long-Term Compensation Plan.

The amount reported in the “Stock Awards” column of the Summary Compensation Table for each NEO is based upon the aggregate grant date fair value of such awards computed in accordance with FASB ASC Topic 718 disregarding any estimates of forfeitures related to service-based vesting conditions. For a description of the terms of the awards, see the CD&A of this Proxy Statement.

Effect of Termination of Employment or Change-in-Control

The vesting of AES equity incentive awards outstanding as of December 31, 2022 and the ability of the NEOs to receive payments under those awards are affected by the termination of their employment, including certain qualifying
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terminations in connection with a change-in-control. These events and the related payments and benefits are described in “Potential Payments Upon Termination or Change-in-Control” of this Proxy Statement.

Outstanding Equity Awards at Fiscal Year-End (2022)*

The following table contains information concerning exercisable and unexercisable stock options and unvested stock awards granted to the NEOs which were outstanding on December 31, 2022.

Option Awards[1]			Stock Awards
Number of Securities Underlying Unexercised Options (#) Exercisable	Option Exercise Price ($)	Option Expiration Date (day/mo/year)	Number of Shares or Units of Stock That Have Not Vested[2] (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Andrés Gluski
446,053	$14.630	21-Feb-24
			143,356	$4,122,916	496,240	(3)	$14,271,862
					19,731,900	(4)	$19,731,900
					24,812	(5)	$713,596

Stephen Coughlin
			16,997	$488,822	37,428	(3)	$1,076,429
					1,847,836	(4)	$1,847,836
					1,871	(5)	$53,821

Bernerd Da Santos
66,250	$11.890	20-Feb-25
			21,681	$623,559	72,892	(3)	$2,096,374
					2,876,250	(4)	$2,876,250
					3,645	(5)	$104,817

Juan Ignacio Rubiolo
			50,253	$1,445,263	46,268	(3)	$1,330,668
					1,773,750	(4)	$1,773,750
					2,313	(5)	$66,535

Tish Mendoza
24,643	$14.630	21-Feb-24
66,250	$11.890	20-Feb-25
			17,908	$515,036	64,180	(3)	$1,845,817
					2,523,750	(4)	$2,523,750
					3,209	(5)	$92,289

Julian Nebreda
26,917	$14.630	21-Feb-24
46,092	$11.890	20-Feb-25
			138,658	$2,377,985
					1,806,000	(4)	$1,806,000
					2,360	(5)	$67,881

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*    Table excludes the following columns which are not applicable based on award types currently outstanding: Number of Securities Underlying Unexercised Options Unexercisable and Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options. Stock awards are valued using the closing price per share on the last business day of AES’ fiscal year (December 30, 2022) of $28.76 for AES and $17.15 for Fluence, except that performance cash units are valued at $1 per unit.

NOTES:
(1)    Stock options were last granted to NEOs in 2015, and are all fully vested.
(2)    Included in this item for all NEOs except Mr. Nebreda are:
a.    A restricted stock unit grant made on February 21, 2020 that vests in one remaining installment on February 21, 2023.
b. A restricted stock unit grant made on February 19, 2021 that vests in two remaining installments on February 19, 2022 and February 19, 2023. For all NEOs except Mr. Coughlin, a portion of this award is subject to a +/-15.0% modifier based on ESG goals. This portion of the award is shown in the “Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested” column and described in footnote 5 below.
c. A portion of a restricted stock unit grant made on February 24, 2022 that vests in three installments on February 24, 2023, February 24, 2024 and February 24, 2025. For all NEOs, a portion of this award is subject to a +/-15.0% modifier based on ESG goals. This portion of the award is shown in the “Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested” column and described in footnote 5 below.
Also included in this item for Mr. Nebreda is a restricted stock unit grant made by Fluence on September 1, 2022 that vests in equal annual installments on each anniversary of the grant date over a three-year period, subject to Mr. Nebreda’s continued employment with Fluence on each of the applicable vesting dates.
(3)    Included in this item are: Performance stock units for all NEOs, except Messrs Coughlin and Nebreda, granted on February 19, 2021 and Performance stock units granted to all NEOs, except Mr. Nebreda, on February 24, 2022 which will vest if earned, upon final certification of results in the first quarter of 2024 and the first quarter of 2025, respectively, based on the financial performance condition of AES’ three-year cumulative Parent Free Cash Flow, and three-year service conditions (but only when and to the extent financial performance conditions are met).
Based on AES’ performance through the end of fiscal year 2022 relative to the performance criteria, our current period to-date results for the 2021-2023 and 2022-2024 ongoing performance periods are between target and maximum, and thus the maximum number of performance stock units granted in 2021 and 2022 are included above.
(4) Included in this item are:
a.Performance cash units granted to all NEOs, except Mr. Coughlin, on February 19, 2021, and performance cash units granted to all NEOs on February 24, 2022 which vest if earned, on February 19, 2024 and February 24, 2025, respectively, based on market performance conditions (AES three-year cumulative Total Stockholder Return relative to S&P 500 Utilities Index, S&P 500 Index, and MSCI Latin America Emerging Markets Index and three-year service conditions (but only when and to the extent the market performance conditions are met).
Based on AES’ performance through the end of fiscal year 2022 relative to the performance criteria, our current period to-date results for the 2021-2023 and 2022-2024 ongoing performance periods are between target and maximum and thus the maximum number of performance cash units granted in 2021 and 2022 are included above.
b. Performance cash units granted to Mr. Coughlin on February 19, 2021, which vest, if earned, on February 19, 2024 based on the financial performance condition of AES’ three-year cumulative Parent Free Cash Flow, and three-year service conditions (but only when and to the extent financial performance conditions are met).
Based on AES’ performance through the end of fiscal year 2022 relative to the performance criteria, our current period to-date results for the 2021-2023 performance period are between target and maximum, and thus the maximum number of performance stock units granted in 2021 is included above.
(5) This item represents a portion of a restricted stock unit grant made to all NEOs, except Mr. Coughlin, on February 19, 2021 that vests in three installments on February 19, 2022, February 19, 2023 and February 19, 2024 and a portion of a restricted stock unit grant made to all NEOs on February 24, 2022 that vests in three installments on February 24, 2023, February 24, 2024 and February 24, 2025. Portions of these awards that vest solely based on continued service with the Company are shown in the “Number of Shares or Units of Stock That Have Not Vested” column and described in footnote 2(c) above for all NEOs except Mr. Nebreda, for whom all service-based conditions associated with these awards were deemed satisfied in connection with his departure from AES. The portions of the awards shown in this column are subject to a +/-15.0% modifier of the target number of restricted stock units comprising the full award based on ESG goals. Based on AES’ performance through the end of fiscal years 2021 and 2022 relative to the ESG goals, our current period to-date results for the 2021-2023 and 2022-2024 ongoing performance periods are between threshold and target and thus the target numbers of restricted stock units granted in 2021 and 2022 and subject to the +/-15.0% modifier are included above.

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Option Exercises and Stock Vested (2022)

The following table contains information concerning the exercise of stock options and the vesting of performance stock unit and restricted stock unit awards by the NEOs during 2022.

	Option Awards		Stock Awards (1,2)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Andrés Gluski	1,273,136	$18,996,284	271,955	$7,258,232
Stephen Coughlin	—	$ —	3,195	$67,926
Bernerd Da Santos	—	$ —	47,419	$1,249,550
Juan Ignacio Rubiolo	—	$ —	21,488	$575,071
Tish Mendoza	—	$ —	26,597	$703,151
Julian Nebreda	—	$ —	20,148(3)	$485,888(3)

NOTES:

(1)    The 2020 Total Stockholder Return performance cash units also vested on December 31, 2022 with each unit having a value of $1.00.  In connection with the vesting of such units, the NEOs received the following dollar amounts: Mr. Gluski ($5,869,209), Mr. Da Santos ($963,043), Mr. Rubiolo ($470,057), Ms. Mendoza ($548,017), and Mr. Nebreda ($468,910).
(2)    Vesting of stock awards in 2022 consisted of separate grants shown in the following table.

	Number of Shares Acquired on Vesting (#)
Name	2/21/2020 PSUs (a)	2/22/2019 RSUs (b)	2/21/2020 RSUs (c)	2/19/2021 RSUs (d)	Total
Andrés Gluski	197,782	27,584	24,671	21,918	271,955
Stephen Coughlin	—	—	—	3,195	3,195
Bernerd Da Santos	32,453	7,898	4,048	3,020	47,419
Juan Ignacio Rubiolo	15,839	2,225	1,976	1,448	21,488
Tish Mendoza	18,468	3,245	2,304	2,580	26,597
Julian Nebreda	—	2,831	1,971	1,444	6,246

	Value Based on Vesting ($)
Name	2/21/2020 PSUs (a)	2/22/2019 RSUs (b)	2/21/2020 RSUs (c)	2/19/2021 RSUs (d)	Total
Andrés Gluski	$5,688,210	$579,540	$524,505	$465,977	$7,258,232
Stephen Coughlin	$0	$0	$0	$67,926	$67,926
Bernerd Da Santos	$933,348	$165,937	$86,060	$64,205	$1,249,550
Juan Ignacio Rubiolo	$455,530	$46,747	$42,010	$30,784	$575,071
Tish Mendoza	$531,140	$68,177	$48,983	$54,851	$703,151
Julian Nebreda	$0	$59,479	$41,903	$30,699	$132,082

(a)    The February 21, 2020 performance stock unit grant vested based on the Company’s Parent Free Cash Flow results for the three-year period ended December 31, 2022 with performance of 103.36% of target, which resulted in a payout of 133.61% of target. Final certification of results and distribution of shares occurred in the first quarter of 2023. For purposes of this Proxy Statement, the performance stock units vested at that performance level as of December 31, 2022 at the closing stock price
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per share of $28.76. In connection with his departure from AES, Mr. Nebreda received a lump sum cash payment representing an amount equal in value to his outstanding performance stock unit awards (which awards were deemed earned at a target level and cancelled and forfeited on the Separation Date), and associated dividends.
(b)    The February 22, 2019 restricted stock unit grant vested in three equal installments on the anniversary of the grant date. The third vesting occurred on February 22, 2022 at a vesting price of $21.01.
(c) The February 21, 2020 restricted stock unit grant vests in three equal installments on the anniversary of the grant date. The second vesting occurred on February 21, 2022 at a vesting price of $21.26.
(d)    The February 19, 2021 restricted stock unit grant vests in three equal installments on the anniversary of the grant date. The first vesting occurred on February 19, 2022 at a vesting price of $21.26.
(3)    In connection with Mr. Nebreda’s departure from AES, all service-based conditions associated with his outstanding restricted stock unit awards were deemed satisfied, with such awards remaining payable in accordance with their original settlement terms. For Mr. Nebreda, these columns also include (a) the third vesting of the February 21, 2020 restricted stock unit grant, (b) the second vesting and 55% of the third vesting of the February 19, 2021 restricted stock unit grant, and (c) the first vesting, the second vesting, and 55% of the third vesting of the February 24, 2022 grant, each at a vesting price of $25.45 and as further described in the below.
For each of the aforementioned awards, Mr. Nebreda received the following: February 21, 2020 restricted stock unit grant of 1,971 shares at a value of $50,162; February 19, 2021 restricted stock unit grant of 2,240 shares at a value of $57,008; February 24, 2022 restricted stock unit award of 9,691 shares at a value of $246,636. The shares underlying these vested awards remain payable in accordance with their original settlement terms.

Non-Qualified Deferred Compensation (2022)
The following table contains information for the NEOs for each of our plans that provides for the deferral of compensation that is not tax-qualified.

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last FYE ($)(4)
Andrés Gluski - RSRP	$186,150	$264,951	($1,250,801)	$0	$7,846,268
Stephen Coughlin - RSRP	$13	$21,852	($16,712)	$0	$104,596
Bernerd Da Santos - RSRP	$80,900	$80,136	($160,772)	$0	$1,488,815
Juan Ignacio Rubiolo - IRP[5]	$0	$0	$11,015	$0	$135,468
Tish Mendoza - RSRP	$84,000	$55,242	($82,058)	$0	$952,281
Julian Nebreda - RSRP	$188,335	$63,471	($8,532)	$0	$1,741,302
Julian Nebreda - IRP[5]	$0	$0	$368,986	$0	$2,607,046

NOTES:
(1)    Amounts in this column represent elective contributions to the Restoration Supplemental Retirement Plan (“RSRP”) in 2022. Amounts were deferred from the “Salary” and “Non-Equity Incentive Plan Compensation” columns of the Summary Compensation Table.
(2)    Amounts in this column represent the Company’s contributions to the RSRP. The amounts reported in this column and the Company’s additional contributions to the 401(k) Plan are included in the amounts reported in the 2022 row of the “All Other Compensation” column of the Summary Compensation Table.
The table below summarizes Company contributions under the RSRP that are included in the “All Other Compensation” column of the Summary Compensation Table.

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Name	Included in 2020 All Other Compensation	Included in 2021 All Other Compensation	Included in 2022 All Other Compensation
Andrés Gluski	$299,420	$255,185	$264,951
Stephen Coughlin	n/a	$13,150	$21,852
Bernerd Da Santos	$89,550	$73,701	$80,136
Juan Ignacio Rubiolo	n/a	n/a	$0
Tish Mendoza	$66,150	$51,444	$55,242
Julian Nebreda	n/a	n/a	$63,471

(3)    Amounts in this column represent investment earnings under the RSRP and IRP.
(4)    Amounts in this column represent the balance of amounts in the RSRP and IRP at the end of 2022 and are included in the Summary Compensation Table as described in footnote 2 herein.
(5)    Messrs Rubiolo and Nebreda are no longer active participants in the IRP. In connection with a previous overseas assignments Mr. Rubiolo and Mr. Nebreda did participate, but the Company no longer makes any contributions to the IRP, and neither does Mr. Rubiolo or Mr. Nebreda. The only activity in this account is for investment earnings on previously contributed amounts.

Narrative Disclosure Relating to the Non-Qualified Deferred Compensation Table

The AES Corporation Restoration Supplemental Retirement Plan (RSRP)

The Code places statutory limits on the amount that participants, such as our NEOs, can contribute to The AES Corporation Retirement Savings Plan (the “401(k) Plan”). As a result of these regulations, matching contributions to the 401(k) Plan accounts of our NEOs in fiscal year 2022 were limited. To address the fact that participant and Company contributions are restricted by the statutory limits imposed by the Code, our NEOs and other highly compensated employees can participate in the RSRP which is designed primarily to restore benefits limited under our broad-based retirement plans due to statutory limits imposed by the Code.

Under the 401(k) Plan, eligible employees, including our NEOs, can elect to defer a portion of their compensation into the 401(k) Plan, subject to certain statutory limitations imposed by the Code such as the limitations imposed by Sections 402(g) and 401(a)(17) of the Code. The Company matches, dollar-for-dollar, the first five percent of compensation that an individual contributes to the 401(k) Plan. In addition, individuals who participate in the RSRP may defer up to 80% of their compensation (excluding bonuses) and up to 100% of their annual bonus under the RSRP and the IRP. The Company provides a matching contribution to the RSRP for individuals who actively defer and who are also subject to the statutory limits as described above.

The Company may maintain up to four separate deferral accounts for participants in the RSRP, each of which may have a different distribution date and a different distribution option. A participant in the RSRP may elect to have distributions made in a lump sum payment or annually over a period of two to fifteen years. All RSRP distributions are made in cash.

Under the RSRP individuals have the ability to select from a list of hypothetical investments. The investment options are functionally equivalent to the investments made available to all participants in the 401(k) Plan. Individuals may change their hypothetical investments within the time periods that are permitted by the Compensation Committee, provided that they are entitled to change such designations at least quarterly.

Earnings or losses are credited to the deferral accounts by the amount that would have been earned or lost if the amounts were actually invested.

Individual RSRP account balances are always 100% vested.

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Potential Payments Upon Termination or Change-in-Control

The following table contains estimated payments and benefits to each of the currently employed NEOs in connection with a termination of employment or a change-in-control. The amounts assume that a termination or change-in-control event occurred on December 31, 2022 and, where applicable, uses the closing price per share of AES common stock of $28.76 (as reported on the NYSE on December 30, 2022).

	Termination
Name[1]	Voluntary or For Cause	Without Cause	In Connection with Change in Control	Death	Disability	Change in Control Only (No Termination)
Andrés Gluski
Cash Severance[2]	$0	$6,205,000	$9,307,500	$0	$0	$0
Accelerated Vesting of LTC[3]	$0	$0	$21,838,393	$21,838,393	$21,838,393	$0
Benefits Continuation[4]	$0	$45,508	$68,262	$0	$0	$0
Outplacement Assistance[5]	$0	$25,000	$25,000	$0	$0	$0
Total	$0	$6,275,508	$31,239,155	$21,838,393	$21,838,393	$0

Stephen Coughlin
Cash Severance[2]	$0	$1,160,000	$2,320,000	$0	$0	$0
Accelerated Vesting of LTC[3]	$0	$0	$2,004,777	$2,004,777	$2,004,777	$0
Benefits Continuation[4]	$0	$20,312	$30,468	$0	$0	$0
Outplacement Assistance[5]	$0	$25,000	$25,000	$0	$0	$0
Total	$0	$1,205,312	$4,380,245	$2,004,777	$2,004,777	$0

Bernerd Da Santos
Cash Severance[2]	$0	$1,250,000	$2,500,000	$0	$0	$0
Accelerated Vesting of LTC[3]	$0	$0	$3,214,688	$3,214,688	$3,214,688	$0
Benefits Continuation[4]	$0	$20,312	$30,468	$0	$0	$0
Outplacement Assistance[5]	$0	$25,000	$25,000	$0	$0	$0
Total	$0	$1,295,312	$5,770,156	$3,214,688	$3,214,688	$0

Juan Ignacio Rubiolo
Cash Severance[2]	$0	$1,030,000	$2,060,000	$0	$0	$0
Accelerated Vesting of LTC[3]	$0	$0	$3,064,007	$3,064,007	$3,064,007	$0
Benefits Continuation[4]	$0	$22,938	$34,407	$0	$0	$0
Outplacement Assistance[5]	$0	$25,000	$25,000	$0	$0	$0
Total	$0	$1,077,938	$5,183,414	$3,064,007	$3,064,007	$0

Tish Mendoza
Cash Severance[2]	$0	$1,120,000	$2,240,000	$0	$0	$0
Accelerated Vesting of LTC[3]	$0	$0	$2,792,108	$2,792,108	$2,792,108	$0
Benefits Continuation[4]	$0	$20,312	$30,468	$0	$0	$0
Outplacement Assistance[5]	$0	$25,000	$25,000	$0	$0	$0
Total	$0	$1,165,312	$5,087,576	$2,792,108	$2,792,108	$0

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NOTES:

(1) On the Separation Date, Julian Nebreda, the Company's former EVP and President, US & Global Business Lines, terminated service as an employee of AES. In connection with Mr. Nebreda’s departure, AES and Mr. Nebreda entered into a Voluntary Separation Agreement. Pursuant to this agreement, Mr. Nebreda received the following payments and benefits: (i) a lump sum cash payment of $353,333, representing an amount equal in value to his pro-rata target 2022 annual incentive award; (ii) a lump sum cash payment of $844,627, representing an amount equal in value to his outstanding performance stock unit awards (which awards were deemed earned at a target level and cancelled and forfeited on the Separation Date); (iii) a lump sum cash payment of $29,231, representing dividends associated with these awards; (iv) all service-based conditions associated with his outstanding restricted stock unit and performance cash unit awards were deemed satisfied, with such awards remaining payable in accordance with their original settlement terms and in the case of the performance cash units, subject to performance against the applicable performance goals; and (v) all of his outstanding stock options remain exercisable until their original expiration dates.
(2)    Upon termination without cause, or a qualifying termination following a change-in-control, and in the case of Mr. Gluski, termination due to death or disability, or Good Reason (outside of change-in-control), a pro-rata bonus to the extent earned would be payable. Pro-rata bonus amounts are not included in the above table because as of December 31, 2022, the service and performance conditions under AES’ 2022 annual incentive plan would have been satisfied.
(3)    Accelerated Vesting of Long-Term Compensation (“LTC”) includes:
•The value of outstanding performance stock units granted in February 2021 and 2022 at the target payout level;
•The value of outstanding performance cash units granted in February 2021 and 2022 at the target payout level; and
•The value of outstanding restricted stock units granted in February 2020, 2021 and 2022 (at the target payout level for
2021 and 2022 awards)
The following table provides further detail on Accelerated Vesting of LTC by award type.

	Performance Stock Units	Restricted Stock Units	Performance Cash Units	Total Accelerated LTC Vesting
Gluski	$7,135,931	$4,836,512	$9,865,950	$21,838,393
Coughlin	$538,215	$542,644	$923,918	$2,004,777
Da Santos	$1,048,187	$728,376	$1,438,125	$3,214,688
Rubiolo	$665,334	$1,511,798	$886,875	$3,064,007
Mendoza	$922,908	$607,325	$1,261,875	$2,792,108

(4)    Upon termination without cause and a qualifying termination following a change-in-control, the NEO may receive continued medical, dental and vision benefits. The value of benefits continuation is based on the share of premiums paid by the Company on each NEO’s behalf in 2022, based on the coverage in place at the end of December 2022. For the period that benefits are continued, each NEO is responsible for paying the portion of premiums previously paid as an employee.
(5)    Upon termination without cause, or in the case of Mr. Gluski, for Good Reason, or a qualifying termination following a change-in-control, the NEOs are eligible for outplacement benefits. The estimated value of this benefit is $25,000.

Additional Information Relating to Potential Payments Upon Termination of Employment or Change-in-Control

The following narrative outlines our compensatory arrangements with our NEOs, and is in addition to other summaries of their terms found in the CD&A of this Proxy Statement, “Narrative Disclosure Relating to the Summary Compensation Table and Grants of Plan-Based Awards Table” of this Proxy Statement, and “Narrative Disclosure Relating to the Non-Qualified Deferred Compensation Table” of this Proxy Statement.

Potential Payments upon Termination under the Executive Severance Plan

Executive Officers are eligible to receive payments and benefits upon termination, including termination in connection with a change-in-control, under our Executive Severance Plan. This plan was adopted during 2011 and does not include a Section 280G excise tax gross-up consistent with our policy prohibiting change-in-control tax gross-ups. Payments and benefits provided to the Executive Officers upon each termination circumstance are detailed below.
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In the event of termination due to disability, the Executive Officer is entitled to receive the following payments:
•Disability benefits under our long-term disability program in effect at the time;
•Base salary through the termination date or, if earlier, the end of the month preceding the month in which disability benefits commence; and
•In the case of Mr. Gluski, a pro-rata portion of his annual bonus to the extent earned, based upon the number of days he was employed during the year (“Pro-Rata Bonus”).
In the event of termination due to death, the Executive Officer’s legal representative is entitled to his or her base salary through the termination date and, in the case of Mr. Gluski, the Pro-Rata Bonus.

In the event the Executive Officer’s employment is terminated for cause or the Executive Officer voluntarily resigns, the Executive Officer is only entitled to receive his or her base salary through the termination date.

If we terminate the Executive Officer’s employment without cause, or in the case or Mr. Gluski, he terminates for “Good Reason,” the Executive Officer is entitled to receive:
•Base salary through the termination date, the Pro-Rata Bonus, and a lump sum severance payment equal to one times (two times in the case of Mr. Gluski) the sum of the Executive Officer’s base salary and target bonus for the year in which the termination of employment occurs;
•Continued participation for 12 months (24 months in the case of Mr. Gluski) in all medical, dental, and vision benefit programs that the Executive Officer was participating in at the time of termination; and
•Outplacement assistance from the time of termination until December 31st of the second calendar year following the calendar year in which the termination occurred.
If within two years following a “change-in-control,” the Executive Officer terminates employment for “Good Reason” or if we terminate the Executive Officer’s employment, other than for cause or disability, the Executive Officer is entitled to receive:
•Base salary through the termination date, the Pro-Rata Bonus, and a lump sum severance payment equal to two times (three times in the case of Mr. Gluski) the sum of the Executive Officer’s base salary and target bonus for the year in which the termination of employment occurs;
•Continued participation for 18 months (36 months in the case of Mr. Gluski) in all medical, dental, and vision benefit programs that the Executive Officer was participating in at the time of termination; and
•Outplacement assistance from the time of termination until December 31st of the second calendar year following the calendar year in which the termination occurred.
In addition, the Executive Officers are subject to certain non-competition, non-solicitation, non-disparagement, and confidentiality obligations that are outlined in the Executive Severance Plan, and the execution of a general release of claims against the Company. The non-competition and non-solicitation obligations must be complied with for 12 months after termination of employment with us.

Payment of Long-Term Compensation Awards in the Event of Termination or Change-in-Control as Determined by the Provisions Set Forth in the 2003 Long-Term Compensation Plan (for all NEOs)
The vesting of performance stock units, performance cash units, and restricted stock units and the ability of our NEOs to exercise or receive payments under those awards changes in the case of (1) termination of their employment or (2) as a result of a change-in-control. The vesting conditions are defined by the provisions set forth in the 2003 Long Term Compensation Plan as outlined below:
Performance Stock Units, Performance Cash Units, and Restricted Stock Units
If the NEO’s employment is terminated by reason of death or disability prior to the third anniversary of the grant date of a performance stock unit, performance cash unit, or a restricted stock unit, the performance stock units (at target), the performance cash units (at target) and/or restricted stock units will immediately vest and be delivered.
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With performance stock units, performance cash units, and restricted stock units, voluntary termination or termination for cause prior to the end of the three-year performance period will result in the forfeiture of all outstanding units. Involuntary termination allows prorated time-vesting in increments of one-third or two-thirds vesting in the case of performance stock units and performance cash units. Under a qualified retirement, which requires Committee approval, the NEO must either reach i) 60 years of age and 7 years of service with the Company or an affiliate or ii) at least 57 years of age and at least 10 years of service with the Company or an affiliate, and, if the Committee so approves, such awards will be paid on the original schedule and, in the case of performance awards, subject to performance against the applicable goals of the awards. In the case of Mr. Gluski, he has reached both the age and years of service criteria to be eligible for qualified retirement.  If he had retired on December 31, 2022, and if the Committee approved a qualified retirement, the aggregate value of his performance stock units (assuming target performance), performance cash units (assuming target performance), and restricted stock units would have been $21,838,393. In the case of Mr. Da Santos, he has also reached both the age and years of service criteria to be eligible for qualified retirement.  If he had retired on December 31, 2022, and if the Committee approved a qualified retirement, the aggregate value of his performance stock units (assuming target performance), performance cash units (assuming target performance), and restricted stock units would have been $3,214,688.

If a change-in-control occurs prior to the end of the three year performance period, performance stock units and performance cash units (at target), and restricted stock units will only become fully vested should a double-trigger occur. The double-trigger only allows for vesting if a qualifying termination occurs in connection with the change-in-control (other than for a qualifying retirement).

The AES Corporation Restoration Supplemental Retirement Plan (RSRP)
In the event of a termination of the NEO’s employment (other than by reason of death) prior to reaching retirement eligibility, or in the event of a change-in-control (defined in the same manner as the term “change-in-control” in the RSRP described below), the balances of all of the NEO’s deferral accounts under the RSRP will be paid in a lump sum. In the event of an NEO’s death or retirement, the balances in the NEO’s deferral accounts will be paid according to his elections if the NEO was 59 1/2 or more years old at the time of such person’s death or retirement. In the event of the NEO’s death or retirement before age 59 1/2, the value of the deferral account will be in a lump sum.

Definition of Terms

The following definitions are provided in the Executive Severance Plan and related Benefits Schedule for the CEO for certain of the terms used in this description:
    “Cause” means (A) the willful and continued failure by the CEO to substantially perform his duties with the Company (other than any such failure resulting from the CEO’s incapability due to physical or mental illness or any such actual or anticipated failure after the issuance of a notice of termination by the CEO for Good Reason), after we deliver a demand for substantial performance, or (B) the willful engaging by the CEO in misconduct which is demonstrably and materially injurious to the Company, monetarily or otherwise.
    “Change-in-Control” means the occurrence of any one of the following events: (A) a transfer of all or substantially all of our assets, (B) a person (other than someone in our Management) becomes the beneficial owner of more than 35% of AES outstanding common stock, or (C) during any one-year period Directors at the beginning of the period (and any new Directors whose election or nomination was approved by a majority of Directors who were either in office at the beginning of the period or were so approved, excluding anyone who became a Director as a result of a threatened or actual proxy contest or solicitation) cease to constitute a majority of the Board.
    “Good Reason” means (A) the failure of the Company to have any successor expressly assume the Executive Severance Plan; (B) after a change-in-control, the relocation of the CEO’s principal place of employment; (C) after a change-in-control, any material adverse change in the CEO’s overall responsibilities, duties and authorities; and (D) after a change-in-control, the failure by the Company to continue the CEO’s participation in a long-term cash or equity award or equity-based grant program (or in a comparable substitute program) on a basis not materially less favorable than that provided to the CEO immediately prior to such change-in-control.
The definitions for other Executive Officers (aside from the CEO) participating in the Executive Severance Plan are substantially similar to those shown above, except in item (D) of “Good Reason.” The other Executive Officers are eligible
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to terminate their employment for “Good Reason” after a change-in-control if there is a material reduction to their base salary or annual incentive opportunity.

The following definition is provided in the RSRP of the terms used in this description:

    “Change-in-Control” means the occurrence of one or more of the following events: (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company to any person or group (as that term is used in Section 13(d)(3) of the Exchange Act) of persons; (ii) a person or group (as so defined) of persons (other than Management of the Company on the date of the adoption of the Plan or their affiliates) shall have become the beneficial owner of more than 35% of the outstanding voting stock of the Company; or (iii) during any one-year period, individuals who at the beginning of such period constitute the Board (together with any new Director whose election or nomination was approved by a majority of the Directors then in office who were either Directors at the beginning of such period or who were previously so approved, but excluding under all circumstances any such new Director whose initial assumption of office occurs as a result of an actual or threatened election contest or other actual or threatened solicitation of proxies or consents by or on behalf of any individual, corporation, partnership or other entity or group) cease to constitute a majority of the Board of Directors. Notwithstanding the foregoing or any provision of the Plan to the contrary, the foregoing definition of change-in-control shall be interpreted, administered and construed in manner necessary to ensure that the occurrence of any such event shall result in a change-in-control only if such event qualifies as a change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation, as applicable, within the meaning of Treas. Reg. § 1.409A-3(i)(5).

The following definition is provided in the 2003 Long Term Compensation Plan of the terms used in this description:

    “Change-in-Control” means the occurrence of one or more of the following events: (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company to any Person or group (as that term is used in Section 13(d)(3) of the Exchange Act) of persons; (ii) a person or group (as so defined) of persons (other than Management of the Company on the date of the adoption of the Plan or their Affiliates) shall have become the beneficial owner of more than 35% of the outstanding voting stock of the Company; or (iii) during any one-year period, individuals who at the beginning of such period constitute the Board (together with any new Director whose election or nomination was approved by a majority of the Directors then in office who were either Directors at the beginning of such period or who were previously so approved, but excluding under all circumstances any such new Director whose initial assumption of office occurs as a result of an actual or threatened election contest or other actual or threatened solicitation of proxies or consents by or on behalf of any individual, corporation, partnership or other entity or group) cease to constitute a majority of the Board. Notwithstanding the foregoing or any provision of this Plan to the contrary, if an award is subject to Section 409A (and not excepted therefrom) and a change-in-control is a distribution event for purposes of an award, the foregoing definition of change-in-control shall be interpreted, administered and construed in manner necessary to ensure that the occurrence of any such event shall result in a change-in-control only if such event qualifies as a change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation, as applicable, within the meaning of Treas. Reg. § 1.409A-3(i)(5).

CEO Pay Ratio

As required by SEC rules, we are disclosing the median annual total compensation of all employees of AES (excluding the CEO), the annual total compensation of the CEO, and the ratio of the median annual total compensation of all employees to the annual total compensation of the CEO.

We may identify our median employee for purposes of providing pay ratio disclosure once every three years and calculate and disclose total compensation for that employee each year, provided that, during the last completed fiscal year, there has been no change in the employee population or employee compensation arrangements that we reasonably believe would result in a significant change to the prior year’s CEO pay ratio disclosure. We reviewed the changes in our employee population and employee compensatory arrangements and determined there has been no change that would significantly impact the 2021 CEO pay ratio disclosure and ultimately require us to identify a new median employee for
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2022. As a result, we used the same median employee for the 2022 CEO pay ratio as we did for the 2021 CEO pay ratio disclosure.

For the pay ratio analysis of our employee population conducted in 2021, we chose December 1st as the determination date to identify our median employee, which date was within the last three months of our most recently completed fiscal year. As of December 1, 2021, we employed 8,718 individuals, with 38% of these individuals located in the United States. Our median employee was selected using data for the following elements of compensation: salary, equity grants, and non-equity incentive compensation, over a trailing 12-month period, from December 1, 2021.

For purposes of reporting annual total compensation and the ratio of annual total compensation of the CEO to the median employee, both the CEO and median employee’s annual total compensation are calculated consistent with the disclosure requirements of executive compensation under Item 402(c)(2)(x) of Regulation S-K. For purposes of converting our median employee’s compensation to United States dollars, we used the prevailing foreign exchange rate as of the end of 2022.

For fiscal 2022, the median employee’s annual total compensation was $45,196, and the total annual compensation of our CEO was $12,525,258. Based on this information, the ratio of the total annual compensation of our CEO to the total annual compensation of our median employee for fiscal 2022 is 277:1.

The Company has not made any of the adjustments permissible by the SEC, nor have any material assumptions or estimates been made to identify the median employee or to determine total annual compensation.

Supplemental Disclosure - CEO Pay Ratio

The Company has a significant global footprint with approximately 62% of its workforce located outside of the United States.

For 2022, the median of the annual total compensation of our US & Utilities Strategic Business Unit and Corporate office employees (other than our CEO) was $143,270.  The same methodology was used as described above, except for limiting this review to these employees only. The ratio of the total annual compensation of our CEO to the median of the total annual compensation of our US & Utilities Strategic Business Unit and Corporate office employees for fiscal 2022 is 87:1.

	Global	U.S. Only
AES 2022 CEO Pay Ratio	277:1	87:1

Compensation Committee Report

The Compensation Committee has reviewed and discussed the CD&A with AES’ Management and, based on this review and discussion, recommended to the Board that it be included in AES’ Proxy Statement and incorporated by reference into the AES Form 10-K for the year ended December 31, 2022.

The Compensation Committee of the Board of Directors,

Alain Monié, Chair
Janet G. Davidson
Holly K. Koeppel
Julia M. Laulis
Teresa M. Sebastian

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Risk Assessment

We believe that the general design of our compensation program reflects an appropriate mix of compensation elements and balances current and long-term performance objectives, cash and equity compensation, and risks and rewards associated with our executives’ roles. The following features of the program illustrate this point:
•Our program reflects a balanced mix of compensation awards to avoid excessive weight on any one performance measure and is designed to promote stability and growth (1) in the short-term through the payment of an annual incentive award based on quantifiable goals and (2) in the long-term, through the payment of awards, the value of which are tied directly to AES share price performance;
•Our annual incentive plan, performance stock units, and performance cash units provide a defined range of payout opportunities ranging from 0-200% of target;
•Total compensation levels are heavily weighted on long-term incentive awards tied to share price performance with three-year service-based vesting schedules and cumulative long-term performance goals;
•We have stock ownership guidelines so that our NEOs’ and other senior executives’ personal wealth is tied to the long-term success of the Company; and
•The Compensation Committee retains discretion to adjust or modify compensation based on the Company’s and executives’ performance.

In 2022, with the assistance of its independent advisor, the Compensation Committee analyzed all of the Company’s compensation programs from a risk perspective. In that review, Meridian identified several risk mitigators including:
•Good balance of fixed and variable pay opportunities;
•Capped incentive plans;
•Multiple incentive measures;
•Performance measured at the large business unit or corporate level;
•Mix of measurement time periods;
•Long-term stock ownership requirements and holding requirements;
•Allowable Compensation Committee discretion, especially in the annual incentive plan, performance stock unit, and performance cash unit agreements;
•Oversight provided by non-participants in the plans, including plan results and Compensation Committee approval of goals;
•Moderate severance program; and
•Clawback policy.
Because of the presence of the risk mitigators identified above and the design of our compensation program, we believe that the risks arising from our employee compensation program are not reasonably likely to have a material adverse effect upon AES.

[Remainder of Page Intentionally Left Blank]

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Pay Versus Performance Disclosure

Pay Versus Performance Table

					Value of Initial Fixed $100 Investment Based On:
Year (a)	Summary Compensation Table Total for PEO1 (b)	Compensation Actually Paid to PEO1,2 (c)	Average Summary Compensation Table for Non-PEO NEOs[1] (d)	Average Compensation Actually Paid to Non-PEO NEOs 1,2 (e)	Total Shareholder Return3 (f)	Peer Group Total Shareholder Return[3] (g)	Net Income ($M) (h)	Parent Free Cash Flow ($M)4 (i)
2022	$12,525,258	$27,934,235	$3,210,492	$4,525,790	$158	$120	($546)	$906
2021	$14,379,190	$13,464,027	$3,363,281	$2,482,306	$129	$118	($409)	$839
2020	$11,468,027	$15,372,256	$2,098,237	$2,583,769	$122	$101	$46	$777

(1) Mr. Gluski served as our principal executive officer (“PEO”) for the full year for each of 2022, 2021 and 2020. For 2022, our non-PEO named executive officers (“NEOs”) included Mr. Coughlin, Mr. Da Santos, Mr. Rubiolo, Ms. Mendoza, and Mr. Nebreda. For 2021, our non-PEO NEOs included Mr. Coughlin, Mr. Pimenta, Mr. Da Santos, Ms. Mendoza, and Ms. Krueger. For 2020, our non-PEO NEOs included Mr. Pimenta, Mr. Da Santos, Ms. Mendoza, and Ms. Krueger.
(2) For each of 2022, 2021 and 2020, the values included in this column for the compensation actually paid to our PEO and the average compensation actually paid to our Non-PEO NEOs reflect the following adjustments to the values included in column (b) and column (d), respectively:

Mr. Andres Gluski		2022	2021	2020
Summary Compensation Table Total for PEO (column (b))*		$12,525,258	$14,379,190	$11,468,027
-	Summary Compensation Table “Stock Awards” column value	($8,627,752)	($10,623,105)	($7,931,169)
-	Summary Compensation Table “Options Awards” column value	$0	$0	$0
+	Year-end fair value of equity awards granted in the covered year that are outstanding and unvested as of the covered year-end	$16,022,414	$8,027,727	$9,410,569
+	Year-over-year change in fair value of equity awards granted in prior years that are outstanding and unvested as of the covered year-end	$4,561,038	$262,049	$951,397
+	Vesting date fair value of equity awards granted and vested in the covered year	$0	$0	$0
+	Year-over-year change in fair value of equity awards granted in prior years that vested in the covered year	$3,453,277	$1,418,166	$1,473,432
-	Fair value as of prior-year end of equity awards granted in prior years that failed to vest in the covered year	$0	$0	$0
+	Dollar value of dividends/earnings paid on equity awards in the covered year	$0	$0	$0
+	Excess fair value for equity award modifications	$0	$0	$0
Compensation Actually Paid to PEO (column (c))		$27,934,235	$13,464,027	$15,372,256
*Pension calculations excluded from the above table as AES’ PEO does not participate in any pension plan.

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Average for Non-PEO NEOs		2022	2021	2020
Summary Compensation Table Average Total for Non-PEO NEOs (column (d))*		$3,210,492	$3,363,281	$2,098,237
-	Summary Compensation Table “Stock Awards” Column Value	($1,605,414)	($1,772,678)	($991,531)
-	Summary Compensation Table “Options Awards” Column Value	$0	($574,563)	$0
+	Year-end fair value of equity awards granted in the covered year that are outstanding and unvested as of the covered year-end	$2,361,757	$704,650	$1,176,481
+	Year-over-year change in fair value of equity awards granted in prior years that are outstanding and unvested as of the covered year-end	$394,713	$18,412	$146,602
+	Vesting date fair value of equity awards granted and vested in the covered year	$0	$1,146,227	$0
+	Year-over-year change in fair value of equity awards granted in prior years that vested in the covered year	$251,276	$139,807	$153,980
-	Fair value as of prior-year end of equity awards granted in prior years that failed to vest in the covered year	($87,034)	($542,830)	$0
+	Dollar value of dividends/earnings paid on equity awards in the covered year	$0	$0	$0
+	Excess fair value for equity award modifications	$0	$0	$0
Average Compensation Actually Paid to Non-PEO NEOs (column (e))		$4,525,790	$2,482,306	$2,583,769
*Pension calculations excluded from the above table as AES Non-PEO NEOs do not participate in any pension plan.

(3) Total shareholder return (“TSR”) for the Company and the peer group was calculated as the yearly percentage change in cumulative TSR based on a deemed fixed investment of $100 at market close on December 31, 2019 and in accordance with Items 201(e) and 402(v) of Regulation S-K. For purposes of this pay versus performance disclosure, our peer group is the S&P 500 Utilities Index. Because fiscal years are presented in the table in reverse chronological order (from top to bottom), the table should be read from bottom to top for purposes of understanding cumulative returns over time.
(4) Parent Free Cash Flow is calculated as set forth on Appendix A: Non-GAAP Measures.

Pay Versus Performance Relationship Descriptions

Period	Compensation Actually Paid to PEO	Average Compensation Actually Paid to Non-PEO NEOs	AES’ TSR	Peer Group TSR	Net Income	Parent Free Cash Flow
2020 to 2022	Increase by 81.7%	Increased by 75.2%	57.5%	20.1%	Decrease of $592M	Increase of $129M

•Relationship between Compensation Actually Paid to our PEO and the Average of Compensation Actually Paid to Non-PEO NEOs and AES’ Cumulative TSR. From 2020 through 2022, the compensation actually paid to our PEO and the average of the compensation actually paid to the Non-PEO NEOs increased by 81.7% and 75.2%, respectively, compared to AES’ cumulative TSR of 57.5% over the same time period (AES was the best performer in the S&P 500 Utilities Index for the 2020 through 2022 period).
•Relationship Between Compensation Actually Paid to our PEO and the Average of the Compensation Actually Paid to the Non-PEO NEOs and the Company’s Net Income. From 2020 through 2022, the compensation actually paid to our PEO and the average of the compensation actually paid to the Non-PEO NEOs increased by 81.7% and 75.2%, respectively, compared to a decrease of $592M in our Net Income over the same time period. Net Income included in the Pay Versus Performance table is calculated in accordance with GAAP and includes the impact of asset impairments which are largely due to AES’ continued execution of its energy transition strategy to exit from coal generation.
•Relationship Between Compensation Actually Paid to our PEO and the Average of the Compensation Actually Paid to the Non-PEO NEOs and the Company’s Parent Free Cash Flow. From 2020 through 2022, the compensation actually paid to our PEO and the average of the compensation actually paid to the Non-PEO NEOs increased by 81.7% and 75.2%, respectively, compared to a $129M increase in our Parent Free Cash Flow over the same period.
•Relationship Between the Company’s TSR and the Peer Group TSR. AES’ cumulative TSR for the 2020 through 2022 period of 57.5% was more than double that of the peer group (S&P 500 Utilities Index) which was 20.1% over the same period.

Tabular List

The following table lists the five financial performance measures that we believe represent the most important financial performance measures we use to link compensation actually paid to our NEOs for fiscal 2022 to our performance:
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Performance Metric
Adjusted Earnings Per Share
Parent Free Cash Flow
Relative TSR vs. S&P 500 Utilities Index
Relative TSR vs. S&P 500 Index
Relative TSR vs. MSCI Latin America Index

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AUDIT MATTERS

Report of the Financial Audit Committee

The Audit Committee maintains initial oversight over risks related to the integrity of the Company’s financial statements; internal controls over financial reporting and disclosure controls and procedures; the performance of the Company’s internal audit function and the independent auditor; the effectiveness of the Company’s Ethics and Compliance Program; and such other matters as are described in the Audit Committee’s Charter. In addition to discussions with the CEO, CFO and other members of Management regarding the preparation of the Company’s financial statements and operating results during fiscal year 2022, the Audit Committee, pursuant to the Audit Committee’s oversight of the Company’s internal audit function and Ethics and Compliance program, received periodic reports from the Company’s Internal Audit, Compliance and Legal departments. Such reports addressed, among other matters, ongoing projects, control assessments and audits being conducted by the Internal Audit department, reports to the Company’s compliance hotline and/or issues involving the Company’s Code of Conduct, material litigation and significant legal developments involving the Company and/or its subsidiaries, and proposed organizational changes. The Audit Committee also received periodic routine reports regarding the Company’s efforts to comply with Section 404 of the Sarbanes-Oxley Act and efforts related to the completion and periodic filings of the Company’s financial statements with the SEC. In addition to the scheduled meetings of the Audit Committee, the members of the Audit Committee held periodic telephonic discussions and/or in-person meetings with Management regarding various subjects. Such informal periodic meetings and discussions permit the Audit Committee to provide advice and assistance to Management on a more frequent basis than the regularly scheduled meetings of the Audit Committee.

As of March 1, 2023, the Audit Committee included six members of the Board. In February 2023, the Board determined that each member of the Audit Committee qualified as independent under the independence standards existing under the NYSE rules and under the independence standards for audit committee members under the Exchange Act. At that time, the Board also determined that each member of the Audit Committee is “financially literate” as required by the NYSE rules, and that each of Mr. Miller, Ms. Sebastian and Ms. Shaughnessy are Audit Committee Financial Experts pursuant to SEC rules based on, among other things, the experience of such member.

The meetings of the Audit Committee also were designed to facilitate and encourage communication among the Committee, the Company, and the Company’s independent registered public accounting firm, Ernst & Young LLP (“EY”). EY has served as the Company’s independent registered public accounting firm since 2008. The Audit Committee discussed with EY the overall scope and plans for the integrated audit of the Company’s financial statements, and met with EY with and without Management present, to discuss the results of their audits and evaluations of the Company’s internal controls and to discuss the efforts expended by the Company in connection with the preparation and filing of the financial statements.

Management has primary responsibility for establishing and maintaining adequate internal financial controls for preparing the financial statements and for the public reporting process. Neither the Audit Committee nor EY is responsible for the preparation of the Company’s consolidated financial statements, its operating results or for the appropriate safekeeping of the Company’s assets. EY’s responsibility is to attest to the Company’s fair presentation of the consolidated financial statements and attest to the effectiveness of internal controls over financial reporting. The independent registered public accounting firm is accountable to the Audit Committee, and the Audit Committee has the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the independent registered public accounting firm. The Audit Committee engages in an annual evaluation of the independent public accounting firm’s qualifications, assessing the firm’s quality of service, the firm’s sufficiency of resources, the quality of the communication and interaction with the firm, and the firm’s independence. The Audit Committee makes its selection based on the best interests of the Company and its Stockholders. The Audit Committee participates in the selection of the lead Audit Partner (the “Lead Partner”) of the independent registered public accounting firm through its review of the Lead Partner’s professional qualifications, experience, and prior performance on the Company’s audit (if any); through in-person meetings with the Lead Partner; and through discussion between the Committee and Management regarding the selection of the Lead Partner. The role of the Audit Committee is to be satisfied that both the Company and the independent registered public accounting firm discharge their respective responsibilities effectively.

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The Audit Committee has reviewed and discussed the audited consolidated financial statements for the fiscal year ended December 31, 2022 with Management and EY. In addition, the Audit Committee has discussed with EY the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC, including, among other things, matters related to the conduct of the audit of the Company’s consolidated financial statements.

EY has provided to the Audit Committee the written disclosures and the letter required by the applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed with EY that firm’s independence from the Company. The Audit Committee has concluded that EY’s provision of audit services to the Company is compatible with EY’s independence. The Audit Committee also discussed EY’s proposed fees with Management, including the scope of services, fees paid to comparable companies, fees paid by the Company in prior years, and other factors relevant to the appropriateness of fees. Based on this review, the Audit Committee approved the amount of fees to be paid to EY for audit and non-audit services. For further information regarding these fees, please see the fees chart located in Information Regarding the Independent Registered Public Accounting Firm of this Proxy Statement.

Based on its review and the meetings, discussions and reports described above, and subject to the limitations on its role and responsibilities referred to above and in the Audit Committee Charter, the Audit Committee recommended to the Board that the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2022 be included in the AES Form 10-K.

The Financial Audit Committee,

Janet G. Davidson
Tarun Khanna
James H. Miller, Chairman
Moisés Naim
Teresa M. Sebastian
Maura Shaughnessy

Information Regarding the Independent Registered Public Accounting Firm
The following table outlines the aggregate fees billed to the Company for the fiscal years ended December 31, 2022 and December 31, 2023 by the Company’s principal accounting firm, EY.

	$ in millions
	2022	2021
Audit Fees	$15.27	$15.25
Audit Related Fees	0.25	0.22
Tax Fees	0.00	0.07
All Other Fees	0.02	0.06
Total Fees	$15.53	$15.60

Audit Fees. The amounts noted above for Audit Fees include the aggregate fees billed for each of the last two fiscal years for professional services rendered by the principal accountant for the audits of the Company’s consolidated annual financial statements and local subsidiaries’ annual financial statements, reviews of the Company’s quarterly financial statements, attestation of internal control over financial reporting, as required by the Sarbanes-Oxley Act, Section 404 and comfort letters, consents and other services related to SEC matters.

Audit Related Fees. The amounts noted above for Audit Related Fees include the aggregate fees billed for each of the last two fiscal years for audits of employee benefit plans and accounting consultations.

Tax Fees. EY did not provide any services to AES related to tax compliance, tax advice or tax planning for the fiscal year ended December 31, 2022, and provided certain tax services related to the estimation of fair market value of assets in 2021.

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All Other Fees. The amounts noted above for All Other Fees include fees billed for the fiscal year ended December 31, 2021, for permitted corporate finance assistance and permitted advisory services and for the fiscal year ended December 31, 2022, for access provided to an EY Technical Researcher.

Pre-Approval Policies and Procedures. The Company desires to maintain an independent relationship between itself and EY, and to confirm that level of independence during 2022, the Audit Committee maintained its pre-approval policy established in 2002 to evaluate whether EY may be eligible to provide certain services outside of its main role as outside auditor. The pre-approval policy permits EY to provide certain designated services set forth in the policy to the Company, outside of its main role as outside auditor, after first obtaining the approval of at least one designated member of the Audit Committee and thereafter reporting such approval to the full Committee consistent with the terms, exceptions and limitations set forth in the Sarbanes-Oxley Act, subject to de minimis exceptions for permitted non-audit services that are later approved by the Audit Committee prior to the completion of the audit and otherwise in accordance with the terms of applicable SEC rules. Services within the established framework include audit and related services and certain tax services. Services outside of the framework require Audit Committee approval prior to the performance of the service. This framework is consistent with the provisions of the Sarbanes-Oxley Act, which address auditor independence. All audit and non-audit services provided to the Company by EY during 2022 were pre-approved by the Audit Committee in accordance with Company policy and the Sarbanes-Oxley Act.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS, AND EXECUTIVE OFFICERS
The following table sets forth information regarding the beneficial ownership of our Common Stock as of March 1, 2023, based on 669,030,884 shares outstanding as of such date, by (a) each Director serving as of March 1, 2023, each Director nominee and each NEO set forth in the Summary Compensation Table in this Proxy Statement, (b) all Directors and Executive Officers as a group and (c) all persons who are known by us to be the beneficial owner of more than five percent (5%) of our common stock (based on their public filings with the SEC as of March 1, 2023 or as otherwise known to us). Under SEC Rule 13d-3 of the Exchange Act, “beneficial ownership” includes shares for which the individual, directly or indirectly, has or shares voting power (which includes the power to vote or direct the voting of the shares) or investment power (which includes the power to dispose or direct the disposition of the shares), whether or not the shares are held for individual benefit. Under these rules, more than one person may be deemed the beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest. Except as otherwise indicated in the footnotes below, each of the beneficial owners has, to the best of our knowledge, sole voting and investment power with respect to the indicated shares of our Common Stock.
Except as otherwise indicated, the address for each person below is c/o The AES Corporation, 4300 Wilson Boulevard, Arlington, Virginia 22203.

Shares Beneficially Owned by Directors and Executive Officers

Name/Address	Position Held with the Company	Shares of Common Stock Beneficially Owned(1)(2)	% of Class(1)
Janet G. Davidson	Director	48,480	*
Andrés R. Gluski	President, CEO and Director	1,996,501	*
Tarun Khanna	Director	269,875	*
Holly K. Koeppel	Director	144,396	*
Julia M. Laulis	Director	44,773	*
James H. Miller	Director	138,814	*
Alain Monié	Director	186,795	*
John B. Morse, Jr.	Director and Chairman of the Board	337,826	*
Moisés Naím	Director	168,506	*
Teresa M. Sebastian	Director	16,250	*
Maura Shaughnessy(3)	Director	94,083	*
Stephen Coughlin	EVP and CFO	76,797	*
Bernerd Da Santos	EVP and COO	366,200	*
Tish Mendoza	EVP and CHRO	287,305	*
Julian Nebreda(4)	Former, President of U.S. and Global Business Lines	268,207	*
Juan Ignacio Rubiolo	EVP and President, International Businesses	121,812	*
All Directors and Executive Officers as a Group (18) persons		4,725,320	0.01

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Shares Beneficially Owned by Greater Than 5% Stockholders

Name/Address	Shares of Common Stock Beneficially Owned	% of Class
The Vanguard Group (5) 100 Vanguard Boulevard Malvern, PA 19355	83,726,923	12.51%
Capital International Investors (6) 333 South Hope Street, 55th Floor Los Angeles, CA 90071	73,977,262	11.06%
Capital World Investors (7) 333 South Hope Street, 55th Floor Los Angeles, CA 90071	73,734,765	11.02%
BlackRock Inc. (8) 55 East 52nd Street New York, NY 10055	47,900,687	7.16%
State Street Corporation (9) State Street Financial Center One Lincoln Street Boston, MA 02111	33,955,718	5.08%

*    Shares held represent less than 1% of the total number of outstanding shares of common stock of the Company.

(1)    The shares of our Common Stock beneficially owned are reported on the basis of SEC regulations governing the determination of beneficial ownership of securities. Under SEC rules, shares of our Common Stock, which are subject to Options, units or other securities that are exercisable or convertible into shares of our Common Stock within 60 days of March 1, 2023, are deemed to be outstanding and beneficially owned by the person holding such Options, units or other securities. Such underlying shares of Common Stock are deemed to be outstanding for the purpose of computing such person’s ownership percentage, but not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

(2)    Includes (a) the following shares issuable upon exercise of Options outstanding that are able to be exercised on or before April 20, 2023: Ms. Davidson – 0 shares; Dr. Khanna – 20,000 shares; Ms. Koeppel - 0 shares; Ms. Laulis – 0 shares; Mr. Miller – 0 shares; Mr. Monié – 99,051 shares; Mr. Morse – 0 shares; Dr. Naím – 0 shares; Ms. Sebastian – 0 shares; Ms. Shaughnessy – 0 shares; Mr. Gluski – 446,053 shares; Mr. Da Santos – 66,250 shares; Ms. Mendoza – 90,893 shares; Mr. Coughlin – 0 shares; Mr. Nebreda – 73,009 shares; Mr. Rubiolo – 0 shares; and all Directors and Executive Officers as a group – 795,256 shares; (b) the following units issuable under The AES 2003 Long Term Compensation Plan, including The AES Corporation Deferred Compensation Plan for Directors: Ms. Davidson – 48,480 units; Dr. Khanna – 245,575 units; Ms. Koeppel – 144,396 units; Ms. Laulis units – 44,773; Mr. Miller – 138,814 units; Mr. Monié – 86,419 units; Mr. Morse – 326,826 units; Dr. Naím – 168,506 units; Ms. Sebastian – 16,250 units; Ms. Shaughnessy  – 20,930 units; all non-employee Directors as a group – 1,435,892 units; (c) the following shares held in The AES Retirement Savings Plan: Mr. Gluski – 30,622 shares; Mr. Coughlin – 0 shares; Mr. Da Santos – 29,135 shares; Ms. Mendoza – 26,305 shares; Mr. Rubiolo – 0 shares; Mr. Nebreda – 27,165 shares; and all Executive Officers as a group – 147,499 shares.

(3)    Includes 25,000 shares held in two separate trusts for which Ms. Shaughnessy serves as trustee.

(4)     Based solely on information as of August 8, 2022, Mr. Nebreda’s departure date.

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(5)     Based solely on information furnished in the Schedule 13G/A filed by The Vanguard Group (“Vanguard”) with the SEC on February 9, 2023, in which Vanguard reported that it had (a) sole power to vote or to direct the vote of 0 shares, (b) shared power to vote or to direct the vote of 893,224 shares, (c) sole power to dispose or to direct the disposition of 81,005,231 shares, and (d) shared power to dispose or to direct the disposition of 2,721,692 shares, with an aggregate amount beneficially owned by the reporting person of 83,726,923 shares.
(6)    Based solely on information furnished in the Schedule 13G/A filed by Capital International Investors (“CII”) with the SEC on February 13, 2023, in which CII reported that it had (a) sole power to vote or to direct the vote of 72,483,065 shares, (b) shared power to vote or to direct the vote of 0 shares, (c) sole power to dispose or to direct the disposition of 73,977,262 shares, and (d) shared power to dispose or to direct the disposition of 0 shares, with an aggregate amount beneficially owned by the reporting person 73,977,262 shares. CII is a division of Capital Research and Management Company ("CRMC"), as well as its investment management subsidiaries and affiliates Capital Bank and Trust Company, Capital International, Inc., Capital International Limited, Capital International Sarl, Capital International K.K., Capital Group Private Client Services, Inc., and Capital Group Investment Management Private Limited (together with CRMC, the "investment management entities"). CII's divisions of each of the investment management entities collectively provide investment management services under the name "Capital International Investors."
(7)    Based solely on information furnished in the Schedule 13G/A filed by Capital World Investors (“CWI”) with the SEC on February 13, 2023, in which CWI reported that it had (a) sole power to vote or to direct the vote of 73,578,896 shares, (b) shared power to vote or to direct the vote of 0 shares, (c) sole power to dispose or to direct the disposition of 73,734,765 shares, and (d) shared power to dispose or to direct the disposition of 0 shares, with an aggregate amount beneficially owned by the reporting person 73,734,765 shares. CWI is a division of CRMC, as well as the investment management entities.

(8) Based solely on information furnished in the Schedule 13G/A filed by BlackRock Inc. and certain of its affiliates (“BlackRock”) with the SEC on January 31, 2023, in which BlackRock reported that it had (a) sole power to vote or to direct the vote of 44,267,992 shares, (b) shared power to vote or to direct the vote of 0 shares, (c) sole power to dispose or to direct the disposition of 47,900,687 shares, and (d) shared power to dispose or to direct the disposition of 0 shares, with an aggregate amount beneficially owned by the reporting person of 47,900,687 shares.

(9) Based solely on information furnished in the Schedule 13G/A filed by State Street Corporation (“State Street”) with the SEC on February 3, 2023, in which State Street reported that it had (a) sole power to vote or to direct the vote of 0 shares, (b) shared power to vote or to direct the vote of 29,829,898 shares, (c) sole power to dispose or to direct the disposition of 0 shares, and (d) shared power to dispose or to direct the disposition of 33,953,002 shares, with an aggregate amount beneficially owned by the reporting person of 33,955,718 shares.

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ANNUAL MEETING PROPOSALS

Proposal 1: Election of Directors

The Board has nominated ten Directors (the “Nominees”) for election at the Annual Meeting, each to serve a one-year term expiring at the Annual Meeting in 2024. The Governance Committee has evaluated and recommended the Nominees in accordance with its charter. Biographies describing each candidate’s background and relevant experience can be found in the Board and Committee Governance section under Board of Directors - Biographies of this Proxy Statement on page 23.

Name	Age	Director Since	Occupation
Janet G. Davidson	66	2019	Former EVP, Quality & Customer Care of Alcatel Lucent
Andrés R. Gluski	65	2011	President and CEO of AES
Tarun Khanna	56	2009	Jorge Paulo Lemann Professor, Harvard Business School
Holly K. Koeppel	64	2015	Former Managing Director and Co-Head of Corsair Infrastructure Management
Julia M. Laulis	60	2020	President, CEO, and Chair of Cable One, Inc.
Alain Monié	72	2017	Former CEO and current Executive Chairman of Ingram Micro Inc.
John B. Morse, Jr.	76	2008	Former SVP, Finance and CFO of The Washington Post Company
Moisés Naím	70	2013	Distinguished Fellow, Carnegie Endowment for International Peace
Teresa M. Sebastian	65	2021	President and CEO of The Dominion Asset Group
Maura Shaughnessy	61	2021	Former Portfolio Manager of MFS Utilities Fund

The Board Recommends a Vote FOR the Election of Each of the Director Nominees Named Above

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Proposal 2: Approval, on an Advisory Basis, of the Company’s Executive Compensation

Pursuant to Section 14A of the Exchange Act, the Company seeks your advisory vote on our executive compensation programs as described in this Proxy Statement (referred to as a say-on-pay vote). At our 2017 Annual Meeting, Stockholders voted to hold an advisory vote on our executive compensation program on an annual basis. and we have submitted an advisory vote regarding our executive compensation program to our stockholders at each annual meeting since that time. Subject to this year's advisory approval of the frequency of future advisory votes on the Company’s executive compensation (Proposal 3), we anticipate continuing to hold an advisory vote on our executive compensation on an annual basis (with the next one occurring in 2024). The Company asks that you support the compensation of our NEOs as disclosed in the CD&A section and the accompanying tables and narratives contained in this Proxy Statement.

The CD&A section of this Proxy Statement discusses how our executive compensation policies and programs implement our executive compensation philosophy, including our emphasis on pay for performance. The Compensation Committee and the Board believe that these policies and procedures are effective in implementing our executive compensation philosophy and in achieving its goals.

Accordingly, the Board recommends that our Stockholders vote “FOR,” on an advisory basis, the compensation paid to our NEOs, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC and adopt the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to the Company’s NEOs, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.”

As an advisory vote, your vote will not be binding on the Company or the Board. However, our Board and our Compensation Committee, which is responsible for designing and administering the Company’s executive compensation programs, value the opinions of our Stockholders and to the extent there is any significant vote against the compensation paid to our NEOs, we will consider our Stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

The Board Recommends a Vote FOR the Approval, on an Advisory Basis, of the Company’s Executive Compensation

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Proposal 3: Approval, on an Advisory Basis, of the Frequency of Future Advisory Votes on the Company’s Executive Compensation

In addition to the advisory vote regarding our executive compensation program (Proposal 2), Section 14A of the Exchange Act also requires that we provide an opportunity for our Stockholders to indicate how frequently we should hold the advisory vote on our executive compensation program. This vote is referred to as a say-on-frequency vote and is required to be held once every six years. We last held a say-on-frequency vote at our 2017 Annual Meeting. At that meeting, our Stockholders voted in favor of holding annual advisory votes regarding our executive compensation program, and we have held a say-on-pay vote on an annual basis since that time. It is expected that the next say-on-frequency vote will occur at our 2029 Annual Meeting.

The Company seeks your advisory vote on the frequency of future advisory votes on the Company’s executive compensation. Stockholders may indicate whether they prefer an advisory vote regarding our executive compensation program every one, two, or three years, or abstain from voting.

Our Board continues to believe that holding an advisory vote regarding our executive compensation program every year is the most appropriate policy for our Stockholders at this time and recommends that Stockholders vote to hold a say-on-pay vote every year.

In formulating its recommendation, our Board considered that an advisory vote regarding our executive compensation program every year will allow our Stockholders to provide us with their direct input on our executive compensation philosophy, policies and practices as disclosed in the Proxy Statement every year. Setting a one year period for holding this stockholder vote enhances Stockholder communication by providing a clear, simple means for the Company to obtain information on investor sentiment about our executive compensation philosophy.

As an advisory vote, your vote will not be binding on AES or the Board. However, our Board values the opinions of our stockholders and will strongly consider its stockholders’ views. The Board expects to be guided by the voting option that receives the greatest number of votes, even if that alternative does not receive a majority vote.

The Board Recommends a Vote for ONE YEAR on the Approval, on an Advisory Basis, of the Frequency of Future Advisory Votes on the Company’s Executive Compensation

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Proposal 4: Ratification of the Appointment of Ernst & Young LLP as the Independent Auditor of the Company for Fiscal Year 2023

The Audit Committee has appointed EY, an independent registered public accounting firm, as the auditor to examine and report to Stockholders on the consolidated financial statements for the Company and its subsidiaries for the fiscal year ending December 31, 2023. The appointment of EY is subject to ratification by the Company’s Stockholders at the Annual Meeting. Representatives of EY will be present at the Annual Meeting and will be given an opportunity to make a statement if they desire to do so. Such representatives will also be available to respond to appropriate questions.

The Board recommends that the Stockholders ratify the appointment of EY and adopt the following resolution at the Annual Meeting:

“RESOLVED, that the appointment of Ernst & Young LLP as the independent auditor of the Company for fiscal year 2023 is hereby APPROVED, RATIFIED AND CONFIRMED.”

In the event the Stockholders do not ratify the appointment of EY, the Audit Committee will consider whether it should appoint an alternative firm.

The Board Recommends a Vote FOR the Ratification of the Appointment of Ernst & Young LLP as the Independent Auditor of the Company for Fiscal Year 2023

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Proposal 5: If Properly Presented, to Vote on a Non-Binding Stockholder Proposal to Subject Termination Pay to Stockholder Approval

The Company has been notified that John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, CA 90278 intends to present the following proposal at the Annual Meeting. Mr. Chevedden has submitted documentation indicating that he is the beneficial owner of no fewer than 250 shares of the Company’s Common Stock. The Board and the Company accept no responsibility for the proposal and supporting statement. As required by SEC rules, the proposal and supporting statement are printed verbatim below. A Stockholder submitting a proposal must appear personally or by proxy at the Annual Meeting to move the proposal for consideration. The Stockholder proposal follows.

Proposal 5 - Shareholder Ratification of Termination Pay

Shareholders request that the Board seek shareholder approval of any senior manager’s new or renewed pay package that provides for severance or termination payments with an estimated value exceeding 2.99 times the sum of the executive’s base salary plus target short-term bonus.

“Severance or termination payments” include cash, equity or other pay that is paid out or vests due to a senior executive’s termination for any reason. Payments include those provided under employment agreements, severance plans, and change-in-control clauses in long-term equity plans, but not life insurance, pension benefits, or deferred pay earned and vested prior to termination.

“Estimated total value” includes: lump-sum payments; payments offsetting tax liabilities, perquisites or benefits not vested under a plan generally available to management employees, post-employment consulting fees or office expense and equity awards if vesting is accelerated, or a performance condition waived, due to termination.

The Board shall retain the option to seek shareholder approval after material terms are agreed upon.

This proposal topic won 44% support at the 2022 AES annual shareholder meeting. This likely represented greater than 50% support from the shares that had access to independent proxy voting advice. Under Ms. Holly Koeppel, Chair of the Governess Committee, AES even conducted a failed attempt to prevent shareholders from voting on the 2022 proposal that ultimately received 44% support. This seems to indicate that Ms. Koeppel wants to put a lid on shareholder input.

Generous performance-based pay can sometimes be justified but shareholder ratification of “golden parachute” severance packages with a total cost exceeding 2.99 times base salary plus target short-term bonus better aligns management pay with shareholder interests.

For instance at one company, that does not have this policy, if the CEO is terminated he could receive $44 million in termination pay - over 10 times his base salary plus short-term bonus. In the event of a change in control, the same person could receive a whopping $124 million in accelerated equity payouts even if he remained employed.

It is in the best interest of AES shareholders and the morale of AES employees to be protected from such lavish management termination pay for one person.

It is important to have this policy in place so that AES management stays focused on improving company performance as opposed to seeking a business combination simply to trigger a management golden parachute windfall.

This proposal topic received between 51% and 65% support at:
FedEx (FDX)
Spirit AeroSystems (SPR)
Alaska Air (ALK)
AbbVie (ABBV)
Fiserv (FISV)
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Please vote yes:
Shareholder Ratification of Termination Pay - Proposal 5

The Board’s and Management’s Statement in Opposition

The Board recommends that Stockholders vote AGAINST this Proposal 5.
Executive Summary

Proposal 5 requests that AES seek Stockholder approval of any senior manager’s new or renewed pay package that provides for severance or termination payments with an estimated value exceeding 2.99 times the sum of the executive’s base salary plus target short-term bonus (the “2.99 Limit”). AES Stockholders’ interests are best served by severance policies, plans, and other arrangements that are already in place, which provide for reasonable limits on post-termination compensation and require stockholder ratification in appropriate circumstances. Following the submission of a similar unsuccessful proposal last year, the Company engaged with Stockholders and established a carefully tailored policy addressing this topic. The Board believes that seeking Stockholder approval for severance or termination packages as contemplated by Proposal 5 is unnecessary and not in the best interests of Stockholders for the following reasons:

•AES already has a carefully tailored policy to seek Stockholder approval of severance or termination pay in appropriate circumstances.
•AES’ compensation programs already effectively align our employees’ and Stockholders’ interests and provide reasonable and appropriate limits on post-termination compensation.
•The proposal discourages the use of at-risk, long-term equity incentive awards, which are tied to maximizing long-term Stockholder value and delivering significant performance results.
•The proposal could place AES at a competitive disadvantage by limiting our ability to attract and retain highly qualified and effective employees.
•The proposal would create expensive and impractical obstacles by requiring AES to call a special meeting of Stockholders in order to negotiate a severance agreement.

AES already has a carefully tailored policy to seek Stockholder approval of severance or termination pay in appropriate circumstances.

At our 2022 Annual Meeting, a similar proposal requesting that AES seek Stockholder approval of any senior manager’s new or renewed pay package exceeding the 2.99 Limit failed to pass. This vote result demonstrated that the majority of AES’ Stockholders believed that the Company’s existing severance policies, plans, and arrangements already provided reasonable limits on post-termination compensation.

The Company engaged with Stockholders to better understand their perspectives on this topic. In line with certain feedback received, the Board adopted a carefully tailored policy to seek Stockholder approval of severance or termination pay in appropriate circumstances. AES’ new policy, available at www.aes.com/investors/governance, generally provides that, AES will not enter into any employment agreement or severance agreement with an executive officer (defined as an “officer” within the meaning of Rule 16a-1(f)) that provides for cash severance benefits exceeding 2.99 times the sum of the executive’s annual base salary plus target annual bonus opportunity without seeking Stockholder ratification of the agreement (with limited exceptions) after the policy’s adoption date. The Board believes that AES’ existing policy provides reasonable and appropriate limits on severance payments, while allowing AES to be competitive in the market for talent. The policy requested by the proposal would represent a significant broadening of an existing AES policy to include the value of previously granted equity awards. The Board believes that AES’ existing policy, which itself was the product of prior engagement with Stockholders, is already appropriately constructed and more in line with market practice.

AES’ compensation programs already effectively align our employees’ and Stockholders’ interests and provide reasonable and appropriate limits on post-termination compensation.

The Board and the Compensation Committee believe that there should be a strong relationship between pay and corporate performance (in terms of both financial results and stock price). Accordingly, our compensation programs are designed not only to attract and retain highly qualified and effective employees, but also to motivate them to substantially contribute to AES’ future success for the long-term benefit of Stockholders and reward them for doing so. Our
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Stockholders have indicated significant support for our compensation programs over the past eleven years, evidenced by the fact that the Company’s Say-on-Pay approval rating has exceeded 93% at each annual meeting since 2011.

For purposes of senior executive compensation, more than 50% of their annual target compensation is in the form of long-term equity compensation awards, a significant portion of which are tied to the achievement of performance goals such as relative Total Stockholder Return and Parent Free Cash Flow. These equity awards motivate and reward our senior executive team for maximizing long-term Stockholder value and provide for accelerated vesting in limited circumstances only: (i) double-trigger vesting in the event of a change-in-control transaction (i.e., a termination without cause by AES or termination for “good reason” by the employee (each a “qualifying termination”) within two years following a change-in-control) and (ii) in connection with death or disability. The awards do not provide for accelerated vesting in the event of a qualifying termination unrelated to a change-in-control.

Members of the senior executive team are also participants in the Executive Severance Plan, which was approved by the Compensation Committee after a review of market practices and consultation with its independent compensation consultant and AES human resources professionals. The Executive Severance Plan provides for limited cash payments and benefits in clearly defined qualifying termination circumstances. For our senior executives, other than the CEO, cash severance in the event of a qualifying termination is capped at one times base salary and target bonus, or two times such amount in the event the qualifying termination occurs within two years of a change-in-control. In the case of the CEO, these multipliers are two and three, respectively. The Executive Severance Plan does not include excise tax gross-ups, consulting fees, additional equity grants or special retirement provisions.

The proposal discourages the use of at-risk, long-term equity incentive awards, which are tied to maximizing long-term Stockholder value and delivering significant performance results.

We believe long-term performance is the most important measure of our success, as we manage AES’ operations and business for the long-term benefit of our Stockholders. Equity incentives in the form of performance cash units, performance stock units, and restricted stock units support the achievement of AES’ business strategies and goals, align financial rewards with the economic interests of our Stockholders, facilitate significant AES stock ownership by our executives, and promote retention of leadership talent that is critical to our success. These awards are a fundamental element of our compensation programs and are granted to and accepted by employees with the expectation that they will be given a fair opportunity to realize the full value of these awards if AES performs well against its strategic goals.

The proposal would potentially require Stockholder approval for certain employees and executives to realize the full value of their equity awards upon a qualifying termination related to a change-in-control. The Board believes that this would discourage the use of long-term equity incentive awards and, accordingly, directly conflict with the objectives of our executive compensation programs—namely, the alignment of Stockholder and employee interests.

The proposal could place AES at a competitive disadvantage by limiting our ability to attract and retain highly qualified and effective employees.

We operate a global enterprise in a highly challenging business environment and compete for talented employees with some of the world’s largest companies. Our global recognition and reputation for excellence make our people attractive targets for other companies, and our key employees are aggressively recruited. To prevent loss of our talent at all levels of the organization, we seek to provide an overall compensation program that is competitive with all types of companies and continues to attract and retain outstanding people to run our business. Each element of compensation is intended to fulfill this important obligation.

AES relies on equity awards and carefully designed severance programs to motivate and retain our employees. We believe that these awards and programs are necessary to remain competitive in attracting and retaining highly qualified individuals upon whom, in large measure, our future growth and success depend. The proposal could have an adverse effect on AES’ ability to attract and retain key talent because a significant portion of an employee’s compensation may be contingent on Stockholder approval and remain uncertain until a Stockholder vote could be held.

The proposal would create expensive and impractical obstacles by requiring AES to call a special meeting of Stockholders in order to negotiate a severance agreement.

The benefits covered by the 2.99 Limit in the proposal include not only cash severance but also the value of prior equity awards that are accelerated upon a severance event. It is market practice and invariably the case, particularly with regard
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to highly sought-after employees, that employment agreements or other severance arrangements provide for at least partial vesting of equity awards upon certain types of severance events, which we have limited to three narrow circumstances (double trigger change-in-control scenarios, death, and disability). An arrangement that provides for accelerated vesting of stock awards upon severance, even if permitted only on a partial, pro rata basis, would have a higher probability of exceeding the 2.99 Limit. In such cases, the Company would be required to call a special meeting of Stockholders to obtain prior approval of a severance arrangement, which would be expensive and impractical, and could severely disadvantage AES’ ability to recruit qualified employees, especially given the potential breadth of “senior manager” employees the proposal appears to cover. Avoiding Stockholder approval by entering into severance arrangements for amounts less than the 2.99 Limit would not offer a practical solution to this obstacle given the market practice that employment agreements or other severance arrangements provide for at least partial vesting of equity awards upon certain types of severance events. Top candidates, when informed that the terms of their compensation arrangements first require Stockholder approval, would likely be unwilling to wait for such approval and may instead seek employment elsewhere, including at one of AES’ competitors that do not have similar restrictions on their ability to offer severance benefits. We believe that Stockholder interests are best served by voting against the proposal so that we can continue to grant equity-based pay with multi-year vesting requirements and remain competitive in attracting and retaining highly qualified employees.

Conclusion

In summary, the Board believes that AES’ current compensation and severance policies and practices are appropriate and effective at aligning the interests of our employees with those of our Stockholders, and provide reasonable and appropriate limits on post-termination compensation. Our compensation programs provide us with the ability to effectively attract, retain, and motivate talented employees. Adoption of this proposal could undermine the objectives of our programs and would not be in the best interests of our Stockholders.

The Board Recommends a Vote AGAINST This Stockholder Proposal

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IMPORTANT INFORMATION ABOUT AES’ VIRTUAL ANNUAL MEETING

AES’ Annual Meeting will be conducted online only, via a live webcast. If you were a holder of record on the close of business on March 1, 2023, you are entitled to participate in the Annual Meeting on April 20, 2023. Below are answers to some frequently asked questions about the virtual annual meeting format.

Why did the Board decide to adopt a virtual format for the Annual Meeting?
The Board decided again to hold a virtual Annual Meeting this year to facilitate and increase Stockholder attendance and participation by providing equal meeting access to all of our Stockholders - not just those Stockholders who have the resources to travel to an in-person meeting. In prior years, we have had limited attendance at our in-person annual meetings. With a virtual format, Stockholders are able to participate in the Annual Meeting from any location in the world and our Stockholders who do not have an internet connection or computer access are able to listen to the Annual Meeting through a toll-free telephone number. We believe this virtual format better serves the needs of our diverse and global Stockholder base. A virtual meeting also provides an additional opportunity for Stockholders to communicate with the Board by submitting questions before and during the meeting through the virtual meeting portal as described below, and it eliminates many of the costs associated with hosting a physical meeting, which will benefit both our Stockholders and AES.
How can I attend and participate in the Annual Meeting?
To participate, visit meetnow.global/MLQGQLZ and login with the control number included in your proxy materials. If you hold your shares through an intermediary, such as a bank or broker, you must register in advance using the instructions below.
How do I register to attend the Annual Meeting?
If you are a registered Stockholder (i.e., you hold your shares through our transfer agent, Computershare), you do not need to register to attend the Annual Meeting. Please follow the instructions on the Notice.

If you hold your shares through an intermediary, such as a bank or broker, you must register in advance to attend the Annual Meeting.

To register to attend the Annual Meeting you must submit proof of your proxy power (legal proxy) reflecting your AES holdings along with your name and email address to Computershare. Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 p.m. EDT, on April 18, 2023. You will receive a confirmation of your registration by email after Computershare receives your registration materials.

Requests for registration should be directed to Computershare:

By email:     Forward the email from your broker, or attach an image of your legal proxy, to legalproxy@computershare.com

By mail:     Computershare
        AES Legal Proxy
        P.O. Box 43001
        Providence, RI 02940-3001
When can I join the virtual Annual Meeting?
You may log into the Annual Meeting platform beginning at 9:15 a.m. EDT on April 20, 2023. The Annual Meeting will begin promptly at 9:30 a.m. EDT. We encourage you to access the Annual Meeting prior to the start time.

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How can I ask questions and vote?
We encourage you to submit your questions and vote in advance of the Annual Meeting by visiting meetnow.global/MLQGQLZ. If you wish to submit a question before or during the Annual Meeting, then beginning at 8:00 a.m. EDT on April 17, 2023 you may log in to meetnow.global/MLQGQLZ with your control number. Once past the login screen, click on the “Q & A” icon at the top right of the screen to submit your question. Stockholders may also vote during the Annual Meeting by visiting meetnow.global/MLQGQLZ and selecting the “Vote” icon located in the top right of the page. Questions pertinent to Annual Meeting matters will be answered during the meeting, subject to time constraints. Answers to any questions posed that cannot be answered during the Annual Meeting due to time constraints will be posted on our website as described below.
What if I lose my control number?
You will be able to log in as a guest. To view the Annual Meeting webcast, visit meetnow.global/MLQGQLZ and register as a guest. However, if you log in as a guest, you will not be able to vote your shares or submit questions during the Annual Meeting.
What if I don’t have internet access?
Please call (USA & Canada - Toll-Free) (800) 715-9871 and use the Conference ID 8286125 to listen to the Annual Meeting via telephone. If you participate via telephone, you will not be able to vote your shares or ask questions during the Annual Meeting.
What if I have technical or logistical difficulties?
We will have technicians ready to assist you with any technical difficulties you may have accessing the Annual Meeting. If you encounter any difficulties accessing the Annual Meeting during the check-in or meeting time, please call (888) 724-2416 or (781) 575-2748 for assistance. Technical support will be available starting at 8:30 a.m. EDT on April 20, 2023.
Where can I find additional information?
Additional information regarding the ability of Stockholders to ask questions during the Annual Meeting, related rules of conduct, and procedures for posting appropriate questions received during the Annual Meeting will be available at meetnow.global/MLQGQLZ two weeks prior to the Annual Meeting. Similarly, matters addressing technical and logistical issues, including accessing the Annual Meeting’s virtual meeting platform, will be available on our investor relations page one week prior to the Annual Meeting at https://www.aes.com/investors/. In addition, the list of our Stockholders of record will be available during the Annual meeting at meetnow.global/MLQGQLZ.
What if I have additional questions?
You may contact AES Investor Relations at inquires@aes.com or call (703) 682-6491.

Our Commitment to Transparency
If there are questions pertinent to Annual Meeting matters that cannot be answered during the Annual Meeting, management will post answers to such questions on the Investor Relations page of the Company’s website (https://www.aes.com/investors). The questions and answers and a replay of the Annual Meeting will be available as soon as practicable after the Annual Meeting and will remain available for two weeks after posting.

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QUESTIONS AND ANSWERS REGARDING THE PROXY STATEMENT AND ANNUAL MEETING
What is the record date?
The record date for the Annual Meeting is March 1, 2023. The record date has been established by the Board as permitted by Delaware law. Owners of record of our common stock at the close of business on the record date are entitled to receive notice of the Annual Meeting. Such owners of record are also entitled to vote at the Annual Meeting and any adjournments or postponements of the Annual Meeting. Each share of common stock is entitled to one vote.
How does a Stockholder submit a vote on a proposal?
A Stockholder may vote via the internet prior to or during the Annual Meeting. A Stockholder may also vote by telephone or by marking, signing, dating and returning a Proxy Card to Computershare PO Box 43101, Providence, RI 02940-3101. Instructions on how to vote by phone or via the internet are set forth in the Notice or Proxy Card. If a Stockholder owns shares through a broker or other intermediary, voting instructions will be set forth in the voting instruction card provided by your broker or other intermediary.
What are the approval requirements?
If a proxy is properly executed, the shares it represents will be voted at the Annual Meeting in accordance with the instructions noted on the proxy. If no instructions are specified in the proxy with respect to the matters to be acted upon, the shares represented by the proxy will be voted in accordance with the recommendations of the Board. The recommendations of the Board regarding the matters to be acted upon at the Annual Meeting are set forth in this proxy Statement. Each share of common stock is entitled to one vote on each proposal contained herein. Generally, except as otherwise provided by law, rule, AES’ Charter or our By-Laws, the affirmative vote of a majority of the shares of common stock present in person (including virtually) or represented by proxy at the Annual Meeting and entitled to vote on the matter is required for approval of each proposal. In the case of the election of Directors, each director is elected by a majority of votes cast (i.e., the number of votes cast for a nominee’s election must exceed the number of votes cast against such nominee’s election). In the case of the approval, on an advisory basis, of the frequency of future advisory votes on the Company’s executive compensation, the Board expects to be guided by the voting option that receives the greatest number of votes, even if that alternative does not receive a majority vote.

In tabulating the voting results for any particular proposal, abstentions have the same effect as votes against the matter (except in the case of director elections in which abstentions have no effect). If you hold shares beneficially in street name and do not provide your broker with voting instructions, your shares may be treated as “broker non-votes.” Generally, broker non-votes occur when a broker is not permitted to vote on a particular matter without instructions from the beneficial owner and instructions have not been given. Brokers that have not received voting instructions from their clients cannot vote on their clients’ behalf on “non-routine” proposals, such as the election of Directors, the approval, on an advisory basis, of the Company’s executive compensation, the approval, on an advisory basis, of the frequency of future advisory votes on the Company’s executive compensation, and the stockholder proposal. However, brokers may vote their clients’ shares on “routine” proposals such as the proposal to ratify the appointment of EY as the independent auditor of the Company for fiscal year 2023. In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote on that proposal.
What constitutes a quorum?
For business to be conducted at the Annual Meeting, a quorum must be present or represented by proxy. Under our By-Laws, the presence, in person (including virtually) or represented by proxy, of a majority of the issued and outstanding shares of our Common Stock entitled to vote at the Annual Meeting will constitute a quorum, except as otherwise provided by statute or by the Charter. The number of outstanding shares of common stock entitled to vote at the Annual Meeting is determined as of the record date. Abstentions and broker non-votes will be counted in determining whether a quorum is present for the Annual Meeting.
May a Stockholder change or revoke a vote?
Stockholders are entitled to revoke their Proxies at any time before their shares are voted at the Annual Meeting. To revoke a proxy, a Stockholder must file a written notice of revocation with the Company, deliver a duly executed proxy bearing a later date than the original submitted proxy, submit voting instructions again by telephone or via the internet, or participate in the Annual Meeting and vote online during the Annual Meeting. If you hold shares in street name, you must contact your broker, bank or other nominee to change your vote or obtain a proxy to vote your shares during the meeting.
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Are voting records confidential?
We require vote tabulators and the Inspector of the Election to execute agreements to maintain the confidentiality of voting records. Voting records will remain confidential, except as necessary to meet legal requirements and in other limited circumstances such as proxy contests.
How does the Company solicit proxies?
The Company will solicit Proxies by mail, telephone, or other means of communication. We will bear the cost of the solicitation of Proxies. The Company has retained Computershare Trust Co., N.A. and Georgeson Inc. to assist in soliciting Proxies from Stockholders and we will pay a collective fee estimated at $16,000, plus expenses, for such services. In addition, solicitation may be made by our Directors, Officers, and other employees. We reimburse brokerage firms, custodians, nominees, and fiduciaries in accordance with the rules of the Financial Industry Regulatory Authority for reasonable expenses incurred by them in forwarding materials to the beneficial owners of our Common Stock.
How may a Stockholder submit future Stockholder proposals?
SEC rules permit Stockholders to submit proposals for inclusion in the Company’s proxy statement if the Stockholder and proposal meet the requirements specified in Rule 14a-8 of the Exchange Act.
•Where to send Stockholder proposals. A Stockholder proposal intended to be considered for inclusion in the Company’s proxy materials for the 2024 Annual Meeting of Stockholders (the “2024 Annual Meeting”) must comply with the requirements of Rule 14a-8 of the Exchange Act and be submitted in writing by notice delivered to the Office of the Corporate Secretary, located at The AES Corporation, 4300 Wilson Boulevard, Arlington, Virginia 22203.
•Deadline for Stockholder proposals. Stockholder proposals submitted pursuant to Rule 14a-8 must be received at our principal executive offices at least 120 days before the anniversary of the release of the prior year’s proxy material (i.e., by November 4, 2023), unless the date of our 2024 Annual Meeting is changed by more than 30 days from April 20, 2024 (the one-year anniversary date of the Annual Meeting), in which case the proposal must be received a reasonable time before we begin to print and mail our proxy materials.
•Information to include in Stockholder proposals. Stockholder proposals must conform to and set forth the specific information required by Rule 14a-8 of the Exchange Act.
Our By-Laws establish certain requirements for proposals a Stockholder wishes to present at the 2024 Annual Meeting other than pursuant to Rule 14a-8. If the proposal is not being submitted pursuant to Rule 14a-8, the proposal must be written and delivered to the Office of the Corporate Secretary at the address set forth above by the close of business not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting (no later than January 21, 2024 and no earlier than December 22, 2023 for the 2024 Annual Meeting); provided, however, that in the event that the date of the 2023 Annual Meeting is more than 30 days before or more than 60 days after the one-year anniversary date of the 2023 Annual Meeting, or if no such meeting was held, notice by the Stockholder, to be timely, must be delivered at the address set forth above not earlier than the close of business on the 120th day prior to the 2024 Annual Meeting and not later than the close of business on the later of the 90th day prior to the 2024 Annual Meeting, or the 10th day following the day on which public announcement (as defined in Section 2.15(D) of the By-Laws) of the date of such annual meeting is first made by the Company. In no event shall adjournment, recess or postponement of an annual meeting commence a new time period (or extend any time period) for the giving of a Stockholder’s notice as described above. As described in Sections 2.15(B) and 2.16 of our By-Laws, the notice must contain certain information, including, without limitation, a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and, in the event that such business includes a proposal to amend the By-Laws, the language of the proposed amendment) and the reasons for conducting such business at the meeting.
How may a Stockholder nominate a Director?

Our By-Laws set forth the procedures for Stockholder nominations of Directors.
•Stockholder nomination of Directors. As described in Section 9.01 of our By-Laws, nominations of persons eligible for election to the Board may be made at any annual meeting of Stockholders or at any special meeting of Stockholders called for the purpose of electing Directors by any Stockholder of record at the time of giving of the
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notice and who at the time of the meeting is entitled to vote at such meeting, and who provides the required notice in accordance with Section 9.01(C) of our By-Laws.
•Timing for notice (other than proxy access procedures). The written notice required with respect to any nomination (including the completed and signed questionnaire, representation and agreement discussed below) must be given, either by personal delivery or by United States mail, postage prepaid, to the Office of the Corporate Secretary at the address set forth above (a) with respect to an election to be held at an annual meeting of Stockholders, generally not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting (as described above) and (b) with respect to an election to be held at a special meeting of Stockholders for the election of Directors (other than a Stockholder Requested Special Meeting, as such term is defined in the By-Laws), the close of business (as defined in the By-Laws) on the seventh day following the earlier of (i) the date on which notice of such meeting is first given to Stockholders and (ii) the date on which a public announcement (as defined in Section 2.15(D) of the Company’s By-Laws) of such meeting is first made. In no event shall an adjournment, recess or postponement of an annual meeting or special meeting commence a new time period (or extend any time period) for the giving of a Stockholder’s notice.
How may a Stockholders submit a Director nominee to be included in the Company’s Proxy Statement and Form of Proxy (Proxy Access)?

The Company will include in its proxy statement and on its form of proxy the name of a Director nominee submitted pursuant to Section 9.02 of the By-Laws by an “Eligible Stockholder” who provides the information and satisfies the other provisions of the Company’s proxy access By-Laws. To qualify as an “Eligible Stockholder,” a Stockholder or a group of no more than 20 Stockholders must have continuously owned, for at least three years as of the date of the Stockholder Notice (as defined in the By-Laws), at least three percent (3%) of the outstanding shares of the Company entitled to vote in the election of directors as of the date of the Stockholder Notice (the “Required Shares”) and thereafter continue to own the Required Shares through such annual meeting.

•Deadline for notice. The Stockholder notice must be delivered to the Office of the Corporate Secretary not later than the close of business on the 120th day, nor earlier than the close of business on the 150th day, prior to the first anniversary of the preceding year’s annual meeting (no earlier than November 22, 2023 and no later than December 22, 2023 for the 2024 Annual Meeting). In the event the annual meeting is more than 30 days before or after such anniversary date, or if no annual meeting was held in the preceding year, the Stockholder Notice must be so delivered not earlier than the close of business on the 150th day prior to such annual meeting and not later than the close of business on the later of the 120th day prior to such annual meeting, or the 10th day following the day on which public announcement of the date of such meeting is first made by the Company. In no event shall an adjournment or recess of an annual meeting, or a postponement of an annual meeting for which notice has been given or with respect to which there has been a public announcement of the date of the meeting, commence a new time period (or extend any time period) for the giving of the Stockholder notice as described above.
•Other conditions. The ability to include proxy access nominees in the Company’s proxy materials is subject to a number of other requirements, conditions and limitations that are set forth in the By-Laws.
The chairperson of the annual meeting may refuse to acknowledge the introduction of any Stockholder proposal or Director nomination not made in compliance with the foregoing procedures.

How may a Stockholder comply with the universal proxy rules for director nominations?

In addition to satisfying the requirements under the By-Laws, to comply with the universal proxy rules, Stockholders who intend to solicit proxies in support of director nominees other than AES’ nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act, (including a statement that such Stockholder intends to solicit the holders of shares representing at least 67% of the voting power of the Company’s shares entitled to vote on the election of Directors in support of director nominees other than AES’ nominees), which notice must be postmarked or transmitted electronically to AES at its principal executive offices no later than 60 calendar days prior to the anniversary date of the Annual Meeting (for the 2024 Annual Meeting, no later than February 18, 2024). However, if the date of the 2023 Annual Meeting is changed by more than 30 calendar days from such anniversary date, then notice must be provided by the later of 60 calendar days prior to the date of the 2024 Annual Meeting or the 10th calendar day following the day on which public announcement of the date of the 2024 Annual Meeting is first made.
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What is Householding?

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more Stockholders sharing the same address by delivering a single copy of proxy materials addressed to those Stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for Stockholders and cost savings for companies. AES and some brokers household proxy materials, delivering a single Proxy Statement, Annual Report and Notice to multiple Stockholders sharing an address unless contrary instructions have been received from the affected Stockholders. Once Stockholders have received notice from their broker or us that materials will be sent in the householding manner to the Stockholder’s address, householding will continue until we or the broker are otherwise notified or until the Stockholder revokes such consent. If, at any time, such Stockholders no longer wish to participate in householding and would prefer to receive a separate Proxy Statement, they should notify their broker if shares are held in a brokerage account or us if holding registered shares as provided in the next paragraph.

Any beneficial owner who has received a single copy of the Proxy Statement, AES Form 10-K or Notice at a shared address can request to receive a separate copy of the Proxy Statement, AES Form 10-K or Notice for the Annual Meeting by written or oral request and we will promptly deliver a separate copy in the format requested. To receive separate copies of those materials for this or for future meetings, please request by telephone, internet, mail or e-mail by following the instructions below. Please note you must include your 15-digit control number when requesting a copy of the materials. To facilitate timely delivery, all requests for a paper copy of the materials must be received by April 7, 2022.

•Internet - Go to www.envisionreports.com/aes. Click “Cast Your Vote or Request Materials.”
•Phone - Call Computershare at (866) 641-4276.
•Mail - Address a written request to the Office of the Corporate Secretary, The AES Corporation, 4300 Wilson Boulevard, Arlington, Virginia 22203.
•Email - Send an email to investorvote@computershare.com with “Proxy Materials The AES Corporation” in the subject line. Include your full name and address, plus your 15-digit control number, and state that you want a paper copy of the Annual Meeting materials.

If you are receiving more than one copy of this Proxy Statement, the AES Form 10-K or the Notice at a single address and would like to participate in householding in the future, please contact us using one of the methods noted above.
How can I receive an additional copy of the Annual Report on Form 10-K?
Any Stockholder who desires an additional copy of the AES Form 10-K (including the financial statements and financial schedules) filed on February 27, 2023 with the SEC may obtain a copy (excluding Exhibits) without charge by addressing a written request to the Office of the Corporate Secretary, The AES Corporation, 4300 Wilson Boulevard, Arlington, Virginia 22203. Exhibits also may be requested, but a charge equal to the reproduction cost thereof will be made. Stockholders may also obtain a copy of the AES Form 10-K by visiting the Company’s website at https://www.aes.com.

Appendix A: Non-GAAP Measures

In this CD&A, we reference certain Non-GAAP measures, including Adjusted EPS and Parent Free Cash Flow, which are reconciled to the nearest GAAP measures in the following tables.

We define Adjusted EPS as diluted earnings per share from continuing operations excluding gains or losses of both consolidated entities and entities accounted for under the equity method due to (a) unrealized gains or losses related to derivative transactions and equity securities; (b) unrealized foreign currency gains or losses; (c) gains, losses, benefits and costs associated with dispositions and acquisitions of business interests, including early plant closures, the tax impact from the repatriation of sales proceeds, and gains and losses recognized at commencement of sales-type leases; (d) losses due to impairments; (e) gains, losses and costs due to the early retirement of debt; (f) net gains at Angamos, one of our businesses in the South America SBU, associated with the early contract terminations with Minera Escondida and Minera Spence; and (g) tax benefit or expense related to the enactment effects of 2017 U.S. tax law reform and related regulations and any subsequent period adjustments related to enactment effects, including the 2021 tax benefit on reversal of uncertain tax positions effectively settled upon the closure of the Company's U.S. tax return exam.

The GAAP measure most comparable to Adjusted EPS is diluted earnings per share from continuing operations. We believe that Adjusted EPS better reflects the underlying business performance of the Company and is considered in
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the Company's internal evaluation of financial performance. Factors in this determination include the variability due to unrealized gains or losses related to derivative transactions or equity securities remeasurement, unrealized foreign currency gains or losses, losses due to impairments, strategic decisions to dispose of or acquire business interests or retire debt, the one-time impact of the 2017 U.S. tax law reform and subsequent period adjustments related to enactment effects, and the non-recurring nature of the impact of the early contract terminations at Angamos, which affect results in a given period or periods. Adjusted EPS should not be construed as an alternative to diluted earnings per share from continuing operations, which is determined in accordance with GAAP.

The Company reported a loss from continuing operations of $0.82 for the year ended December 31, 2022 . For purposes of measuring diluted loss per share under GAAP, common stock equivalents were excluded from weighted average shares as their inclusion would be anti-dilutive. However, for purposes of computing Adjusted EPS, the Company has included the impact of dilutive common stock equivalents. The table below reconciles the weighted average shares used in GAAP diluted loss per share to the weighted average shares used in calculating the non-GAAP measure of Adjusted EPS.

Reconciliation of Adjusted EPS

Year Ended Dec. 31, 2022
Diluted Earnings (Loss) Per Share From Continuing Operations	($0.82)

Effect of dilutive securities	$0.05

Non-GAAP diluted earnings (loss) per share from continuing operations	$(0.77)
Unrealized derivative and equity security losses [1]	$0.18
Unrealized foreign currency losses [2]	$0.07
Disposition/ acquisition losses (gains) [3]	$0.06
Impairment losses [4]	$2.33
Loss on extinguishment of debt [5]	$0.05
Less: Net income tax benefit [6]	($0.25)
Adjusted EPS	$1.67

1 Amount primarily relates to unrealized losses on power swaps at Southland Energy of $109 million, or $0.15 per share.
2 Amount primarily relates to unrealized foreign currency losses in Argentina of $39 million, or $0.05 per share, mainly associated with the devaluation of long-term receivables denominated in Argentine pesos.
3 Amount primarily relates to costs on disposition of AES Gilbert, including the recognition of an allowance on the sales-type lease receivable, of $13 million, or $0.02 per share, and a day-one loss recognized at commencement of a sales-type lease at AES Waikoloa Solar of $5 million, or $0.01 per share.
4 Amount primarily relates to goodwill impairments at AES Andes of $644 million, or $0.91 per share, and at AES El Salvador of $133 million, or $0.19 per share, other-than-temporary impairment at sPower of $175 million, or $0.25, as well as long-lived asset impairments at Maritza of $468 million, or $0.66 per share, at TEG TEP of $191 million, or $0.27 per share, and at Jordan of $28 million, or $0.04 per share.
5 Amount primarily relates to losses on early retirement of debt due to refinancing at AES Renewable Holdings of $12 million, or $0.02 per share, at AES Clean Energy of $5 million, or $0.01 per share, at Mong Duong of $4 million, or $0.01 per share, and at TEG TEP of $4 million, or $0.01 per share.
6 Amount primarily relates to the income tax benefits associated with the impairment at Maritza of $48 million, or $0.07 per share, the income tax benefits associated with the other-than-temporary impairment at sPower of $39 million, or $0.06 per share, the income tax benefits associated with the impairment at TEG TEP of $34 million, or $0.05, and the income tax benefits associated with the unrealized losses on power swaps at Southland Energy of $24 million, or $0.03 per share.

2023 Proxy Statement | 86

Reconciliation of Parent Free Cash Flow1

$ in Millions	Year Ended Dec. 31, 2022	Three Years 2020 - 2022
Net Cash Provided by Operating Activities at the Parent Company [2]	$434	$1,438
Subsidiary Distributions to QHCs Excluded from Schedule 1 [3]	$257	$502
Subsidiary Distributions Classified in Investing Activities [4]	$366	$894
Parent-Funded SBU Overheard and Other Expenses Classified in Investing Activities [5]	($149)	($303)
Other	($2)	($9)
Parent Free Cash Flow[1]	$906	$2,522
1 Parent Free Cash Flow (a non-GAAP financial measure that was used as a performance metric for both the 2022 Performance Incentive Plan awards and the 2020 Performance Stock Unit awards) should not be construed as an alternative to Consolidated Net Cash Provided by Operating Activities, which is determined in accordance with U.S. GAAP. Parent Free Cash Flow is the primary, recurring source of cash that is available for use by the Parent Company. Parent Free Cash Flow is equal to Subsidiary Distributions less cash used for interest costs, development, general and administrative activities, and tax payments by the Parent Company. Management uses Parent Free Cash Flow to determine the cash available to pay dividends, repay recourse debt, make equity investments, fund share buybacks, pay Parent Company hedging costs and make foreign exchange settlements. We believe that Parent Free Cash Flow is useful to investors because it better reflects the Parent Company’s cash available to make growth investments, pay shareholder dividends, and make principal payments on recourse debt. Factors in this determination include availability of subsidiary distributions to the Parent Company and the Company’s investment plan.
2 Refer to Net Cash Provided by Operating Activities at the Parent Company as reported at Part IV—Item 15—Schedule 1 - Condensed Financial Information of Registrant included in the Company’s most recent filed 10-K with the SEC.
3Subsidiary distributions received by Qualified Holding Companies ("QHCs") excluded from Schedule 1. Subsidiary Distributions should not be construed as an alternative to Consolidated Net Cash Provided by Operating Activities, which is determined in accordance with US GAAP. Subsidiary Distributions are important to the Parent Company because the Parent Company is a holding company that does not derive any significant direct revenues from its own activities but instead relies on its subsidiaries’ business activities and the resultant distributions to fund the debt service, investment and other cash needs of the holding company. The reconciliation of the difference between the Subsidiary Distributions and Consolidated Net Cash Provided by Operating Activities consists of cash generated from operating activities that is retained at the subsidiaries for a variety of reasons which are both discretionary and non-discretionary in nature. These factors include, but are not limited to, retention of cash to fund capital expenditures at the subsidiary, cash retention associated with non-recourse debt covenant restrictions and related debt service requirements at the subsidiaries, retention of cash related to sufficiency of local GAAP statutory retained earnings at the subsidiaries, retention of cash for working capital needs at the subsidiaries, and other similar timing differences between when the cash is generated at the subsidiaries and when it reaches the Parent Company and related holding companies.
4Subsidiary distributions that originated from the results of operations of an underlying investee but were classified as investing activities when received by the relevant holding company included in Schedule 1.
5Net cash payments for parent-funded SBU overhead, business development, taxes, transaction costs, and capitalized interest that are classified as investing activities or excluded from Schedule 1.
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aes VOTE

Your vote matters – here's how to vote!

You may vote online or by phone instead of mailing this card.

Online
Go to **www.envisionreports.com/aes** or scan the QR code — login details are located in the shaded bar below.

Phone
Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada

Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/aes

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. [X]

2023 Annual Meeting Proxy Card

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR each Nominee listed in Proposal 1, FOR Proposals 2 and 4, and for ONE YEAR on Proposal 3.

1. Election of Directors:

Nominee	For	Against	Abstain	Nominee	For	Against	Abstain	Nominee	For	Against	Abstain
01 - Janet G. Davidson	☐	☐	☐	02 - Andrés R. Gluski	☐	☐	☐	03 - Tarun Khanna	☐	☐	☐
04 - Holly K. Koeppel	☐	☐	☐	05 - Julia M. Laulis	☐	☐	☐	06 - Alain Monié	☐	☐	☐
07 - John B. Morse, Jr.	☐	☐	☐	08 - Moisés Naim	☐	☐	☐	09 - Teresa M. Sebastian	☐	☐	☐
10 - Maura Shaughnessy	☐	☐	☐								

	For	Against	Abstain
2. Approval, on an advisory basis, of the Company's executive compensation.	☐	☐	☐

	One Year	Two Years	Three Years	Abstain
3. Approval, on an advisory basis, of the frequency of future advisory votes on the Company's executive compensation.	☐	☐	☐	☐

The Board of Directors recommends a vote AGAINST Proposal 5.

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign this proxy exactly as your name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

1 U P X

03RA1D

The 2023 Annual Meeting of Stockholders of the AES Corporation will be held on Thursday, April 20, 2023 at 9:30 AM EDT virtually via the Internet at meetnow.global/MLQGQLZ.

To access the virtual meeting, you must have the information that is printed in the shaded bar located on the reverse side of this form.

Small steps make an impact.
Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/aes

▼ **IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.** ▼

Proxy — THE AES CORPORATION

Proxy Solicited on Behalf of the Board of Directors of The AES Corporation for the Annual Meeting to be held on April 20, 2023

The undersigned hereby appoints Andrés R. Gluski and Paul L. Freedman, or either of them, and any substitute or substitutes, to be the attorneys and Proxies of the undersigned, with full power of substitution, at the Annual Meeting of Stockholders of The AES Corporation ("AES") to be held at 9:30 a.m. EDT on Thursday, April 20, 2023 virtually via live broadcast as indicated above, or at any adjournment or postponement thereof, and to vote at such meeting the shares of Common Stock of AES the undersigned is entitled to vote, including with all the powers which the undersigned would possess if personally present at the meeting, and at any adjournment or postponement thereof, relating to the following proposals: the election of directors (Proposal 1), the approval, on an advisory basis, of the Company's executive compensation (Proposal 2), the approval, on an advisory basis, of the frequency of future advisory votes on the Company's executive compensation (Proposal 3), the ratification of the appointment of Ernst & Young LLP as the independent auditor of the Company for fiscal year 2023 (Proposal 4), and if properly presented, to vote on a non-binding Stockholder proposal to subject termination pay to Stockholder approval (Proposal 5).

This Proxy when properly executed will be voted in the manner directed herein. If no direction is made, this Proxy will be voted FOR each Nominee listed in Proposal 1, FOR Proposals 2 and 4, and for ONE YEAR on Proposal 3, and AGAINST Proposal 5. The Proxies are authorized, in accordance with their judgment, to vote upon such other matters as may properly come before the meeting and any postponement or adjournment thereof.

You are encouraged to specify your choices by marking the appropriate boxes on the REVERSE SIDE of this Proxy Card but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. The Proxies cannot vote your shares unless you sign and return this card, or vote by telephone or the Internet.

PLEASE VOTE, DATE AND SIGN THIS PROXY ON THE REVERSE SIDE OF THIS PROXY CARD AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. Your vote is important. Please vote immediately.

C Non-Voting Items

Change of Address — Please print new address below.

Comments — Please print your comments below.